As filed with the Securities and Exchange Commission on December 22, 2025

Registration No. 333-292122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6021	23-2195389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Penn Square

P. O. Box 4887

Lancaster, Pennsylvania 17604

(717) 291-2411

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Natasha R. Luddington

Senior Executive Vice President, Chief Legal Officer & Corporate Secretary

Fulton Financial Corporation

One Penn Square

P. O. Box 4887

Lancaster, Pennsylvania 17604

Telephone: (717) 291-2411

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shawn M. Turner Jeffrey D. Haas Mary Ellen Stanley Holland & Knight LLP 800 17th Street N.W., Suite 1100 Washington, DC 20006 (202) 955-3000	John J. Gorman Marc P. Levy Luse Gorman, PC 5335 Wisconsin Ave, NW Suite 780 Washington, DC 20015 Telephone: (202) 274-2000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion and may be changed. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION - DATED DECEMBER 22, 2025

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Blue Foundry Bancorp:

On behalf of the board of directors of Blue Foundry Bancorp (“Blue Foundry”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed acquisition by Fulton Financial Corporation (“Fulton”) of Blue Foundry. We are requesting that you take certain actions as a holder of Blue Foundry common stock (a “Blue Foundry stockholder”).

On November 24, 2025, Fulton and Blue Foundry entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which Fulton will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Blue Foundry in an all-stock transaction.

Under the merger agreement, Blue Foundry will merge with and into Fulton, with Fulton as the surviving corporation in the merger (the “merger”). Following the merger, Blue Foundry Bank, a New Jersey-chartered stock savings bank and a wholly owned subsidiary of Blue Foundry, will merge with and into Fulton Bank, N.A., a national banking association and a wholly owned subsidiary of Fulton (“Fulton Bank”), with Fulton Bank as the surviving bank (the “bank merger”).

At the effective time of the merger (the “effective time”), each share of common stock, $0.01 par value per share, of Blue Foundry (“Blue Foundry common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.650 of a share (the “exchange ratio”) of common stock, par value $2.50 per share, of Fulton (“Fulton common stock”) and cash in lieu of fractional shares.

Based on the closing price of Fulton common stock on the Nasdaq Stock Market, LLC (“Nasdaq”) on November 21, 2025, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $11.67 in value for each share of Blue Foundry common stock, representing merger consideration of approximately $243 million on an aggregate basis. Based on the closing price of Fulton common stock on Nasdaq on December 19, 2025, the last practicable trading day before the date of the accompanying proxy statement/prospectus, of $20.19, the exchange ratio represented approximately $13.12 in value for each share of Blue Foundry common stock.

The value of Fulton common stock at the time of the completion of the merger could be greater than, less than or the same as the value of Fulton common stock on the date of the accompanying proxy statement/prospectus. We urge you to obtain current market quotations for Fulton (Nasdaq trading symbol “FULT”) and Blue Foundry (Nasdaq trading symbol “BLFY”).

We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. Accordingly, Blue Foundry stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Blue Foundry common stock for Fulton common stock in the merger, except with respect to any cash received by Blue Foundry stockholders in lieu of fractional shares of Fulton common stock.

Based on the number of shares of Blue Foundry common stock outstanding as of December 19, 2025, Fulton expects to issue to Blue Foundry stockholders approximately 13.5 million shares of Fulton common stock in the aggregate in the merger.

Blue Foundry will hold a special meeting of its stockholders (the “Blue Foundry special meeting”) in connection with the merger. At the Blue Foundry special meeting, in addition to other business, Blue Foundry will ask its stockholders to consider and vote upon the merger and the other transactions contemplated by the merger agreement. Information about the Blue Foundry special meeting and the merger is contained in the accompanying proxy statement/prospectus. You are urged to read this document carefully and in its entirety.

The Blue Foundry special meeting will be held via live webcast only on January 29, 2026, at 11:00 a.m., Eastern Time.

The Blue Foundry board of directors unanimously recommends that Blue Foundry stockholders vote “FOR” each of the proposals to be considered at the Blue Foundry special meeting.

The accompanying document, which serves as a proxy statement for the Blue Foundry special meeting and as a prospectus for the shares of Fulton common stock to be issued in the merger to Blue Foundry stockholders, provides you with detailed information about the merger agreement and the merger. It also contains or references information about Fulton and Blue Foundry and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Fulton and Blue Foundry from documents that have been filed with the Securities and Exchange Commission that are incorporated into the accompanying proxy statement/prospectus by reference.

If you have any questions regarding the merger or the accompanying proxy statement/prospectus, please call Elyse D. Beidner, Executive Vice President, Chief Legal Officer and Corporate Secretary for Blue Foundry at (201) 939-5000; or Georgeson at (866) 441-6116.

On behalf of Blue Foundry, thank you for your prompt attention to this important matter,

Sincerely,

Name: James D. Nesci

Title: President and Chief Executive Officer

Blue Foundry Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Fulton or Blue Foundry, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying proxy statement/prospectus is dated December 23, 2025, and it is first being mailed or otherwise delivered to Blue Foundry stockholders on or about December 30, 2025.

Blue Foundry Bancorp

19 Park Avenue

Rutherford, New Jersey 07070

NOTICE OF VIRTUAL SPECIAL MEETING OF BLUE FOUNDRY STOCKHOLDERS

To the Stockholders of Blue Foundry Bancorp:

On November 24, 2025, Blue Foundry Bancorp, a Delaware corporation (“Blue Foundry”), and Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Blue Foundry (the “Blue Foundry special meeting”) will be held via live webcast only on January 29, 2026, at 11:00 a.m., Eastern Time. To participate in the Blue Foundry special meeting you must register by visiting www.virtualshareholdermeeting.com/BLFY2026SM and entering the 16-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the accompanying proxy statement/prospectus.

A proxy card and proxy statement/prospectus for the special meeting are enclosed. The special meeting is for the purpose of considering and acting upon:

1.	a proposal to approve and adopt the merger agreement (the “Blue Foundry merger proposal”); and

2.

a proposal to adjourn the Blue Foundry special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Blue Foundry special meeting to approve and adopt the Blue Foundry merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to Blue Foundry stockholders (the “Blue Foundry adjournment proposal”).

As more fully described in the “Questions and Answers About the Merger” and “The Blue Foundry Virtual Special Meeting” sections of the accompanying proxy statement/prospectus, you are entitled to attend the virtual special meeting if, as of the close of business on December 18, 2025, you held shares of Blue Foundry common stock registered in your name (a “record holder”), or you held shares in “street name” through a bank, broker, trustee or other nominee (a “beneficial owner”). Both record holders and beneficial owners will be able to attend the Blue Foundry special meeting, ask questions and vote during the meeting.

The Blue Foundry board of directors fixed the close of business on December 18, 2025 as the record date for the Blue Foundry special meeting. Only holders of record of Blue Foundry common stock as of the close of business on the record date for the Blue Foundry special meeting are entitled to notice of, and to vote at, the Blue Foundry special meeting, or any adjournment or postponement thereof.

The Blue Foundry board of directors unanimously recommends that Blue Foundry stockholders vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal. Certain officers and directors of Blue Foundry have entered into voting agreements with Fulton pursuant to which they have agreed to vote “FOR” the approval and adoption of the merger agreement, subject to the terms of the voting agreements.

Your vote is very important. We cannot complete the transactions contemplated by the merger agreement unless Blue Foundry stockholders approve and adopt the Blue Foundry merger proposal. The Blue Foundry merger proposal must be approved by the affirmative vote of a majority of the outstanding shares of Blue Foundry common stock entitled to vote. Whether or not you plan to attend the virtual Blue Foundry special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

Elyse D. Beidner

Corporate Secretary

Blue Foundry Bancorp

December 23, 2025

REFERENCES TO ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Fulton and Blue Foundry from documents filed with the U.S. Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this document. You can obtain any of the documents filed with or furnished to the SEC by Fulton and Blue Foundry at no cost from the SEC’s website at http://www.sec.gov. or by requesting them in writing, by email or by telephone, at the appropriate address below:

Fulton Financial Corporation	Blue Foundry Bancorp
One Penn Square P.O. Box 4887 Lancaster, Pennsylvania 17604 Attention: Corporate Secretary Telephone: (717) 291-2411	7 Sylvan Way Suite 200 Parsippany, New Jersey 07054 Attention: Corporate Secretary Telephone: (201) 939-5000

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Blue Foundry stockholders must request them no later than five (5) business days before the date of the Blue Foundry special meeting. This means that Blue Foundry stockholders requesting documents must do so by January 22, 2026, in order to receive them by the Blue Foundry special meeting.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated December 23, 2025, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/prospectus to Blue Foundry stockholders, nor the issuance by Fulton of shares of Fulton common stock in connection with the merger, will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Fulton has been provided by Fulton and information contained in this proxy statement/prospectus regarding Blue Foundry has been provided by Blue Foundry.

See the section entitled “Where You Can Find More Information” beginning on page 106 of the accompanying proxy statement/prospectus for further information.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have about the merger (as defined below) and the Blue Foundry special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the Blue Foundry special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

Q: What is the merger?

A: Fulton Financial Corporation (“Fulton”) and Blue Foundry Bancorp (“Blue Foundry”) have entered into an Agreement and Plan of Merger, dated as of November 24, 2025 (the “merger agreement”). Under the merger agreement, Blue Foundry will be merged with and into Fulton, with Fulton continuing as the surviving corporation, which is referred to as the “merger.” Following the merger, Blue Foundry Bank, a New-Jersey chartered stock savings bank and wholly owned subsidiary of Blue Foundry (“Blue Foundry Bank”), will merge with and into Fulton Bank, N.A., a national banking association and wholly owned subsidiary of Fulton (“Fulton Bank”), with Fulton Bank continuing as the surviving bank, which is referred to as the “bank merger.” The boards of directors of each of Fulton and Blue Foundry have approved the merger agreement. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Subject to the terms and conditions of the merger agreement, at the effective time of the merger (the “effective time”), each share of common stock, $0.01 par value per share, of Blue Foundry (“Blue Foundry common stock”) issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.650 of a share (the “exchange ratio”) of common stock, par value $2.50 per share, of Fulton (“Fulton common stock”) (the “merger consideration”). Blue Foundry stockholders who would otherwise be entitled to a fraction of a share of Fulton common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent). This cash amount will be determined by multiplying (i) the average of the closing prices of Fulton common stock on the Nasdaq Stock Market, LLC (“Nasdaq”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day that is the fifth (5th) business day preceding the closing date by (ii) the fraction of a share (after taking into account all shares of Blue Foundry common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Fulton common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement (the “Fulton closing share value”).

Based on the exchange ratio of 0.650, and on the closing stock price of Fulton common stock of $17.96 per share as of November 21, 2025, the last full trading day prior to public announcement of the merger, the value of the per share merger consideration payable to holders of Blue Foundry common stock was approximately $11.67 per share as of such date.

As a result of the foregoing, based on the number of shares of Fulton common stock and Blue Foundry common stock outstanding as of November 24, 2025, the date of the merger agreement, it is expected that legacy Fulton shareholders will hold approximately ninety-three and one-half percent (93.5%), and Blue Foundry stockholders will hold approximately six and one-half percent (6.5%), of the shares of the combined company outstanding immediately after the effective time.

The merger cannot be completed unless, among other things, Blue Foundry stockholders approve and adopt the merger agreement (the “requisite Blue Foundry stockholder approval”).

Q: Why am I receiving this proxy statement/prospectus?

A: We are delivering this document to you because it is a proxy statement being used by the board of directors of Blue Foundry (the “Blue Foundry board of directors”) to solicit proxies of holders of Blue Foundry common stock (“Blue Foundry stockholders”) in connection with a proposal to approve and adopt the merger agreement (the “Blue Foundry merger proposal”). In addition, Blue Foundry stockholders will also be asked to approve a proposal to adjourn the special meeting of Blue Foundry stockholders (the “Blue Foundry special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Blue Foundry special meeting to approve and adopt the Blue Foundry merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of Blue Foundry common stock (the “Blue Foundry adjournment proposal”).

The Blue Foundry merger proposal is being included as part of the Blue Foundry special meeting. This document serves as the proxy statement for the Blue Foundry special meeting and describes the proposals to be presented at the Blue Foundry special meeting.

This document is also a prospectus that is being delivered to Blue Foundry stockholders because, in connection with the merger, Fulton will be issuing to Blue Foundry stockholders shares of Fulton common stock as the merger consideration.

Blue Foundry will hold the special meeting virtually via the internet.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the Blue Foundry special meeting, and important information to consider in connection with an investment in Fulton common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Blue Foundry common stock voted by proxy without attending the Blue Foundry special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the Blue Foundry special meeting.

Q: What are Blue Foundry stockholders being asked to vote on at the Blue Foundry special meeting?

A: At the Blue Foundry special meeting, Blue Foundry stockholders will be asked to consider and vote on the following proposals:

•	Proposal 1: the Blue Foundry merger proposal; and

•	Proposal 2: the Blue Foundry adjournment proposal.

Q: What will Blue Foundry stockholders receive in the merger?

A: Pursuant to the terms and subject to the conditions set forth in the merger agreement, each share of Blue Foundry common stock (other than certain excluded shares as described in the merger agreement) will receive 0.650 of a share of Fulton common stock for each share of Blue Foundry common stock held immediately prior to the effective time. Fulton will not issue any fractional shares of Fulton common stock in the merger. In lieu of the issuance of any such fractional share, Fulton will pay to each holder of Blue Foundry common stock who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent (based on the Fulton closing share value).

The trading price of Fulton common stock will continue to fluctuate until the date the merger is consummated. For further information, see the section entitled “The Merger — Terms of the Merger” beginning on page 38.

It is intended that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), as described below. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.

Q: Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A: Yes. With respect to the merger consideration, although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Fulton common stock. Any fluctuation in the market price of Fulton common stock after the date of this proxy statement/prospectus will change the value of the shares of Fulton common stock that Blue Foundry stockholders will receive.

Based on the closing price per share of Fulton common stock on Nasdaq as of November 21, 2025, the last trading day before the date of public announcement of the merger, and the exchange ratio of 0.650, the value of the per share merger consideration payable to holders of Blue Foundry common stock was approximately $11.67 per share as of such date. Based on the exchange ratio of 0.650, and on the closing stock price of Fulton common stock of $20.19 per share as of December 19, 2025, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of Blue Foundry common stock was approximately $13.12 as of such date. We urge you to obtain current market quotations for Fulton (currently traded on Nasdaq under the trading symbol “FULT”) and Blue Foundry (currently traded on Nasdaq under the trading symbol “BLFY”).

Q: How will the merger affect Blue Foundry equity awards?

A: At the effective time, each option to purchase shares of Blue Foundry common stock (“Blue Foundry option”) granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Fulton a cash payment equal to the product of (i) the number of shares of Blue Foundry common stock subject to such Blue Foundry option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (a) the cashout price of such Blue Foundry option (as specified in the merger agreement) over (b) the exercise price per share of Blue Foundry common stock subject to such Blue Foundry option immediately prior to the effective time. If the per share exercise price of a Blue Foundry option that is outstanding immediately prior to the effective time is equal to or greater than the cashout price of such Blue Foundry option (as specified in the merger agreement), then such Blue Foundry option will be cancelled at the effective time for no consideration.

The merger agreement also provides that at the effective time, each award in respect of a share of Blue Foundry common stock subject to vesting, repurchase or other time-based or performance-based lapse restrictions (“Blue Foundry restricted stock award”) granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest and will be converted into, and will be cancelled in exchange for, the right to receive the merger consideration.

Q: Does Fulton pay regular dividends on its shares of common stock?

A: Yes, Fulton pays quarterly cash dividends on shares of Fulton common stock. Fulton paid cash dividends on its common stock in 2025, 2024 and 2023 totaling $0.72, $0.68 and $0.62 per share, respectively. However, payment of future dividends is within the discretion of the Fulton board of directors and will depend, among other factors, on earnings, capital requirements, and the operating and financial condition of Fulton. The Fulton board of directors makes the dividend determination quarterly.

Q: What are the U.S. federal income tax consequences of the merger to Blue Foundry stockholders?

A: The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Fulton and Blue Foundry receives a legal opinion to the effect that the merger will so qualify. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83, Blue Foundry stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Blue Foundry common stock for Fulton common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Fulton common stock.

You should be aware that the tax consequences of the merger to you may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For further information concerning the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.

Blue Foundry stockholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.

Q: Should I send in my stock certificates now?

A: No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent selected by Fulton reasonably acceptable to Blue Foundry (the “exchange agent”) will send you instructions for exchanging Blue Foundry stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement — Exchange of Shares” beginning on page 67.

Q: What should I do if I hold my shares of Blue Foundry common stock in book-entry form?

A: If your shares of Blue Foundry common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of Blue Foundry common stock into shares of Fulton common stock at the effective time. After the completion of the merger, shares of Blue Foundry common stock held in book-entry form will automatically be exchanged for book-entry shares of Fulton common stock.

Q: How does the Blue Foundry board of directors recommend that I vote at the Blue Foundry special meeting?

A: The Blue Foundry board of directors unanimously recommends that you vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal.

Q: Who is entitled to vote at the Blue Foundry special meeting?

A: The record date for the Blue Foundry special meeting is December 18, 2025 (the “Blue Foundry record date”). All Blue Foundry stockholders who held shares of Blue Foundry common stock at the close of business on the Blue Foundry record date are entitled to receive notice of, and to vote at, the Blue Foundry special meeting.

Each holder of Blue Foundry common stock is entitled to cast one (1) vote on each matter properly brought before the Blue Foundry special meeting for each share of Blue Foundry common stock that such holder owned of record as of the Blue Foundry record date. As of the close of business on the Blue Foundry record date, there were 20,761,225 outstanding shares of Blue Foundry common stock.

Q: When and where is the Blue Foundry special meeting?

A: The Blue Foundry special meeting will be held virtually via the internet on January 29, 2026 at 11:00 a.m., Eastern Time. The Blue Foundry special meeting will be held in a virtual-only format conducted via live webcast. If you are a holder of record, you may attend the Blue Foundry special meeting by visiting www.virtualshareholdermeeting.com/BLFY2026SM (the “Blue Foundry special meeting website”) and entering the 16-digit control number that is printed on your proxy card. The Blue Foundry special meeting will begin promptly at 11:00 a.m., Eastern Time.

Even if you plan to attend the Blue Foundry special meeting virtually, Blue Foundry recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Blue Foundry special meeting. See the section entitled “— Q: How can I vote my shares of Blue Foundry common stock?” beginning on page 6.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of Blue Foundry common stock, please vote your shares promptly so that your shares are represented and voted at the Blue Foundry special meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope, submit your proxy card using the internet as described in the instructions thereon, or grant a proxy to vote your shares by telephone by calling the toll-free number indicated on the accompanying proxy card, as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q: What constitutes a quorum for the Blue Foundry special meeting?

A: The presence at the Blue Foundry special meeting, virtually or by proxy, of a majority of the outstanding shares of Blue Foundry common stock that are entitled to vote shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the Blue Foundry special meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Blue Foundry special meeting will be “non-routine” matters, as discussed in the section entitled “The Blue Foundry Virtual Special Meeting — Broker Non-Votes.”

Q: What is the vote required to approve each proposal at the Blue Foundry special meeting?

A: Proposal 1: Blue Foundry merger proposal

•

Standard: Approval of the Blue Foundry merger proposal requires the affirmative vote of a majority of the outstanding shares of Blue Foundry common stock entitled to vote. Approval of the Blue Foundry merger proposal is a condition to complete the merger.

•

Effect of abstentions and broker non-votes: If a Blue Foundry stockholder is present at the Blue Foundry special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the Blue Foundry special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the Blue Foundry merger proposal (i.e., a broker non-vote), it will have the same effect as a vote “AGAINST” the Blue Foundry merger proposal.

Proposal 2: Blue Foundry adjournment proposal

•

Standard: Approval of the Blue Foundry adjournment proposal requires the affirmative vote of a majority of all the votes cast on the matter at the Blue Foundry special meeting. Approval of the Blue Foundry adjournment proposal is not a condition to complete the merger.

•

Effect of abstentions and broker non-votes: If a Blue Foundry stockholder is present at the Blue Foundry special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the Blue Foundry special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions (i.e., a broker non-vote) how to vote with respect to the Blue Foundry adjournment proposal, it will have no effect on such proposal.

Q: What if I own shares of Blue Foundry via the Blue Foundry Bank Employee Stock Ownership Plan (the “ESOP”) or the Blue Foundry 401(k) Plan (the “401(k) Plan”)?

A. If you participate in the ESOP, you will receive a proxy card for the ESOP that reflects all of the shares you may direct the trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the proportionate interest of shares of Blue Foundry common stock allocated to his or her account. The ESOP trustee, subject to the terms of the trust agreement, will vote all unallocated shares of Blue Foundry common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions, subject to a determination that such vote is in the best interest of ESOP participants. If you hold shares of common stock in the 401(k) Plan, you will receive a proxy card that reflects all shares that you may direct the 401(k) Plan trustee to vote on your behalf under the 401(k) Plan. Under the terms of the 401(k) Plan, you may direct the 401(k) Plan trustee how to vote the shares allocated to your account. If the 401(k) Plan trustee does not receive your voting instructions, the 401(k) Plan trustee will be instructed to vote your shares in the same proportion as the voting instructions received from other 401(k) Plan participants. The deadline for returning your ESOP and 401(k) proxy card is January 22, 2026 at 11:59 p.m., Eastern Time. The telephone and internet voting deadline for ESOP participants is also 11:59 p.m., Eastern Time, on January 22, 2026.

Q: Are there any Blue Foundry stockholders already committed to voting in favor of the Blue Foundry merger proposal?

A: Certain officers and directors of Blue Foundry have entered into voting agreements with Fulton pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting agreements. As of the Blue Foundry record date, such stockholders collectively and beneficially owned approximately four percent (4%) of the outstanding shares of Blue Foundry common stock. For information regarding the voting agreements and certain holders of shares of Blue Foundry common stock, see the section entitled “Voting Agreements” beginning on page 82.

Q: Why is my vote important?

A: If you do not vote, it will be more difficult for Blue Foundry to obtain the necessary quorum to hold the Blue Foundry special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the Blue Foundry merger proposal.

Approval of the Blue Foundry merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Blue Foundry common stock. The Blue Foundry board of directors unanimously recommends that Blue Foundry stockholders vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal.

Q: How can I vote my shares of Blue Foundry common stock?

A: You may vote your shares using one of the following methods:

Voting by Mail. For shares registered in your name, Blue Foundry stockholders, who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the date and time of the Blue Foundry special meeting in order for your shares to be voted.

Voting by Telephone. For shares registered in your name, you may grant a proxy to vote your shares by telephone by calling the toll-free number indicated on the accompanying proxy card. Please see the instructions on the notice of internet availability or the proxy card, as applicable. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. Blue Foundry must receive votes submitted via telephone for shares held by holders of Blue Foundry common stock by 11:59 p.m. Eastern Time on January 28, 2026.

Voting Online. For shares registered in your name, you may go to the Blue Foundry special meeting website to transmit a proxy to vote your shares by means of the Internet. You will be required to provide Blue Foundry’s number and the control number, both of which are contained on the email, notice or proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. Blue Foundry must receive votes submitted via the internet for shares held by holders of Blue Foundry common stock by 11:59 p.m. Eastern Time on January 28, 2026.

At the Blue Foundry Special Meeting. For shares registered in your name, you may submit questions and vote online at the Blue Foundry special meeting. Shares held beneficially in “street name” may be voted by you online at the Blue Foundry special meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares. Have the legal proxy available when you access the Blue Foundry special meeting website.

If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Additional information on attending the Blue Foundry special meeting can be found under the section entitled “The Blue Foundry Virtual Special Meeting — Attending the Blue Foundry Special Meeting” beginning on page 31.

Q: If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A: No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of Blue Foundry common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Blue Foundry, or by voting in person at the Blue Foundry special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of Blue Foundry common stock on behalf of their customers may not give a proxy to Blue Foundry to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the Blue Foundry merger proposal.

Q: What is a “broker non-vote”?

A: Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Blue Foundry special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Blue Foundry special meeting. If your bank, broker, trustee or other nominee holds your shares of Blue Foundry common stock in “street name,” such entity will vote your shares of Blue Foundry common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Blue Foundry common stock represented by your proxy will be voted as recommended by the Blue Foundry board of directors with respect to such proposals.

Q: Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A: If you directly hold shares of Blue Foundry common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the Blue Foundry special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Blue Foundry;

•	signing and returning a proxy card with a later date;

•	voting by internet or telephone as indicated on your proxy card; or

•	attending the Blue Foundry special meeting virtually and voting at the Blue Foundry special meeting via the Blue Foundry special meeting website.

If your shares are held by a bank, broker, trustee or other nominee and you wish to revoke a proxy, you should contact your bank, broker, trustee or other nominee and follow its procedures for changing your voting instructions. You also may vote at the virtual Blue Foundry special meeting to revoke an earlier proxy if you provide an executed proxy from your bank, broker, trustee or other nominee indicating that you were the beneficial owner of the shares on the Blue Foundry record date, and that such bank, broker, trustee or other nominee is giving you its proxy to vote the shares.

Q: What should I do if I receive more than one set of voting materials?

A: Blue Foundry stockholders may receive more than one (1) set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Blue Foundry common stock in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Blue Foundry common stock and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Blue Foundry common stock that you own.

Q: Will Blue Foundry be required to submit the Blue Foundry merger proposal to its stockholders even if the Blue Foundry board of directors has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Blue Foundry special meeting, Blue Foundry is required to submit the Blue Foundry merger proposal to Blue Foundry stockholders even if the Blue Foundry board of directors has withdrawn, modified or qualified its recommendation that Blue Foundry stockholders approve the Blue Foundry merger proposal.

Q: Are Blue Foundry stockholders entitled to appraisal rights?

A: No. Blue Foundry stockholders are not entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”). For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 64.

Q: Are there any risks that I should consider in deciding whether to vote for the approval and adoption of the Blue Foundry merger proposal or the other proposals to be considered at the Blue Foundry special meeting?

A: Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 22. You also should read and carefully consider the risk factors of Fulton and Blue Foundry contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q: When is the merger expected to be completed?

A: Neither Fulton nor Blue Foundry can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Blue Foundry must first obtain the requisite Blue Foundry stockholder approval and Fulton and Blue Foundry must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. Blue Foundry and Fulton expect the merger to be completed once Blue Foundry has obtained the requisite Blue Foundry stockholder approval and other closing conditions are satisfied.

Q: What happens if the merger is not completed?

A: If the merger is not completed, Blue Foundry stockholders will not receive any consideration for their shares of Blue Foundry common stock in connection with the merger. Instead, Blue Foundry will remain an independent company and your shares of Blue Foundry common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Blue Foundry to Fulton. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 80 for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q: Whom should I call with questions?

A: If you have any questions regarding the merger or this proxy statement/prospectus, please call Elyse D. Beidner, Executive Vice President, Chief Legal Officer and Corporate Secretary for Blue Foundry at (201) 939-5000; or Georgeson at (866) 441-6116.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/ prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information About the Companies (page 36)

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

717-291-2411

Fulton is a Pennsylvania corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. Through Fulton’s banking subsidiary, Fulton Bank, Fulton delivers financial services primarily within its five (5)-state market area, comprised of Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of September 30, 2025, Fulton had, on a consolidated basis, total assets of $32 billion, loans and leases, net of unearned income of $24 billion, total deposits of $26.3 billion and total shareholders’ equity of $3.4 billion.

Fulton’s common stock is traded on Nasdaq under the symbol “FULT.”

For more information about Fulton, please visit Fulton’s website at www.fultonbank.com. The information provided on Fulton’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Fulton is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

Blue Foundry Bancorp

19 Park Avenue

Rutherford, New Jersey 07070

201-939-5000

Blue Foundry is a Delaware corporation, which became the holding company for Blue Foundry Bank on July 15, 2021, following the completion of the mutual-to-stock conversion of Blue Foundry, MHC. In connection with the conversion, Blue Foundry sold 27,772,500 shares of common stock, par value $0.01 per share, at a price of $10 per share, for gross proceeds of $277.7 million. Blue Foundry also contributed 750,000 shares of common stock and $1.5 million in cash to Blue Foundry Charitable Foundation, Inc. Shares of Blue Foundry’s common stock began trading on July 16, 2021 on Nasdaq under the trading symbol “BLFY.”

Blue Foundry owns all of the outstanding common stock of Blue Foundry Bank, and as such, is a bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Blue Foundry Bank is a New Jersey-chartered stock savings bank that was organized in 1939 as Boiling Springs Savings & Loan Association by the combination of the Rutherford Mutual Loan and Building

Association, which had been founded in 1876, and the East Rutherford Savings, Loan and Building Association. In 1992, Boiling Springs Savings & Loan Association converted to a New Jersey-chartered mutual savings bank and became known as Boiling Springs Savings Bank. Boiling Springs Savings Bank’s name was changed to Blue Foundry Bank in 2019. At September 30, 2025, Blue Foundry Bank had assets of $2.15 billion, net loans of $1.70 billion and deposits of $1.52 billion.

Blue Foundry Bank’s principal business is originating loans consisting of commercial real estate mortgages, construction, commercial and industrial loans, multifamily, residential and home equity loans and lines of credit in Blue Foundry’s principal market and surrounding areas. In addition, Blue Foundry occasionally lends outside of its branch network in more densely populated and metropolitan areas, adding diversification to its loan portfolio. Blue Foundry attracts retail deposits from the general public in the areas surrounding its banking offices, through its borrowers, and through its online presence, offering a wide variety of deposit products. Blue Foundry also invests in securities. Blue Foundry’s revenues are derived primarily from interest on loans and, to a lesser extent, interest on mortgage-backed and other investment securities. Blue Foundry’s primary sources of funds are deposits, principal and interest payments on loans, and securities and borrowings.

Blue Foundry Bank is subject to comprehensive regulation and examination by the New Jersey Department of Banking and Insurance (“NJDOBI”) and the Federal Deposit Insurance Corporation (“FDIC”).

Blue Foundry Bank’s market area is primarily northern New Jersey. As of September 30, 2025, Blue Foundry Bank operates 20 full service banking offices in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, and Union counties in New Jersey. The administrative offices of Blue Foundry and Blue Foundry Bank are located at 7 Sylvan Way, Suite 200, Parsippany, New Jersey 07054. Blue Foundry’s telephone number is (201) 939-5000.

The economy in Blue Foundry’s primary market area benefits from being varied and diverse, with a broad economic base. New Jersey, counted among the wealthiest states in the nation with an estimated population of 9.3 million, is considered one of the most attractive banking markets in the United States. Within Blue Foundry’s primary market areas, Blue Foundry Bank had less than one percent (1%) of bank deposit market share as of June 30, 2025, the latest date for which statistics are available.

Blue Foundry’s common stock is traded on Nasdaq under the symbol “BLFY.”

For more information about Blue Foundry, please visit Blue Foundry’s website at www.bluefoundrybank.com. The information provided on Blue Foundry’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Blue Foundry is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

The Merger and The Merger Agreement (pages 38, 65)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Pursuant to the merger agreement, Blue Foundry will be merged with and into Fulton, with Fulton continuing as the surviving corporation, which we refer to as the merger. Following the merger, Blue Foundry Bank, a wholly owned subsidiary of Blue Foundry, will be merged with and into Fulton Bank, a wholly owned subsidiary of Fulton, with Fulton Bank continuing as the surviving bank, which we refer to as the bank merger.

Merger Consideration (page 66)

Subject to the terms and conditions of the merger agreement, at the effective time, each share of Blue Foundry common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.650 of a share of Fulton common stock and cash in lieu of fractional shares. Blue Foundry stockholders who would otherwise be entitled to a fraction of a share of Fulton common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Fulton closing share value.

Fulton common stock is listed for trading on Nasdaq under the symbol “FULT,” and Blue Foundry common stock is listed on Nasdaq under the symbol “BLFY.” Following the merger, shares of Fulton common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, Blue Foundry common stock currently listed on Nasdaq will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following table shows the closing sale prices of Fulton common stock and Blue Foundry common stock as reported on Nasdaq on November 21, 2025, the last trading day before the public announcement of the merger agreement, and on December 19, 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Blue Foundry common stock, which was calculated by multiplying the closing price of Fulton common stock on those dates by the exchange ratio of 0.650 rounded to the nearest cent.

	Fulton Common Stock	Blue Foundry Common Stock	Implied Value of One Share of Blue Foundry Common Stock
November 21, 2025	$17.96	$7.92	$11.67
December 19, 2025	$20.19	$12.62	$13.12

For more information on the exchange ratio, see the sections entitled “The Merger — Terms of the Merger” beginning on page 38 and “The Merger Agreement — Merger Consideration” beginning on page 66.

Treatment of Blue Foundry Equity Awards (page 66)

Blue Foundry Options

At the effective time, each Blue Foundry option granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Fulton a cash payment equal to the product of (i) the number of shares of Blue Foundry common stock subject to such Blue Foundry option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (a) the cashout price of such Blue Foundry option (as specified in the merger agreement) over (b) the exercise price per share of Blue Foundry common stock subject to such Blue Foundry option immediately prior to the effective time. If the per share exercise price of a Blue Foundry option that is outstanding immediately prior to the effective time is equal to or greater than the cashout price of such Blue Foundry option (as specified in the merger agreement), then such Blue Foundry option will be cancelled at the effective time for no consideration.

Blue Foundry Restricted Stock Awards

At the effective time, each Blue Foundry restricted stock award granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest and will be converted into, and will be cancelled in exchange for, the right to receive the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger (page 83)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Fulton and Blue Foundry receives a legal opinion to the effect that the merger will so qualify. Accordingly, Blue Foundry stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Blue Foundry common stock for Fulton common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of Fulton common stock.

For further information concerning the material U.S. federal income tax consequences of the merger, please refer to the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83.

The U.S. federal income tax consequences described above may not apply to all Blue Foundry stockholders. Your tax consequences will depend on your individual situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors (page 41)

The Blue Foundry board of directors, at a special meeting held on November 23, 2025, unanimously (i) determined that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Blue Foundry and its stockholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

Accordingly, the Blue Foundry board of directors unanimously recommends that the Blue Foundry stockholders vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal. For the factors considered by the Blue Foundry board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger  —  Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors” beginning on page 41.

Opinion of Blue Foundry’s Financial Advisor (page 44 and Annex B)

At the meeting of the Blue Foundry board of directors on November 23, 2025, Blue Foundry’s financial advisor, Piper Sandler & Co. (“PSC”), rendered its oral opinion to the Blue Foundry board of directors, subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Blue Foundry common stock.

The full text of the opinion, which describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in preparing the opinion, is attached as Annex B to this proxy statement/prospectus. The summary of the PSC opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. You are urged to read the opinion in its entirety. The opinion was for the information of, and was directed to, the Blue Foundry board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Blue Foundry to engage in the merger or enter into the merger agreement or constitute a recommendation to the Blue Foundry board of directors in connection with the merger, and it does not constitute a recommendation to any Blue Foundry stockholder as to how to vote in connection with the merger or any other matter.

For more information, see the section entitled “The Merger — Opinion of Blue Foundry’s Financial Advisor” beginning on page 44 of this proxy statement/prospectus and the copy of the PSC opinion included in this proxy statement/prospectus as Annex B.

Interests of Certain Blue Foundry Directors and Executive Officers in the Merger (page 57)

The directors and executive officers of Blue Foundry have interests in the merger that differ from, or are in addition to, the interests of stockholders of Blue Foundry. These interests include, among other things, the following:

•

the treatment of equity awards at the effective time, as described under the section entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger — Treatment of Blue Foundry Equity Awards” beginning on page 57;

•

the treatment of Blue Foundry common stock under the Blue Foundry Bank ESOP, as described under the section entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger  — ESOP” beginning on page 60;

•

compensation and benefits provided for Blue Foundry executive officers that continue employment with Fulton and the severance benefits that would be provided in the event of their termination of service, as described under the section entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger — Continuing Benefits and Severance Benefits” beginning on page 60;

•

severance benefits to be paid under employment agreements and change in control agreements in the event of a qualifying termination of employment following the merger, and related settlement agreements with post-employment covenants, as described under the sections entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger — Employment Agreement” beginning on page 59, “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger — Change in Control Agreement” beginning on page 59, and “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger — Settlement and Restrictive Covenant Agreements” beginning on page 60; and

•

Fulton has agreed to provide certain ongoing indemnification and insurance coverage to the directors and executive officers of Blue Foundry, as described under the section entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger  — Indemnification and Directors’ and Officers’ Liability Insurance” beginning on page 59.

The Blue Foundry board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Blue Foundry stockholders vote to approve the Blue Foundry merger proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 38 and “The Merger  — Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors” beginning on page 41. These interests are described in more detail, and certain of them are quantified in the narrative and the section entitled “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger” beginning on page 57.

Governance of Fulton Following the Merger (page 61)

The Articles of Incorporation, as amended and restated, of Fulton, as amended (the “Fulton articles”) and the Bylaws of Fulton, as amended (the “Fulton bylaws”) in effect immediately prior to the effective time will be the articles of incorporation and the bylaws, respectively, of Fulton at the effective time, until thereafter duly amended in accordance with the terms thereof and applicable law.

The directors and officers of Fulton immediately prior to the effective time will serve as the directors and officers, respectively, of Fulton from and after the effective time in accordance with the Fulton bylaws.

Regulatory Approvals (page 62)

Subject to the terms of the merger agreement, both Fulton and Blue Foundry have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Federal Reserve Board, the Office of the Comptroller of the Currency (the “OCC”) and the NJDOBI. Additional notifications and/or applications requesting approval may be submitted to various other federal, state, and non-U.S. regulatory authorities and self-regulatory organizations.

Although neither Fulton nor Blue Foundry know of any reasons why it cannot obtain these regulatory approvals in a timely manner, Fulton and Blue Foundry cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger. For more information, see the section entitled “The Merger — Regulatory Approvals” beginning on page 62.

Expected Timing of the Merger (page 78)

Neither Fulton nor Blue Foundry can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Blue Foundry must first obtain the requisite Blue Foundry stockholder approval and Fulton and Blue Foundry must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. Fulton and Blue Foundry expect the merger to be completed once Blue Foundry has obtained the requisite Blue Foundry stockholder approval, the requisite regulatory approvals have been obtained and other closing conditions are satisfied.

Conditions to Complete the Merger (page 78)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:

•

approval of the merger agreement by the stockholders of Blue Foundry by the requisite Blue Foundry stockholder vote. See the section entitled “The Merger Agreement — Blue Foundry Stockholders’ Meeting; Adverse Recommendation Change” beginning on page 75 for additional information regarding the requisite Blue Foundry stockholder approval;

•

the filing by Fulton with Nasdaq of a notification of listing of shares of Fulton common stock to be issued in the merger, and the absence of any objection by Nasdaq to the listing of such shares of Fulton common stock;

•

the receipt of all requisite regulatory approvals, and the expiration or termination of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition. See the section entitled “The Merger Agreement — Regulatory Approvals” beginning on page 62 for additional information regarding the “requisite regulatory approvals” and the meaning of a “materially burdensome regulatory condition;”

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

•

the absence of any law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger, the bank merger or any of the transactions contemplated by the merger agreement being in effect;

•

the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

•

the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect); and

•

receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Fulton’s obligation to complete the merger is also subject to the absence of any effect, change, event, circumstance, condition, occurrence or development that has had, or would have, either individually or in the aggregate, a material adverse effect on Blue Foundry since the date of the merger agreement.

Neither Fulton nor Blue Foundry can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement (page 79)

The merger agreement may be terminated at any time before the effective time in the following circumstances:

•	by mutual written consent of Fulton and Blue Foundry;

•

by either Fulton or Blue Foundry if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

•

by either Fulton or Blue Foundry if the merger is not consummated on or before August 24, 2026 (the “termination date”) (unless the failure of the closing to occur by such date is due to the failure of the terminating party’s failure to perform or comply with its obligations, covenants and agreements in the merger agreement);

•

by either Fulton or Blue Foundry, if there is a breach by the other party of any of its representations, warranties, obligations. covenants, or other agreements (or if any such representation or warranty ceases to be true) set forth in the merger agreement that would constitute, either individually or in the aggregate, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice (or such fewer days as remain prior to the termination date), or that by its nature or timing cannot be cured during such period;

•

by Fulton, if the Blue Foundry special meeting has concluded (including any postponements or adjournments thereof) with the vote on the merger agreement having been taken without obtaining the requisite Blue Foundry stockholder approval;

•

by Fulton, prior to receipt of the requisite Blue Foundry stockholder approval, if (i) Blue Foundry or the Blue Foundry board of directors has made a recommendation change or (ii) Blue Foundry or the Blue Foundry board of directors breaches in any material respect its obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting or the Blue Foundry board of directors recommendation; and

•

by Blue Foundry, if (i) Blue Foundry has complied in all material respects with its obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting and the Blue Foundry board of directors recommendation, (ii) prior to the Blue Foundry special meeting, Blue Foundry has received a superior proposal that did not result from a breach of Blue Foundry’s obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting and the Blue Foundry board of directors recommendation and the Blue Foundry board of directors has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement and has entered into such agreement concurrently with such termination and (iii) Blue Foundry has paid the termination fee described below concurrently with the termination of the merger agreement.

Neither Fulton nor Blue Foundry is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Fulton common stock or Blue Foundry common stock.

For more information, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 79.

Termination Fee (page 80)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Blue Foundry board of directors, Blue Foundry may be required to pay to Fulton a termination fee equal to $9,694,662. For more information, see the section entitled “The Merger Agreement — Termination Fee” beginning on page 80.

Accounting Treatment of the Merger (page 64)

The merger will be accounted for as an acquisition of Blue Foundry by Fulton under the acquisition method of accounting in accordance with the U.S. generally accepted accounting principles (“GAAP”).

The Rights of Blue Foundry Stockholders Will Change as a Result of the Merger (page 91)

The rights of Blue Foundry stockholders will change as a result of the merger due to differences in Fulton’s and Blue Foundry’s governing documents. The rights of Blue Foundry stockholders are governed by Delaware law and by the Blue Foundry Amended and Restated Certificate of Incorporation (the “Blue Foundry articles”) and the Blue Foundry Bylaws (the “Blue Foundry bylaws”). Upon the completion of the merger, Blue Foundry stockholders immediately prior to the effective time will become Fulton shareholders, as the continuing legal entity after the merger, and their rights as Fulton shareholders will therefore be governed by Pennsylvania law and the Fulton articles and the Fulton bylaws. For more information, see the section entitled “Comparison of the Rights of Fulton Shareholders and Blue Foundry Stockholders” beginning on page 91 for a discussion of the different rights associated with Blue Foundry common stock and Fulton common stock.

Listing of Fulton Common Stock; Delisting and Deregistration of Blue Foundry Common Stock (page 62)

The shares of Fulton common stock to be issued in the merger will be listed for trading on Nasdaq. Following the merger, shares of Fulton common stock will continue to be traded on Nasdaq. In addition, following the merger, Blue Foundry common stock will be delisted from Nasdaq and deregistered under the Exchange Act.

The Blue Foundry Special Meeting (page 30)

The Blue Foundry special meeting will be held virtually via the internet on January 29, 2026 at 11:00 a.m., Eastern Time. At the Blue Foundry special meeting, Blue Foundry stockholders will be asked to vote on the following matters:

•	the Blue Foundry merger proposal; and

•	the Blue Foundry adjournment proposal.

You may vote at the Blue Foundry special meeting if you owned shares of Blue Foundry common stock at the close of business on December 18, 2025. As of the Blue Foundry record date, there were 20,761,225 shares of Blue Foundry common stock outstanding and entitled to vote at the Blue Foundry special meeting, held by approximately 1,004 holders of record of Blue Foundry common stock. Each share of Blue Foundry common stock entitles the holder to one (1) vote at the Blue Foundry special meeting on each proposal to be considered at the Blue Foundry special meeting. Directors and executive officers Blue Foundry entered into voting agreements with Fulton pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting agreements. As of the Blue Foundry record date, such stockholders collectively and beneficially owned approximately four percent (4%) of the outstanding shares of Blue Foundry common stock. For information regarding the voting agreements and certain holders of shares of Blue Foundry common stock, see the section entitled “Voting Agreements” beginning on page 82.

For further information, see the section entitled “The Blue Foundry Virtual Special Meeting” beginning on page 30.

Appraisal Rights in the Merger (page 64)

Blue Foundry stockholders are not entitled to appraisal rights under the DGCL. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 64.

Risk Factors (page 22)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under the section entitled “Risk Factors” beginning on page 22. You also should read and carefully consider the risk factors of Fulton and Blue Foundry contained in the documents that are incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts if a forward-looking statement, including statements with respect to Fulton’s and Blue Foundry’s beliefs, goals, intentions, plans, projections and expectations regarding the merger; revenues, earnings, loan production, asset quality, and capital levels, among other matters; Fulton’s and Blue Foundry’s estimates of future costs and benefits of the actions they may take; Fulton’s and Blue Foundry’s ability to achieve their respective or joint financial and other strategic goals; the expected timing of completion of the merger; the expected cost savings, synergies and other anticipated benefits from the merger; and other statements that are not historical facts.

Forward-looking statements may be identified by words such as “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Fulton’s and Blue Foundry’s businesses, beliefs of Fulton’s and Blue Foundry’s managements and assumptions made by Fulton’s and Blue Foundry’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”), which are difficult to predict, change over time, and are often beyond the control of Fulton and Blue Foundry. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

While there is no assurance that any list of factors is complete, in addition to the factors related to the merger discussed under the section entitled “Risk Factors” and the risk factors previously discussed in Fulton’s and Blue Foundry’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are future factors among others:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both parties to terminate the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Fulton or Blue Foundry;

•

the possibility that the requisite Blue Foundry stockholder approval or other approvals or other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Fulton or Blue Foundry or the expected benefits of the merger);

•	the possibility that the merger will not close when expected or at all for any other reason;

•	the ability of Fulton and Blue Foundry to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•

the risk that any announcement relating to the merger could have adverse effects on the market price of Fulton common stock, including as a result of the financial performance of Blue Foundry prior to closing;

•

the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Fulton and Blue Foundry do business;

•	the possibility that the transactions contemplated by the merger agreement may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Blue Foundry’s operations into those of Fulton;

•	such integration may be more difficult, time consuming, or costly than expected;

•	revenues following the merger may be lower than expected;

•	the dilution caused by Fulton’s issuance of additional shares of its capital stock in connection with the merger;

•

effects of the announcement, pendency or completion of the merger on the ability of Fulton and Blue Foundry to retain customers and retain and hire key personnel and maintain relationships with their suppliers and other business partners, and on their operating results and businesses generally;

•

risks related to the potential impact of general economic, political, industry and market factors, including the impact of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the markets where Fulton and Blue Foundry operate, on the parties or the merger and other factors that may affect future results of Fulton and Blue Foundry;

•

continued pressures and uncertainties within the banking industry and Fulton’s and Blue Foundry’s markets, including changes in interest rates and deposit amounts and composition, adverse developments in the level and direction of loan delinquencies, charge-offs, and estimates of the adequacy of the allowance for loan losses, increased competitive pressures, asset and credit quality deterioration, legislative, regulatory, and fiscal policy changes and related compliance costs;

•	uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board or the effects of continued or renewed inflation;

•	volatility and disruptions in global or national capital, currency, and credit markets;

•	the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the Federal Reserve Board, the FDIC, and the Consumer Financial Protection Bureau; and

•

other changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Fulton and Blue Foundry claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, 27A of the Securities Act and 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Except as required by applicable law, neither Fulton nor Blue Foundry undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Fulton and Blue Foundry have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 106.

Fulton and Blue Foundry expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of Fulton and ownership of Fulton common stock and relating to the business of Blue Foundry and ownership of Blue Foundry common stock, respectively, appearing under the caption “Risk Factors” in their Annual Reports on Form 10-K most recently filed with the SEC, and may include additional or updated disclosures of such material risks in their Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

Risks Relating to the Consummation of the Merger and Fulton Following the Merger

Because the market price of Fulton common stock may fluctuate prior to the effective time, including as a result of Blue Foundry’s financial performance prior to the effective time, stockholders cannot be certain of the market value of the merger consideration to be received by Blue Foundry stockholders.

At the effective time, each share of Blue Foundry common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.650 of a share of Fulton common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Fulton common stock or Blue Foundry common stock. Changes in the price of Fulton common stock between now and the effective time will affect the value that Blue Foundry stockholders will receive in the merger. Neither Fulton nor Blue Foundry is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Fulton common stock or Blue Foundry common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Fulton’s and Blue Foundry’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of Fulton, Blue Foundry and other banking companies, the effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the states of Pennsylvania, Delaware, Maryland, New Jersey and Virginia, and regulatory considerations and tax laws, many of which are beyond Fulton’s and Blue Foundry’s control. Therefore, at the time of the Blue Foundry special meeting, Blue Foundry stockholders will not know the market value of the merger consideration that Blue Foundry stockholders will receive at the effective time. You should obtain current market quotations for shares of Fulton common stock (Nasdaq trading symbol “FULT”) and for shares of Blue Foundry common stock (Nasdaq trading symbol “BLFY”).

The market price of Fulton common stock after the merger may be affected by factors different from those currently affecting the independent businesses of Fulton and Blue Foundry.

As a result of the merger, Blue Foundry stockholders will become Fulton shareholders. Fulton’s business differs from that of Blue Foundry and certain adjustments may be made to Fulton’s business as a result of the merger. Accordingly, the results of operations of Fulton and the market price of Fulton common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Fulton and Blue Foundry. For a discussion of the businesses of Fulton and Blue Foundry and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 106.

The opinion delivered by PSC to the Blue Foundry board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of such opinion.

The opinion of PSC, Blue Foundry’s financial advisor, to the Blue Foundry board of directors, was delivered on and dated November 23, 2025. Changes in the operations and prospects of Blue Foundry, general market and economic conditions and other factors which may be beyond the control of Blue Foundry, including the ongoing effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in New Jersey, on such market and economic conditions, and the market prices of Blue Foundry common stock, may have altered the value of Blue Foundry or the prices of shares of Blue Foundry common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the effective time. The opinion does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of such opinion.

Fulton and Blue Foundry are expected to incur substantial costs related to the merger and integration, and these costs may be greater than anticipated due to unexpected events.

Fulton and Blue Foundry have incurred and expect to incur a number of significant non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Fulton or Blue Foundry regardless of whether or not the merger is completed.

In addition, Fulton will incur integration costs following the completion of the merger as Fulton and Blue Foundry integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Fulton and Blue Foundry may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Fulton and Blue Foundry have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Fulton taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining Fulton and Blue Foundry may be more difficult, costly or time-consuming than expected, and Fulton and Blue Foundry may fail to realize the anticipated benefits and cost savings of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Fulton and Blue Foundry. To realize the anticipated benefits and cost savings from the merger, Fulton and Blue Foundry must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized without adversely affecting current revenues and future growth. If Fulton and Blue Foundry are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of Fulton following the completion of the merger, which may adversely affect the value of the common stock of Fulton following the completion of the merger.

Fulton and Blue Foundry have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Fulton and Blue Foundry during this transition period and for an undetermined period after completion of the merger on Fulton.

The future results of Fulton following the completion of the merger may suffer if Fulton does not effectively manage its expanded operations.

Following the merger, the size of the business of Fulton will increase beyond the current size of either Fulton’s or Blue Foundry’s business. Fulton’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. Fulton may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that Fulton will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

Fulton may be unable to retain legacy Blue Foundry personnel successfully after the completion of the merger.

The success of the merger will depend in part on Fulton’s ability to retain the talent and dedication of key employees currently employed by Blue Foundry. It is possible that these employees may decide not to remain with Blue Foundry while the merger is pending or after the completion of the merger. If Fulton and Blue Foundry are unable to retain key employees, including management, who are critical to the successful integration and future operations of Fulton following the merger, Fulton and Blue Foundry could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the merger, if key employees terminate their employment, Fulton’s business activities following the merger may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause Fulton’s business following the merger to suffer. Fulton and Blue Foundry also may not be able to locate or retain suitable replacements for key employees who leave either company.

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on Fulton following the merger.

Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and the NJDOBI and other regulatory authorities in the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Merger — Regulatory Approvals” beginning on page 62. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Fulton’s business following the merger or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Fulton following the merger or otherwise reducing the anticipated benefits of the merger if the merger was consummated successfully within the expected time frame. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of any law, order, injunction or decree or other legal restraint prohibiting or making illegal the consummation of the merger.

In addition, Fulton and its subsidiaries will not be required, and Blue Foundry and its subsidiaries will not be permitted without the written consent of Fulton, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the requisite regulatory approvals that would reasonably be expected to impair in any material respect the benefits of the transactions contemplated by the merger agreement to Fulton or its subsidiaries or have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Fulton and its subsidiaries, taken as a whole, or Blue Foundry and its subsidiaries, taken as a whole, after giving effect to the merger.

The prospective financial information presented in this proxy statement/prospectus is based on various assumptions and may not be realized.

While presented with numeric specificity, there can be no assurance that the prospective financial information presented in this proxy statement/prospectus will be realized, and actual results may vary materially from those shown in the prospective financial information. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The prospective financial information and the assumptions underlying the prospective financial information reflect numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Fulton and Blue Foundry operate. For more information, see the section entitled “The Merger — Certain Unaudited Prospective Financial Information” beginning on page 54.

Certain of Blue Foundry’s directors and executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Blue Foundry stockholders.

Blue Foundry stockholders should be aware that some of Blue Foundry’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Blue Foundry stockholders. These interests and arrangements may create potential conflicts of interest. The Blue Foundry board of directors was aware of these respective interests and arrangements and considered these interests and arrangements, among other matters, when making their decisions to approve and adopt the merger agreement, and in recommending that Blue Foundry stockholders vote to approve and adopt the Blue Foundry merger proposal and the Blue Foundry adjournment proposal.

If the requisite approval of Blue Foundry stockholders is not obtained, or other conditions to the closing of the merger are not met, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) the receipt of the requisite Blue Foundry stockholder approval; (ii) the filing of a notification of listing of the shares of Fulton common stock to be issued in the merger with Nasdaq and non-objection by Nasdaq to such listing; (iii) the receipt of required regulatory approvals, including the approval of the Federal Reserve Board, the OCC and the NJDOBI; (iv) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (v) the absence of any law, order, injunction or decree or other legal restraint prohibiting or making illegal the consummation of the merger. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (b) performance in all material respects by the other party of its obligations under the merger agreement, and (c) receipt by such party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Fulton’s obligation to complete the merger is also subject to the absence of a material adverse effect with respect to Blue Foundry since the execution of the merger agreement.

These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite Blue Foundry stockholder approval, or Fulton or Blue Foundry may elect to terminate the merger agreement in certain other circumstances.

Certain Blue Foundry stockholders have executed voting agreements that requires each such stockholder to vote in favor of the approval and adoption of the merger agreement.

Certain officers and directors of Blue Foundry have entered into voting agreements with Fulton. Pursuant to the voting agreements, each such stockholder has agreed, among other things, to vote his or her shares of Blue Foundry common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would prevent, impede, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger, and against any alternative acquisition proposal. As of the Blue Foundry record date, these stockholders collectively and beneficially owned approximately four percent (4%) of the outstanding shares of Blue Foundry common stock. See the section entitled “Voting Agreements.”

Failure to complete the merger could negatively impact Fulton or Blue Foundry.

If the merger is not completed for any reason, including as a result of Blue Foundry stockholders’ failure to approve and adopt the Blue Foundry merger proposal, there may be various adverse consequences and Fulton and/or Blue Foundry may experience negative reactions from the financial markets and from their respective customers and employees. For example, Fulton’s or Blue Foundry’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Fulton common stock or Blue Foundry common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. If the merger agreement is terminated under certain circumstances, Blue Foundry may be required to pay a termination fee of $9,694,662 to Fulton.

Additionally, each of Fulton and Blue Foundry has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Fulton and Blue Foundry would have to pay some of these expenses without realizing the expected benefits of the merger.

Fulton and Blue Foundry will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Fulton and Blue Foundry. These uncertainties may impair Fulton’s or Blue Foundry’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Fulton or Blue Foundry to seek to change existing business relationships with Fulton or Blue Foundry. In addition, subject to certain exceptions, Blue Foundry has agreed to operate its business in the ordinary course consistent with past practice in all material respects and to refrain from taking certain actions that may adversely affect or delay its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Fulton and/or Blue Foundry from pursuing attractive business opportunities that may arise prior to the completion of the merger.

The announcement of the proposed merger could disrupt Fulton’s and Blue Foundry’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the proposed transaction, risks relating to the impact of the announcement of the merger on Fulton’s and Blue Foundry’s business include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect Fulton’s and Blue Foundry’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Fulton and Blue Foundry maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with Fulton and Blue Foundry or fail to extend existing relationships with Fulton and Blue Foundry; and

•	Fulton and Blue Foundry have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits Blue Foundry’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Blue Foundry.

The merger agreement contains “no shop” covenants that restrict Blue Foundry’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage or participate in any negotiations concerning, or disclose or provide any confidential or nonpublic information or have or participate in any discussions with, or otherwise cooperate in any with, any person relating to, any alternative acquisition proposals, subject to certain exceptions. These provisions, which could result in a $9,694,662 termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Blue Foundry from considering or making that acquisition proposal.

The shares of Fulton common stock to be received by Blue Foundry stockholders as a result of the merger will have different rights from the shares of Blue Foundry common stock.

Upon completion of the merger, the rights of former Blue Foundry stockholders who receive shares of Fulton common stock in the merger and thereby become Fulton shareholders will be governed by the Fulton articles and the Fulton bylaws. The rights associated with Blue Foundry common stock are different from the rights associated with Fulton common stock. In addition, the rights of shareholders under Pennsylvania law, where Fulton is organized, may differ from the rights of stockholders under Delaware law, where Blue Foundry is organized. See the section entitled “Comparison of the Rights of Fulton Shareholders and Blue Foundry Stockholders” beginning on page 91.

Fulton has various provisions in the Fulton articles that could impede a takeover of Fulton.

The Fulton articles contain provisions providing for, among other things, preferred stock, supermajority approval of certain business transactions, and consideration of non-monetary factors in evaluating a takeover offer. Although these provisions were not adopted for the express purpose of preventing or impeding the takeover of Fulton, without the approval of the Fulton board of directors, such provisions may have that effect. Such provisions may prevent former Blue Foundry stockholders who receive shares of Fulton common stock in the merger from taking part in a future transaction in which such stockholders could realize a premium over the current market price of Fulton common stock.

Blue Foundry stockholders will have a reduced ownership and voting interest in Fulton after the consummation of the merger and will exercise less influence over management.

Blue Foundry stockholders currently have the right to vote in the election of the board of directors and on other matters affecting Blue Foundry. When the merger is completed, each Blue Foundry stockholder will become a Fulton shareholder, with a percentage ownership of the shares of common stock of Fulton that is smaller than the holder’s percentage ownership of Blue Foundry prior to the consummation of the merger. Based on the number of shares of Fulton common stock outstanding as of November 24, 2025, the date of the merger agreement, and based on the number of shares of Fulton common stock expected to be issued in the merger, we estimate that existing Fulton shareholders will own approximately ninety-three and one-half percent (93.5%) and former Blue Foundry stockholders will own approximately six and one-half percent (6.5%) of the common stock of Fulton following the completion of the merger. Because of this, Blue Foundry stockholders may have less influence on the management and policies of Fulton than they now have on the management and policies of Blue Foundry.

Blue Foundry stockholders will not have appraisal rights in connection with the merger or other matters to be voted on at the Blue Foundry special meeting.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depository receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depository receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depository receipts described above or any combination of the foregoing.

Because Blue Foundry common stock is listed on Nasdaq, a national securities exchange, and because Blue Foundry stockholders will receive in the merger only shares of Fulton common stock, which will be publicly listed on Nasdaq upon the effective time, and cash in lieu of fractional shares, Blue Foundry stockholders will not be entitled to any appraisal rights in connection with the merger.

Issuance of shares of Fulton common stock in connection with the merger may adversely affect the market price of Fulton common stock.

In connection with the payment of the merger consideration, Fulton expects to issue approximately 13.5 million shares of Fulton common stock to Blue Foundry stockholders. The issuance of these new shares of Fulton common stock may result in fluctuations in the market price of Fulton common stock, including a stock price decrease.

Fulton or Blue Foundry or both may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the merger could prevent or delay completion of the merger and result in additional costs to Fulton and Blue Foundry, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Blue Foundry, the Blue Foundry board of directors or Fulton or the Fulton board of directors in connection with the merger that remains unresolved at the effective time may adversely affect Fulton’s business, financial condition, results of operations and cash flows.

Risks Relating to Fulton’s Business

You should read and consider risk factors specific to Fulton’s business that will also affect Fulton after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Fulton’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Fulton’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to Blue Foundry’s Business

You should read and consider risk factors specific to Blue Foundry’s business that will also affect the combined company after the merger. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Blue Foundry’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Blue Foundry’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 106 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

THE BLUE FOUNDRY VIRTUAL SPECIAL MEETING

This section contains information for Blue Foundry stockholders about the special meeting that Blue Foundry has called to allow Blue Foundry stockholders to consider and vote on the Blue Foundry merger proposal and the Blue Foundry adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the special meeting and a form of proxy card that the Blue Foundry board of directors is soliciting for exercise by Blue Foundry stockholders at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The Blue Foundry special meeting will be held via live webcast only on January 29, 2026, at 11:00 a.m., Eastern Time. Blue Foundry stockholders may participate in the Blue Foundry special meeting by accessing www.virtualshareholdermeeting.com/BLFY2026SM.

Matters to be Considered

At the special meeting, Blue Foundry stockholders will be asked to consider and vote upon the following proposals:

•	the Blue Foundry merger proposal; and

•	the Blue Foundry adjournment proposal.

A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and Blue Foundry stockholders are encouraged to read it carefully in its entirety.

Recommendation of the Blue Foundry Board of Directors

The Blue Foundry board of directors recommends that you vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal. See “The Merger — Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors” beginning on page 41 for a more detailed discussion of the Blue Foundry board of directors’ recommendation.

Record Date and Quorum

The Blue Foundry board of directors has fixed the close of business on December 18, 2025 as the Blue Foundry record date for the determination of Blue Foundry stockholders entitled to notice of and to vote at the Blue Foundry special meeting. As of the Blue Foundry record date, there were 20,761,225 shares of Blue Foundry common stock outstanding.

The presence at the Blue Foundry special meeting, either by attendance virtually or by proxy, of holders of a majority of the shares of Blue Foundry common stock that are outstanding and entitled to vote as of the Blue Foundry record date will constitute a quorum for the transaction of business at the Blue Foundry special meeting.

At the Blue Foundry special meeting, each share of Blue Foundry common stock is entitled to one (1) vote on all matters properly submitted to Blue Foundry stockholders.

As of the close of business on the Blue Foundry record date, Blue Foundry directors, executive officers and their affiliates owned and were entitled to vote approximately 888,785 shares of Blue Foundry common stock, representing approximately four percent (4%) of the outstanding shares of Blue Foundry common stock.

Certain of Blue Foundry’s directors and executive officers have entered into voting agreements to vote their shares in favor of the Blue Foundry merger proposal and the Blue Foundry adjournment proposal.

Attending the Blue Foundry Special Meeting

If you were a Blue Foundry stockholder as of the close of business on the Blue Foundry record date, you may attend the Blue Foundry special meeting. As a registered stockholder, you received a proxy card with this proxy statement. The proxy card contains instructions on how to attend the virtual Blue Foundry special meeting, including the website along with your control number. You will need your control number for access.

If you hold your shares through a bank, broker, trustee or other nominee (that is, in street name), you will receive instructions from your bank, broker, trustee or other nominee that you must follow in order to submit your voting instructions and have your shares voted at the Blue Foundry special meeting. If you want to vote at the Blue Foundry special meeting, you may visit www.virtualstockholdermeeting.com/BLFY2026SM; press the “Attend Meeting” button and follow the instructions. You may be instructed to obtain a legal proxy from your bank, broker, trustee or other nominee and to submit a copy in advance of the Blue Foundry special meeting. Further instructions will be provided to you via email.

In order to attend the virtual Blue Foundry special meeting, you must visit www.virtualstockholdermeeting.com/BLFY2026SM. Upon entry of your 16-digit control number and other required information, you will receive further instructions via email that provides you access to the virtual Blue Foundry special meeting and to vote and submit questions during the virtual meeting.

As part of the attendance process, you must enter the control number located on your proxy card. If you are a beneficial owner of shares registered in the name of a bank, broker, trustee or other nominee, you may also need to provide the registered name on your account and the name of your bank, broker, trustee or other nominee as part of the attendance process.

Only the latest-dated, validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the virtual meeting by following the instructions under “— Revocation of Proxies” below. If you have any questions regarding this information or the proxy materials, please call Elyse D. Beidner, Executive Vice President, Chief Legal Officer and Corporate Secretary for Blue Foundry at (201) 939-5000; or Georgeson at (866) 441-6116.

Required Vote

Blue Foundry merger proposal:

•

Vote required: Approval of the Blue Foundry merger proposal requires the affirmative vote of a majority of the outstanding shares of Blue Foundry common stock entitled to vote. Approval of the Blue Foundry merger proposal is a condition to complete the merger.

•

Effect of abstentions and failure to vote: If a Blue Foundry stockholder is present at the Blue Foundry special meeting and abstains from voting, responds by proxy with an “ABSTAIN,” fails to submit a proxy or vote at the Blue Foundry special meeting or fails to instruct his, her or its bank, broker, trustee or other nominee how to vote with respect to the Blue Foundry merger proposal (i.e., a broker non-vote), it will have the same effect as a vote “AGAINST” the Blue Foundry merger proposal.

Blue Foundry adjournment proposal:

•

Vote required: Approval of the Blue Foundry adjournment proposal requires the affirmative vote of a majority of all votes cast on the matter at the Blue Foundry special meeting. Approval of the Blue Foundry adjournment proposal is not a condition to complete the merger.

•

Effect of abstentions and failure to vote: If a Blue Foundry stockholder is present at the Blue Foundry special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” is not present at the Blue Foundry special meeting and does not respond by proxy or does not provide his, her or its bank, broker, trustee or other nominee with instructions (i.e., a broker non-vote) how to vote with respect to the Blue Foundry adjournment proposal, it will have no effect on such proposal.

Proxies

A holder of Blue Foundry common stock may vote in advance by proxy or during the Blue Foundry special meeting. If you hold your shares of Blue Foundry common stock in your name as a record holder, to submit a proxy, you, as a holder of Blue Foundry common stock, may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

We request that Blue Foundry stockholders authorize a proxy by telephone, via the internet or by completing and signing the accompanying proxy card and returning it to Blue Foundry as soon as possible in the enclosed postage-paid envelope whether or not you plan to attend the meeting. When the accompanying proxy card is returned properly executed, the shares of Blue Foundry common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal.

If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may submit your voting instructions by telephone or the internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or authorize a proxy via the internet or by telephone, whether or not you plan to attend the Blue Foundry special meeting virtually. Sending in your proxy card or authorizing a proxy by telephone or via the internet will not prevent you from attending the Blue Foundry special meeting or voting your shares at the Blue Foundry special meeting because you may revoke your proxy at any time before it is voted.

Revocation of Proxies

If you directly hold shares of Blue Foundry common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the Blue Foundry special meeting. You can do this by:

•	submitting a valid, later dated proxy card in a timely manner that is received no later than the time of the commencement of the Blue Foundry special meeting;

•	submitting a letter dated vote by telephone or through the internet in a timely manner (and in any event no later than the commencement of the Blue Foundry special meeting);

•	giving written notice of such revocation to Blue Foundry’s corporate secretary, which written notice is received prior to the time of the commencement of the Blue Foundry special meeting; or

•	attending and voting at the virtual Blue Foundry special meeting.

If your shares are held by a bank, broker, trustee or other nominee and you wish to revoke a proxy, you should contact your bank, broker, trustee or other nominee and follow its procedures for changing your voting instructions. You also may vote at the Blue Foundry special meeting to revoke an earlier proxy if you provide an executed proxy from your bank, broker, trustee or other nominee indicating that you were the beneficial owner of the shares on the Blue Foundry record date, and that such bank, broker, trustee or other nominee is giving you its proxy to vote the shares.

Attendance at the Blue Foundry special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Blue Foundry after the voting polls are closed at the Blue Foundry special meeting will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Blue Foundry Bancorp, 7 Sylvan Way, Suite 200, Parsippany, New Jersey 07054, Attention: Corporate Secretary. If the Blue Foundry special meeting is postponed or adjourned, it will not affect the ability of Blue Foundry stockholders of record as of the Blue Foundry record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of Blue Foundry common stock on behalf of their customers may not give a proxy to Blue Foundry to vote those shares with respect to any of the proposals without specific instructions from their customers, as banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Blue Foundry special meeting, including the Blue Foundry merger proposal and the Blue Foundry adjournment proposal.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Blue Foundry special meeting will be “non-routine” matters. If your bank, broker, trustee or other nominee holds your shares of Blue Foundry common stock in “street name,” such entity will vote your shares of Blue Foundry common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

As an inducement for each of Fulton and Blue Foundry to enter into the merger agreement, certain officers and directors of Blue Foundry entered into voting agreements with Fulton. As of the Blue Foundry record date, such stockholders collectively and beneficially owned approximately four percent (4%) of the outstanding shares of Blue Foundry common stock.

Pursuant to the voting agreements, each such stockholder agreed, among other things, to vote his or her shares of Blue Foundry common stock in favor of the approval and adoption of the merger agreement. Subject to certain exceptions, each such stockholder also agreed not to transfer his or her shares of Blue Foundry common stock without the prior written consent of Fulton.

The form of the voting agreement is included in this proxy statement/prospectus as Exhibit A to the merger agreement, which is attached as Annex A to this proxy statement/prospectus.

Solicitation of Proxies

Fulton and Blue Foundry will each pay the expenses incurred by such party in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Blue Foundry has retained Georgeson, and will pay them a fee of $27,300 plus reasonable expenses for these services. Blue Foundry and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of Blue Foundry common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Blue Foundry. No additional compensation will be paid to Blue Foundry’s directors, officers or employees for solicitation.

You should not send in any Blue Foundry stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Blue Foundry stockholders as soon as practicable after the completion of the merger.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this proxy statement/prospectus is being delivered to Blue Foundry stockholders residing at the same address, unless such stockholders have notified Blue Foundry of their desire to receive multiple copies of the proxy statement/prospectus.

Blue Foundry will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any Blue Foundry stockholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Blue Foundry’s proxy solicitor, Georgeson, by calling (866) 441-6116.

Questions and Additional Information

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact Blue Foundry’s Corporate Secretary at (201) 939-5000 or Georgeson at (866) 441-6116.

BLUE FOUNDRY PROPOSALS

PROPOSAL 1: BLUE FOUNDRY MERGER PROPOSAL

Pursuant to the merger agreement, Blue Foundry is asking Blue Foundry stockholders to adopt and approve the merger and the other transactions contemplated by the merger agreement. Blue Foundry stockholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Blue Foundry board of directors, by unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Blue Foundry and Blue Foundry stockholders. See “The Merger — Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors” beginning on page 41 for a more detailed discussion of the Blue Foundry board of director recommendation.

The adoption and approval of the Blue Foundry merger proposal by Blue Foundry stockholders is a condition to complete the merger.

The Blue Foundry board of directors unanimously recommends a vote “FOR” the Blue Foundry merger proposal.

PROPOSAL 2: BLUE FOUNDRY ADJOURNMENT PROPOSAL

The Blue Foundry special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Blue Foundry special meeting to adopt and approve the Blue Foundry merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Blue Foundry stockholders.

If, at the Blue Foundry special meeting, the number of shares of Blue Foundry common stock present virtually or represented and voting in favor of the Blue Foundry merger proposal is insufficient to approve the Blue Foundry merger proposal, Blue Foundry intends to move to adjourn the Blue Foundry special meeting in order to enable the Blue Foundry board of directors to solicit additional proxies for approval of the Blue Foundry merger proposal. In that event, Blue Foundry will ask Blue Foundry stockholders to vote upon the Blue Foundry adjournment proposal, but not the Blue Foundry merger proposal.

In this proposal, Blue Foundry is asking Blue Foundry stockholders (i) if there are not sufficient votes at the time of the Blue Foundry special meeting to approve the Blue Foundry merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Blue Foundry stockholders, to approve the adjournment of the Blue Foundry special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Blue Foundry stockholders who have previously voted. Pursuant to the Blue Foundry bylaws, the special meeting may be adjourned without notice other than announcement at the special meeting, but if the adjournment is for more than sixty (60) days after the original Blue Foundry record date, a new record date must be set and a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

The approval of the Blue Foundry adjournment proposal by Blue Foundry stockholders is not a condition to complete the merger.

The Blue Foundry board of directors unanimously recommends a vote “FOR” the Blue Foundry adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, Pennsylvania 17604

717-291-2411

Fulton is a Pennsylvania corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. Through Fulton’s banking subsidiary, Fulton Bank, Fulton delivers financial services primarily within its five (5)-state market area, comprised of Pennsylvania, Delaware, Maryland, New Jersey and Virginia. As of September 30, 2025, Fulton had, on a consolidated basis, total assets of $32 billion, loans and leases, net of unearned income of $24 billion, total deposits of $26.3 billion and total shareholders’ equity of $3.4 billion.

Fulton’s common stock is traded on Nasdaq under the symbol “FULT.”

For more information about Fulton, please visit Fulton’s website at www.fultonbank.com. The information provided on Fulton’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Fulton is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

Blue Foundry Bancorp

19 Park Avenue

Rutherford, New Jersey 07070

201-939-5000

Blue Foundry is a Delaware corporation, which became the holding company for Blue Foundry Bank on July 15, 2021, following the completion of the mutual-to-stock conversion of Blue Foundry, MHC. In connection with the conversion, Blue Foundry sold 27,772,500 shares of common stock, par value $0.01 per share, at a price of $10 per share, for gross proceeds of $277.7 million. Blue Foundry also contributed 750,000 shares of common stock and $1.5 million in cash to Blue Foundry Charitable Foundation, Inc. Shares of Blue Foundry common stock began trading on July 16, 2021 on Nasdaq under the trading symbol “BLFY.”

Blue Foundry owns all of the outstanding common stock of Blue Foundry Bank, and as such, is a bank holding company subject to regulation by the Federal Reserve Board.

Blue Foundry Bank is a New Jersey-chartered stock savings bank that was organized in 1939 as Boiling Springs Savings & Loan Association by the combination of the Rutherford Mutual Loan and Building Association, which had been founded in 1876, and the East Rutherford Savings, Loan and Building Association. In 1992, Boiling Springs Savings & Loan Association converted to a New Jersey-chartered mutual savings bank and became known as Boiling Springs Savings Bank. Boiling Springs Savings Bank’s name was changed to Blue Foundry Bank in 2019. At September 30, 2025, Blue Foundry Bank had assets of $2.15 billion, net loans of $1.70 billion and deposits of $1.52 billion.

Blue Foundry Bank’s principal business is originating loans consisting of commercial real estate mortgages, construction, commercial and industrial loans, multifamily, residential and home equity loans and lines of credit in Blue Foundry’s principal market and surrounding areas. In addition, Blue Foundry occasionally lends outside of its branch network in more densely populated and metropolitan areas, adding diversification to its loan portfolio. Blue Foundry attracts retail deposits from the general public in the areas surrounding its banking offices, through its borrowers, and through its online presence, offering a wide variety of deposit products. Blue

Foundry also invests in securities. Blue Foundry’s revenues are derived primarily from interest on loans and, to a lesser extent, interest on mortgage-backed and other investment securities. Blue Foundry’s primary sources of funds are deposits, principal and interest payments on loans, and securities and borrowings.

Blue Foundry Bank is subject to comprehensive regulation and examination by the NJDOBI and the FDIC.

Blue Foundry Bank’s market area is primarily northern New Jersey. As of September 30, 2025, Blue Foundry Bank operates 20 full service banking offices in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, and Union counties in New Jersey. The administrative offices of Blue Foundry and Blue Foundry Bank are located at 7 Sylvan Way, Suite 200, Parsippany, New Jersey 07054. Blue Foundry’s telephone number is (201) 939-5000.

The economy in Blue Foundry’s primary market area benefits from being varied and diverse, with a broad economic base. New Jersey, counted among the wealthiest states in the nation with an estimated population of 9.3 million, is considered one of the most attractive banking markets in the United States. Within Blue Foundry’s primary market areas, Blue Foundry Bank had less than one percent (1%) of bank deposit market share as of June 30, 2025, the latest date for which statistics are available.

Blue Foundry’s common stock is traded on Nasdaq under the symbol “BLFY.”

For more information about Blue Foundry, please visit Blue Foundry’s website at www.bluefoundrybank.com. The information provided on Blue Foundry’s website (other than the documents incorporated by reference herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference. Additional information about Blue Foundry is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of Fulton’s and Blue Foundry’s respective board of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Blue Foundry will merge with and into Fulton, with Fulton continuing as the surviving corporation, which is referred to as the merger. Following the merger, Blue Foundry Bank, a wholly owned subsidiary of Blue Foundry, will be merged with and into Fulton Bank, a wholly owned subsidiary of Fulton, with Fulton Bank continuing as the surviving bank, which is referred to as the bank merger.

Subject to the terms and conditions of the merger agreement, at the effective time, each share of Blue Foundry common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive 0.650 of a share of Fulton common stock. Blue Foundry stockholders who would otherwise be entitled to a fraction of a share of Fulton common stock in the merger will instead receive, in lieu of the fraction of a share, an amount in cash (rounded to the nearest cent) based on the Fulton closing share value.

Blue Foundry stockholders are being asked to approve and adopt the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the complete the merger and provisions for terminating or amending the merger agreement. Fulton shareholders are not entitled to voting rights in connection with the merger.

Background of the Merger

As part of its periodic strategic planning process, the Blue Foundry board of directors and executive management from time to time review and discuss long term strategies, prospects and strategic alternatives in the context of the national and local economic environment and regulatory and other developments. In June 2023, the Blue Foundry board of directors engaged PSC to assist Blue Foundry in identifying ways to increase long-term shareholder value, including providing advice and assistance in connection with assessing a possible merger and acquisition transaction as a means of delivering value to its stockholders. Blue Foundry included disclosure of this activity and the engagement of a nationally recognized investment banking firm in its April 15, 2024 proxy statement as well as in subsequent proxy statements.

On August 16, 2023, at a regularly scheduled meeting of the Blue Foundry board of directors, PSC provided an update as to the status of the banking industry, the bank merger and acquisition market and an analysis of possible partners for a potential business combination. The Blue Foundry board of directors held additional regularly scheduled board meetings in the latter half of 2023 and into 2024 that included discussions of Blue Foundry’s prospects as a stand-alone company and possible partners for a potential business combination or a merger of equals.

On November 20, 2024, at a regularly scheduled meeting, the Blue Foundry board of directors, executive management and representatives of PSC discussed financial projections, prepared by Blue Foundry, in order to continue to evaluate a variety of strategic options. PSC also provided an update as to the status of the banking industry, the bank merger and acquisition market, and an analysis of possible partners for a potential business combination, including a strategic transaction and/or a merger of equals. The Blue Foundry board of directors authorized PSC to pursue a potential strategic transaction with third parties as identified during the Blue Foundry board of directors meeting. In addition, the Blue Foundry board of directors established a special committee of two independent directors, comprised of directors J. Christopher Ely and John F. Kuntz, to facilitate the process if and as needed.

From November 2024 through January 2025, PSC approached 21 financial institution holding companies and two credit unions regarding their interest in acquiring a bank holding company operating in the New York/New Jersey metropolitan area. Four bank holding companies initially expressed interest, and two bank holding companies entered into mutual confidentiality agreements with Blue Foundry. The nondisclosure agreements included certain standstill provisions prohibiting each company from proposing or seeking to acquire Blue Foundry other than through the indication of interest process, which prohibitions terminated once Blue Foundry entered into an agreement to be acquired by a third party. Among the twenty one (21) holding companies PSC approached, one was contacted to explore a possible merger-of-equals transaction with Blue Foundry. During this period, Blue Foundry’s Chief Executive Officer met with his counterparts at other financial institutions that had a strong New York/northern New Jersey/Pennsylvania presence to discuss possible strategic alternatives.

From April 2025 through September 2025 both the Blue Foundry Chief Executive Officer and PSC representatives had regular discussions with senior executives of potential interested parties. Many of the parties contacted had also been contacted in the November 2024 through January 2025 outreach. Those potential partners were located in the New York / New Jersey / Pennsylvania market areas. There was no additional interest shown by those parties nor were any additional mutual confidentiality agreements entered into.

PSC reached out to Fulton in August 2025 to gauge its interest in a possible strategic transaction with Blue Foundry. Fulton and Blue Foundry entered into a mutual confidentiality agreement on August 19, 2025. Fulton was granted access to the data room and initiated its due diligence of Blue Foundry. During this period, each party and their respective investment banking firms discussed possible terms of a potential transaction, including the basis of an exchange ratio for an all-stock transaction, various loan and deposit marks, possible cost savings and other related information. Blue Foundry’s Chief Executive Officer and representatives of PSC gave a status report to the Blue Foundry board of directors on September 17, 2025, outlining the parameters of a potential transaction.

On September 29, 2025, Fulton submitted a non-binding indication of interest for an all-stock merger transaction with Blue Foundry. Fulton proposed an aggregate purchase price of up to $12.75 for each share of Blue Foundry common stock, comprised of two components: (a) a fixed exchange ratio of 0.629 shares of Fulton common stock for each share of Blue Foundry common stock, representing a price per share of $12.00 per share based on Fulton’s 10-day volume weighted average price of $19.09 as of September 26, 2025, and (b) possible additional consideration of up to $0.75 per share, subject to (i) a mutually satisfactory solution of the disposition of certain portions of Blue Foundry’s administrative headquarters, (ii) final adjustments related to all balance sheet fair value marks and (iii) final credit marks. The non-binding indication of interest also included an exclusivity provision whereby Blue Foundry would agree not to enter into or solicit negotiations with another party with respect to an acquisition of Blue Foundry for a sixty (60)-day period.

Following receipt and execution of the Fulton indication of interest, the Chief Executive Officers of each company had various direct communications and meetings concerning the indication of interest, as did representatives of PSC and Stephens, particularly on the issue of assuring Blue Foundry stockholders certainty on the exchange ratio without any additional contingent consideration. Throughout October and November 2025, both parties continued to conduct due diligence, including management interviews and review of documents in the virtual data rooms.

On October 31, 2025, Holland & Knight LLP (“Holland & Knight”), Fulton’s legal advisor, delivered to Luse Gorman, PC (“Luse Gorman”), Blue Foundry’s legal advisor, a first draft of a merger agreement, which was provided to Blue Foundry and PSC. Thereafter, and continuing through November 23, 2025, the parties and their counsel negotiated the terms of the merger agreement and related transaction documents, including finalizing a fixed exchange ratio of 0.650, the voting agreements, settlement and restrictive covenant agreements between Blue Foundry and each of James Nesci, Blue Foundry’s Chief Executive Officer and Kelly Pecoraro, Blue Foundry’s Chief Financial Officer, and plan of bank merger, reflecting discussions between the parties regarding transaction terms.

From October 2025 to November 2025, Fulton continued to conduct due diligence on Blue Foundry. Due diligence information was provided across multiple venues, including, but not limited to, a virtual data room, in-person meetings, video conferences and direct loan file reviews.

At its monthly board meeting on November 19, 2025, the Blue Foundry board of directors held an executive session in which representatives of PSC and Luse Gorman participated. In the executive session, PSC provided an update on the banking industry, an update on bank merger and acquisition activity, a stand-alone analysis of Blue Foundry, as well as a preliminary pro forma analysis of the potential strategic opportunity with Fulton. PSC and Luse Gorman reviewed the status of the discussions with Fulton and its advisors, including the remaining outstanding material issues in the proposed transaction. PSC reviewed its financial analysis. Luse Gorman discussed the fiduciary duties of the Blue Foundry board of directors applicable to the transaction and then reviewed the material terms of the merger agreement and related documents. At the conclusion of the executive session, the Blue Foundry board of directors unanimously approved executive management and advisors to continue discussions with Fulton on the remaining outstanding matters.

On November 23, 2025, the Blue Foundry board of directors and Blue Foundry Bank board of directors held a special meeting, at which representatives of PSC and Luse Gorman were in attendance. At the special meeting, PSC reviewed its financial analysis and rendered to the Blue Foundry board of directors an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by it as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Blue Foundry common stock. See the section entitled “— Opinion of Blue Foundry’s Financial Advisor” beginning on page 44 and Annex B. Luse Gorman discussed the fiduciary duties of the Blue Foundry board of directors applicable to the transaction and then reviewed the terms of the merger agreement and related documents. At the conclusion of the discussion, the Blue Foundry board of directors unanimously approved the merger agreement and the transactions contemplated thereby, and determined to recommend that the Blue Foundry stockholders approve the merger agreement. For further information concerning the factors considered by the Blue Foundry board of directors in reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, see the section entitled “— Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors” beginning on page 41.

On the morning of November 24, 2025, the Fulton board of directors held a special meeting to continue to review and consider the merger agreement and the transactions and agreements contemplated by it. At the meeting, representatives of Fulton’s legal counsel, Holland & Knight, advised the Fulton board of directors of their fiduciary duties in reviewing the potential transaction. Representatives of Stephens Inc. reviewed with the Fulton board of directors financial matters regarding the proposed merger transaction. After additional discussion and deliberation, the Fulton board of directors approved and adopted the draft merger agreement and the transactions and agreements contemplated by it and determined that the merger agreement and the transactions contemplated by it were in the best interests of Fulton and its shareholders.

Following the respective board meetings of Blue Foundry and Fulton, Blue Foundry and Fulton executed the merger agreement and the directors and certain executive officers of Blue Foundry each executed the voting agreements with Fulton. Mr. Nesci and Ms. Pecoraro executed their respective settlement and restrictive covenant agreements with Blue Foundry. On the morning of November 24, 2025, Fulton and Blue Foundry issued a joint press release announcing the execution of the merger agreement.

Blue Foundry’s Reasons for the Merger; Recommendation of the Blue Foundry Board of Directors

The Blue Foundry board of directors, at a special meeting held on November 23, 2025, unanimously (i) determined that the merger agreement was in the best interests of Blue Foundry and its stockholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Blue Foundry board of directors unanimously recommends that the Blue Foundry stockholders vote “FOR” the Blue Foundry merger proposal and “FOR” the Blue Foundry adjournment proposal.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Blue Foundry stockholders adopt the merger agreement and approve the merger, the Blue Foundry board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with Blue Foundry management, as well as with Blue Foundry’s financial and legal advisors, and considered a number of factors, including the following:

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Blue Foundry’s strategic opportunities, business, operations, financial condition, earnings, and prospects and its assessment of Fulton’s business, operations, financial condition, earnings, and prospects, including both Blue Foundry’s and Fulton’s geographic positions in the northern New Jersey Metropolitan Area;

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the fact that Blue Foundry, with the assistance of its advisors, undertook a lengthy and thorough process of reviewing and analyzing potential strategic partners, which included an outreach to 23 parties;

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its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Blue Foundry’s and the combined company’s potential growth, development, productivity and strategic options;

•	the challenges that Blue Foundry would encounter in generating stockholder returns that would result in enhanced valuation relative to peers;

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its belief that the merger will result in a more competitive banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Blue Foundry’s stockholders as compared to continuing to operate as a stand-alone entity;

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the fact that Blue Foundry stockholders will receive Fulton common stock as the merger consideration, which offers Blue Foundry stockholders the opportunity to participate as shareholders of Fulton in the future performance of the combined company;

•	the approximately 45% premium to Blue Foundry’s market price as of November 23, 2025;

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the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company due to its larger size, asset base, capital, market capitalization and geographic footprint as compared to Blue Foundry as an independent organization;

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the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

•	Fulton’s market capitalization and dividend payment history;

•	the enhanced liquidity for Blue Foundry’s stockholders;

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the complementary nature of Blue Foundry’s and Fulton’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

•	the combined company’s enhanced deposit market share positions in Morris and Middlesex Counties of New Jersey;

•	its belief that the two companies’ corporate cultures are similar and compatible, which should facilitate integration and implementation of the merger;

•	the fact that both Blue Foundry and Fulton have similar commitments to their respective customers and communities;

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its review and discussions with Blue Foundry’s management concerning Blue Foundry’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Fulton;

•	the ability of Fulton to complete the merger from a financial and regulatory perspective;

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the Blue Foundry board of director’s understanding that the merger will qualify as a “reorganization” under the Code and that, as a result, Blue Foundry’s stockholders will not recognize gain or loss with respect to their receipt of Fulton common stock in the merger;

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the fact that the exchange ratio would be fixed, which the Blue Foundry board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that Blue Foundry’s common stockholders will have an opportunity to vote on the approval of the merger;

•	the expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•	the impact of the merger on Blue Foundry’s employees, including the compensation and employee benefits agreed to be provided by Fulton pursuant to the merger agreement;

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the financial analyses of PSC and its written opinion, dated November 23, 2025, delivered to the Blue Foundry board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Blue Foundry common stock. See “The Merger — Opinion of Blue Foundry’s Financial Advisor” beginning on page 44; and

•	the terms of the merger agreement, which Blue Foundry reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions.

The Blue Foundry board of directors also considered the potential risks related to the transaction, but concluded that the anticipated benefits of combining with Fulton were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key Blue Foundry employees during the pendency of the merger and thereafter;

•	the risk that the consideration to be paid to Blue Foundry stockholders could be adversely affected by a decrease in the trading price of Fulton common stock during the pendency of the merger;

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the restrictions on the conduct of Blue Foundry’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Blue Foundry from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Blue Foundry’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	certain anticipated merger-related costs, which could also be higher than expected;

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the regulatory and other approvals required in connection with the merger and the risk that such approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

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the fact that: (i) Blue Foundry would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Blue Foundry would be obligated to pay to Fulton a termination fee of $9,694,662 if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Blue Foundry from pursuing such a transaction;

•	the potential for legal claims challenging the merger;

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the risk that the merger may not be completed despite the combined efforts of Blue Foundry and Fulton or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 22 and 19, respectively.

The foregoing discussion of the information and factors considered by the Blue Foundry board of directors is not intended to be exhaustive, but includes the material factors considered by the Blue Foundry board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the Blue Foundry board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Blue Foundry board of directors considered all these factors as a whole in evaluating the merger agreement and the transactions contemplated thereby, including the merger.

For the reasons set forth above, the Blue Foundry board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Blue Foundry and its stockholders, and approved the merger agreement and the transactions contemplated thereby, including the merger.

In considering the recommendation of the Blue Foundry board of directors, you should be aware that certain directors and executive officers of Blue Foundry may have interests in the merger that are different from, or in addition to, interests of shareholders of Blue Foundry generally and may create potential conflicts of interest. The Blue Foundry board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to Blue Foundry’s stockholders that they vote in favor of the Blue Foundry merger proposal. See “The Merger — Interests of Certain Blue Foundry Directors and Executive Officers in the Merger” beginning on page 57.

It should be noted that this explanation of the reasoning of the Blue Foundry board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19.

For the reasons set forth above, the Blue Foundry board of directors unanimously recommends that the holders of Blue Foundry common stock vote “FOR” the Blue Foundry merger proposal and “FOR” the other proposals to be considered at the Blue Foundry special meeting.

Opinion of Blue Foundry’s Financial Advisor

Blue Foundry retained PSC to act as financial advisor to the Blue Foundry board of directors in connection with Blue Foundry’s consideration of a possible business combination. Blue Foundry selected PSC to act as its financial advisor because PSC is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, PSC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

PSC acted as financial advisor to the Blue Foundry board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 23, 2025 meeting at which the Blue Foundry board of directors considered the merger and the merger agreement, PSC delivered to the Blue Foundry board of directors its oral opinion, which was subsequently confirmed in writing on November 23, 2025, to the effect that, as of such date, the exchange ratio was fair to the holders of Blue Foundry’s common stock from a financial point of view. The full text of PSC’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PSC in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Blue Foundry common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

PSC’s opinion was directed to the Blue Foundry board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any stockholder of Blue Foundry as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the merger and the merger agreement. PSC’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Blue Foundry common stock and did not address the underlying business decision of Blue Foundry to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Blue Foundry or the effect of any other transaction in which Blue Foundry might engage. PSC also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Blue Foundry or Fulton, or any class of such persons, if any, relative to the compensation to be received in the merger by any other stockholder. PSC’s opinion was approved by PSC’s fairness opinion committee.

In connection with its opinion, PSC reviewed and considered, among other things:

•	a draft of the merger agreement, dated November 21, 2025;

•	certain publicly available financial statements and other historical financial information of Blue Foundry and its banking subsidiary, Blue Foundry Bank, that PSC deemed relevant;

•	certain publicly available financial statements and other historical financial information of Fulton and its banking subsidiaries that PSC deemed relevant;

•

certain internal financial projections for Blue Foundry for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Blue Foundry of a certain amount of Blue Foundry common stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Blue Foundry;

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publicly available mean analyst net income estimates for Fulton for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Fulton for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Fulton;

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the pro forma financial impact of the merger on Fulton based on certain assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings, as well as certain adjustments for current expected credit losses (“CECL”) accounting standards and the repurchase by Fulton of a certain amount of shares of outstanding Fulton common stock prior to closing, as provided by the senior management of Fulton;

•

the publicly reported historical price and trading activity for Blue Foundry common stock and Fulton common stock, including a comparison of certain stock trading information for Blue Foundry common stock and Fulton common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Blue Foundry and Fulton with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as PSC considered relevant.

PSC also discussed with certain members of the senior management of Blue Foundry and its representatives the business, financial condition, results of operations and prospects of Blue Foundry and held similar discussions with certain members of the management of Fulton and its representatives regarding the business, financial condition, results of operations and prospects of Fulton.

In performing its review, PSC relied upon the accuracy and completeness of all of the financial and other information that was available to PSC from public sources, that was provided to PSC by Blue Foundry, Fulton or their respective representatives, or that was otherwise reviewed by PSC, and PSC assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. PSC relied on the assurances of the respective senior managements of Blue Foundry and Fulton that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to PSC’s analyses. PSC was not asked to undertake, and did not undertake, an independent verification of any of such information and PSC did not assume any responsibility or liability for the accuracy or completeness thereof. PSC did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Blue Foundry or Fulton, nor was PSC furnished with any such evaluations or appraisals. PSC rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Blue Foundry or Fulton. PSC did not make an independent evaluation of the adequacy of the allowance for credit losses of Blue Foundry or Fulton, or the combined entity after the merger, and PSC did not review any individual credit files relating to Blue Foundry or Fulton. PSC assumed, with Blue Foundry’s consent, that the respective allowances for credit losses for both Blue Foundry and Fulton were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, PSC used certain internal financial projections for Blue Foundry for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Blue Foundry of a certain amount of Blue Foundry common stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Blue Foundry. In addition, PSC used publicly available mean analyst net income estimates for Fulton for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Fulton for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Fulton. PSC also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the repurchase by Fulton of a certain amount of shares of outstanding Fulton common stock prior to closing, as provided by the senior management of Fulton. With respect to the foregoing information, the senior management of Blue Foundry confirmed to PSC that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of senior management as to the future financial performance of Blue Foundry and Fulton, respectively, and PSC assumed that the financial results reflected in such information would be achieved. PSC expressed no opinion as to such projections, estimates or judgements, or the assumptions on which such information was based. PSC also assumed that there had been no material change in Blue Foundry’s or Fulton’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to PSC. PSC assumed in all respects material to its analyses that Blue Foundry and Fulton would remain as going concerns for all periods relevant to its analyses.

PSC also assumed, with Blue Foundry’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Blue Foundry, Fulton, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Blue Foundry’s consent, PSC relied upon the advice that Blue Foundry received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. PSC expressed no opinion as to any such matters.

PSC’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to PSC as of, the date thereof. Events occurring after the date thereof could materially affect PSC’s opinion. PSC has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. PSC expressed no opinion as to the trading values of Blue Foundry common stock or Fulton common stock at any time, or what the value of Fulton common stock would be once it is actually received by the holders of Blue Foundry common stock.

In rendering its opinion, PSC performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying PSC’s opinion or the presentation made by PSC to the Blue Foundry board of directors, but is a summary of the material analyses performed and presented by PSC. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. PSC believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in PSC’s comparative analyses described below is identical to Blue Foundry or Fulton and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Blue Foundry and Fulton and the companies to which they were compared. In arriving at its opinion, PSC did not attribute any particular weight to any analysis or factor that it considered. Rather, PSC made qualitative judgments as to the significance and relevance of each analysis and factor. PSC did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, PSC made its determination as to the fairness of the exchange ratio to the holders of Blue Foundry common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, PSC also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Blue Foundry, Fulton, and PSC. The analyses performed by PSC are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. PSC prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Blue Foundry board of directors at its November 23, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, PSC’s analyses do not necessarily reflect the value of Blue Foundry common stock or Fulton common stock or the prices at which Blue Foundry or Fulton common stock may be sold at any time. The analyses of PSC and its opinion were among a number of factors taken into consideration by the Blue Foundry board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Blue Foundry board of directors with respect to the fairness of the exchange ratio. For more information about the information and factors considered by the Blue Foundry board of directors in its evaluation of the merger and the exchange ratio, see the section entitled “The Merger — Blue Foundry’s Reasons for the Merger — Recommendation of the Blue Foundry Board of Directors,” beginning on page 41.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

PSC reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time each share of Blue Foundry common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.650 of a share of Fulton common stock. PSC calculated an aggregate implied transaction value of approximately $222.9 million and an implied purchase price per share of $11.67 consisting of the implied value of 20,761,225 shares of Blue Foundry common stock, excluding 1,677,017 shares used to repay the Blue Foundry ESOP loan, 2,138,186 options outstanding with a weighted average strike price of $11.56 and based on the closing price of Fulton common stock on November 21, 2025. Based upon financial information for Blue Foundry as of or for the last twelve (12) months (“LTM”) ended September 30, 2025 and the closing price of Blue Foundry’s common stock on November 21, 2025, PSC calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	77%
Transaction Price Per Share / Adjusted Tangible Book Value Per Share¹	71%
Transaction Price Per Share / LTM Earnings per Share (“EPS”)	(25.4x )
Transaction Price Per Share / 2025FY Estimated Earnings per Share[2]	(28.3x )
Transaction Price Per Share / 2026FY Estimated Earnings per Share[2]	59.0x
Tangible Book Premium / Core Deposits[3]	(7.8%)
Premium to Blue Foundry Market Price as of November 21, 2025	47.4%

1

Adjusted tangible book value per share is calculated as tangible book value per share as of September 30, 2025 of $15.14, adjusted to include the reversal of the valuation allowance against the deferred tax asset of $1.22 per share

2	Based on estimated net income and EPS estimates for Blue Foundry as provided by and confirmed for use by Blue Foundry management
3	Core deposits equal to total deposits less CDs greater than $100,000

Stock Trading History.

PSC reviewed the publicly available historical reported trading prices of Blue Foundry common stock and Fulton common stock for the one-year and three-year periods ended November 21, 2025. PSC then compared the relationship between the movements in the price of Blue Foundry common stock and Fulton common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Blue Foundry’s One-Year Stock Performance

	Beginning Value November 21, 2024	Ending Value November 21, 2025
Blue Foundry	100%	70.7%
Blue Foundry Peer Group	100%	81.2%
S&P 500 Index	100%	111.0%
NASDAQ Bank Index	100%	90.5%

Blue Foundry’s Three-Year Stock Performance

	Beginning Value November 21, 2022	Ending Value November 21, 2025
Blue Foundry	100%	60.4%
Blue Foundry Peer Group	100%	69.3%
S&P 500 Index	100%	167.2%
NASDAQ Bank Index	100%	101.3%

Fulton’s One-Year Stock Performance

	Beginning Value November 21, 2024	Ending Value November 21, 2025
Fulton	100%	84.6%
Fulton Peer Group	100%	90.3%
S&P 500 Index	100%	111.0%
NASDAQ Bank Index	100%	90.5%

Fulton’s Three-Year Stock Performance

	Beginning Value November 21, 2022	Ending Value November 21, 2025
Fulton	100%	98.2%
Fulton Peer Group	100%	97.6%
S&P 500 Index	100%	167.2%
NASDAQ Bank Index	100%	101.3%

Comparable Company Analyses.

PSC used publicly available information to compare selected financial information for Blue Foundry with a group of financial institutions selected by PSC. The Blue Foundry peer group included banks and thrifts with securities publicly traded on a major exchange (NASDAQ, NYSE, NYSEAM) that are headquartered in New Jersey with total assets between $1.0 billion and $10.0 billion as of the most recently reported quarter and LTM return on average assets less than one percent (1.00%), but excluded targets of announced merger transactions (the “Blue Foundry Peer Group”). The Blue Foundry Peer Group consisted of the following companies:

BCB Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Kearny Financial Corp.	Princeton Bancorp, Inc.
Magyar Bancorp, Inc.	SR Bancorp, Inc.
Northfield Bancorp, Inc.

The analysis compared publicly available financial information for Blue Foundry with corresponding data for the Blue Foundry Peer Group as of or for the LTM ended September 30, 2025 (unless otherwise noted) with pricing data as of November 21, 2025. The table below sets forth the data for Blue Foundry and the median, mean, low and high data for the Blue Foundry Peer Group.

Blue Foundry Comparable Company Analysis

	Blue Foundry	Blue Foundry Peer Group Median	Blue Foundry Peer Group Mean	Blue Foundry Peer Group Low	Blue Foundry Peer Group High
Total assets ($mm)	2,156	3,353	4,072	998	7,648
Loans / Deposits (%)	114.8	98.2	98.8	91.7	105.3
Non-performing assets¹ / Total assets (%)	0.53	0.58	0.91	0.00	3.39
Tangible common equity/Tangible assets (%)	14.58	11.27	10.79	8.07	15.28
Tier 1 Leverage Ratio[2] (%)	13.36	11.15	11.11	8.86	15.50
Total RBC Ratio[3] (%)	18.52	13.78	14.34	13.20	15.79
CRE / Total RBC Ratio[4] (%)	299.6	400.5	362.6	180.6	494.8
LTM Return on average assets (%)	(0.44)	0.49	0.54	0.08	0.97
LTM Return on average tangible common equity (%)	(2.8)	5.9	5.2	0.3	8.6
LTM Net interest margin (%)	2.17	2.68	2.79	1.95	3.56
LTM Efficiency ratio (%)	118.1	62.5	68.3	59.5	82.4
Price/Tangible book value (%)	52	76	74	46	92
Price/LTM Earnings per share (x)	NM	13.2	15.0	27.8	10.8
Price/2026 Estimated earnings per share (x)	NM	7.9	8.2	7.5	8.8
Current Dividend Yield (%)	0.0	4.3	4.1	0.8	8.5
Market value ($mm)	149	226	271	109	450

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned; Bank level call report data as of September 30, 2025 for Magyar Bancorp, Inc.
[2]	Bank level call report data as of September 30, 2025 for Blue Foundry, SR Bancorp, Inc., and Magyar Bancorp, Inc.
[3]	Bank level call report data as of September 30, 2025 for Blue Foundry and Magyar Bancorp, Inc.
[4]	Bank level call report data as of September 30, 2025 for Blue Foundry, Princeton Bancorp, Inc., SR Bancorp, Inc., and Magyar Bancorp, Inc.

Note: “NM” stands for “Not Meaningful” and denotes a Price / EPS multiple less than 0.0x or greater than 30.0x

PSC used publicly available information to perform a similar analysis for Fulton by comparing selected financial information for Fulton with a group of financial institutions selected by PSC. The Fulton peer group included nationwide banks and thrifts with securities publicly traded on a major exchange (NASDAQ, NYSE, NYSEAM) with total assets between $25.0 billion and $40.0 billion as of the most recently reported quarter, but excluded targets of announced merger transactions and Axos Financial, Inc. due to its differentiated business model (the “Fulton Peer Group”). The Fulton Peer Group consisted of the following companies:

Ameris Bancorp	Hancock Whitney Corporation
Atlantic Union Bankshares Corporation	Prosperity Bancshares, Inc.
Banc of California, Inc.	Renasant Corporation
BankUnited, Inc.	Texas Capital Bancshares, Inc.
Commerce Bancshares, Inc.	United Bankshares, Inc.
Eastern Bankshares, Inc.	United Community Banks, Inc.
First Interstate BancSystem, Inc.	WaFd, Inc.
Glacier Bancorp, Inc.	WesBanco, Inc.

The analysis compared publicly available financial information for Fulton with corresponding data for the Fulton Peer Group as of or for the LTM ended September 30, 2025 (unless otherwise noted) with pricing data as of November 21, 2025. The table below sets forth the data for Fulton and the median, mean, low and high data for the Fulton Peer Group.

Fulton Comparable Company Analysis

	Fulton	Fulton Peer Group Median	Fulton Peer Group Mean	Fulton Peer Group Low	Fulton Peer Group High
Total assets ($mm)	31,995	30,652	31,030	25,458	38,330
Loans / Deposits (%)	91.3	87.9	85.2	69.9	95.6
Non-performing assets¹ / Total assets (%)	0.48	0.40	0.46	0.05	0.99
Tangible common equity/Tangible assets (%)	8.29	9.31	9.58	7.69	11.81
Tier 1 Leverage Ratio (%)	9.58	10.02	10.56	8.92	12.95
Total RBC Ratio (%)	14.98	15.36	15.62	13.80	18.78
CRE / Total RBC Ratio (%)	182.6	235.5	218.3	88.6	340.0
LTM Return on average assets (%)	1.13	0.85	0.98	0.20	1.80
LTM Return on average tangible common equity (%)	15.0	11.0	11.0	2.8	16.6
LTM Net interest margin (%)	3.47	3.39	3.33	2.58	3.73
LTM Efficiency ratio (%)	57.1	54.7	55.7	43.8	65.0
Price/Tangible book value (%)	125	145	148	104	206
Price/LTM Earnings per share (x)	9.4	13.0	14.2	10.6	20.7
Price/2026 Estimated earnings per share (x)	8.7	10.8	10.9	8.3	13.4
Current Dividend Yield (%)	4.2	3.2	3.2	0.0	6.1
Market value ($mm)	3,243	3,863	4,267	2,434	7,195

[1]

Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets; excludes TDRs; Bank level call report data as of September 30, 2025 for Prosperity Bancshares, Inc., Glacier Bancorp, Inc., United Community Banks, Inc., and Ameris Bancorp.

Analysis of Precedent Transactions.

PSC reviewed a group of nationwide merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2024 and November 21, 2025 with target assets between $750 million and $15.0 billion and LTM return on average assets less than one-half percent (0.50%) at announcement, but excluding transactions with non-disclosed deal values, credit union buyers, private equity buyers, and undisclosed buyers (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
ServBanc Holdco, Inc.	IF Bancorp, Inc.

FirstSun Capital Bancorp	First Foundation Inc.

First Financial Bancorp	BankFinancial Corporation

Business First Bancshares, Inc.	Progressive Bancorp, Inc.

Commerce Bancshares, Inc.	FineMark Holdings, Inc.

NB Bancorp, Inc.	Provident Bancorp, Inc.

Cadence Bank	Industry Bancshares, Inc.

Eastern Bankshares, Inc.	HarborOne Bancorp, Inc.

Mechanics Bank	HomeStreet, Inc.

Mid Penn Bancorp, Inc.	William Penn Bancorporation

EverBank Financial Corp	Sterling Bancorp, Inc.

Camden National Corporation	Northway Financial, Inc.

West Coast Community Bancorp	1st Capital Bancorp

Hope Bancorp, Inc.	Territorial Bancorp Inc.

Business First Bancshares, Inc.	Oakwood Bancshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, PSC reviewed the following transaction metrics: deal value, transaction price to LTM earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. PSC compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Fulton/ Blue Foundry	Median	Mean	Low	High
Deal Value ($mm)	223	126	226	60	747
Transaction Price / LTM Earnings Per Share (x)	NM	18.8	18.6	15.5	21.4
Transaction Price / Estimated Earnings Per Share (x)	NM	16.6	18.2	14.3	23.5
Transaction Price / Tangible Book Value Per Share (%)	77	96	97	31	153
Tangible Book Value Premium to Core Deposits (%)	(7.8)	(0.6)	(0.2)	(14.2)	8.5
1-Day Market Premium (%)	47.4	12.5	20.3	(0.5)	60.9

Net Present Value Analyses.

PSC performed an analysis that estimated the net present value of a share of Blue Foundry common stock assuming Blue Foundry performed in accordance with certain internal financial projections for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Blue Foundry of a certain amount of Blue Foundry common stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Blue Foundry. To approximate the terminal value of a share of Blue Foundry common stock at November 21, 2025, PSC applied price to 2029 earnings multiples ranging from 10.0x to 15.0x and multiples of 2029 tangible book value ranging from 50% to 100%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Blue Foundry common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Blue Foundry common stock of $3.49 to $6.22 when applying multiples of earnings and $5.23 to $12.41 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	4.14	4.56	4.97	5.39	5.80	6.22
10.0%	3.97	4.36	4.76	5.16	5.55	5.95
11.0%	3.80	4.18	4.56	4.94	5.32	5.70
12.0%	3.64	4.01	4.37	4.74	5.10	5.46
13.0%	3.49	3.84	4.19	4.54	4.89	5.24

Tangible Book Value Per Share Multiples

Discount Rate	50%	60%	70%	80%	90%	100%
9.0%	6.20	7.44	8.68	9.93	11.17	12.41
10.0%	5.94	7.13	8.32	9.50	10.69	11.88
11.0%	5.69	6.83	7.97	9.10	10.24	11.38
12.0%	5.45	6.54	7.63	8.72	9.82	10.91
13.0%	5.23	6.27	7.32	8.36	9.41	10.45

PSC also considered and discussed with Blue Foundry’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis, assuming Blue Foundry’s earnings varied from twenty percent (20%) above projections to twenty percent (20%) below projections. This analysis resulted in the following range of per share values for Blue Foundry’s common stock, applying the price to 2029 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of ten and seventy-eight hundredths of one percent (10.78%).

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20%)	3.07	3.38	3.68	3.99	4.30	4.60
(10%)	3.45	3.80	4.14	4.49	4.83	5.18
0.0%	3.84	4.22	4.60	4.99	5.37	5.76
10%	4.22	4.64	5.06	5.49	5.91	6.33
20%	4.60	5.06	5.53	5.99	6.45	6.91

PSC also performed an analysis that estimated the net present value per share of Fulton common stock, assuming Fulton performed in accordance with publicly available mean analyst net income estimates for Fulton for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Fulton for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Fulton. To approximate the terminal value of a share of Fulton common stock at November 21, 2025, PSC applied price to 2029 earnings multiples ranging from 9.0x to 16.5x and multiples of 2029 tangible book value ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Fulton common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Fulton common stock of $14.66 to $29.18 when applying multiples of earnings and $14.32 to $27.24 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
9.0%	17.18	19.58	21.98	24.38	26.78	29.18
10.0%	16.50	18.80	21.10	23.39	25.69	27.99
11.0%	15.86	18.06	20.26	22.46	24.66	26.86
12.0%	15.24	17.35	19.46	21.57	23.68	25.79
13.0%	14.66	16.68	18.70	20.73	22.75	24.77

Tangible Book Value Per Share Multiples

Discount Rate	100%	115%	130%	145%	160%	175%
9.0%	16.77	18.87	20.96	23.05	25.14	27.24
10.0%	16.11	18.12	20.12	22.12	24.13	26.13
11.0%	15.48	17.40	19.32	21.24	23.16	25.08
12.0%	14.89	16.73	18.57	20.41	22.25	24.08
13.0%	14.32	16.08	17.85	19.61	21.37	23.14

PSC also considered and discussed with the Blue Foundry board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, PSC performed a similar analysis assuming Fulton’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Fulton common stock, applying the price to 2029 earnings multiples range of 9.0x to 16.5x referred to above and a discount rate of eleven and sixteen hundredths of one percent (11.16%).

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.5x	12.0x	13.5x	15.0x	16.5x
(20%)	13.14	14.88	16.63	18.38	20.13	21.88
(10%)	14.45	16.41	18.38	20.35	22.32	24.29
0.0%	15.76	17.95	20.13	22.32	24.50	26.69
10%	17.07	19.48	21.88	24.29	26.69	29.10
20%	18.38	21.01	23.63	26.25	28.88	31.50

PSC noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

PSC analyzed certain potential pro forma effects of the merger on Fulton assuming the transaction closes on March 31, 2026. PSC utilized the following information and assumptions: (a) certain internal financial projections for Blue Foundry for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Blue Foundry of a certain amount of Blue Foundry common stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Blue Foundry, (b) publicly available mean analyst net income estimates for Fulton for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Fulton for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Fulton, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings, as well as certain adjustments for CECL accounting standards and the repurchase by Fulton of a certain amount of shares of outstanding Fulton common stock prior to closing, as provided by the senior management of Fulton. The analysis indicated that the transaction could be accretive to Fulton’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2026 through December 31, 2029 and accretive to Fulton’s estimated tangible book value per share at close and for the years ending December 31, 2026 through December 31, 2029.

In connection with this analysis, PSC considered and discussed with the Blue Foundry board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

PSC’s Relationship.

PSC is acting as Blue Foundry’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to one and sixty hundredths of one percent (1.60%) of the aggregate transaction value, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, PSC’s fee was approximately $3.57 million. PSC also received a $750,000 fee from Blue Foundry upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee, which will become payable to PSC upon closing of the transaction. Blue Foundry has also agreed to indemnify PSC against certain claims and liabilities arising out of PSC’s engagement and to reimburse PSC for certain of its out-of-pocket expenses incurred in connection with PSC’s engagement.

PSC did not provide any other investment banking services to Blue Foundry in the two (2) years preceding the date of its opinion. In the two (2) years preceding the date of its opinion, PSC provided investment banking services to Fulton. In summary, PSC acted as financial advisor to Fulton in connection with Fulton’s acquisition of Republic First Bancorp, which transaction closed in April 2024 for which PSC received approximately $4.0 million in compensation, as well as underwriter in connection with the offer and sale of Fulton common stock in April 2024 for which PSC received $7.3 million in compensation. In addition, in the ordinary course of PSC’s business as a broker-dealer, PSC may purchase securities from and sell securities to Blue Foundry, Fulton and their respective affiliates. PSC may also actively trade the equity and debt securities of Blue Foundry, Fulton and their respective affiliates for PSC’s account and for the accounts of PSC’s customers.

Certain Unaudited Prospective Financial Information

Fulton and Blue Foundry do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, certain unaudited prospective financial information for Fulton and Blue Foundry was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing Blue Foundry stockholders access to certain information made available to Blue Foundry and the Blue Foundry board of directors, as well as to PSC, Blue Foundry’s financial advisor, for the purpose of performing financial analyses in connection with its fairness opinion.

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP.

None of Fulton, Blue Foundry or PSC endorses the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Fulton and Blue Foundry operate and the risks and uncertainties described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus, and in the reports that Fulton and Blue Foundry file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Fulton and Blue Foundry and will be beyond the control of the combined company following the completion of the merger. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Fulton or Blue Foundry could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of the prospective financial information should not be regarded as an indication that any of Fulton, Blue Foundry, their respective affiliates, officers, directors, advisors or other representatives considered, or now consider, this prospective financial information to be material information to any stockholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.

The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.

The prospective financial information included in this document has been prepared by, and is the responsibility of, senior management of Fulton and Blue Foundry, respectively. KPMG LLP (each of Fulton’s and Blue Foundry’s independent registered public accounting firm) has neither audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of KPMG LLP incorporated by reference into this proxy statement/prospectus relate to Fulton’s and Blue Foundry’s previously issued financial statements. Such reports do not extend to the prospective financial information and should not be read to do so.

Blue Foundry’s Prospective Financial Information

The following table illustrates the prospective financial information used by PSC in its financial analysis of Blue Foundry on a standalone basis, using the following assumptions:

•	balance sheet and income statement assumptions for the years ended December 31, 2025 through December 2026 were provided, and confirmed for use, by Blue Foundry management;

•

projections for the fiscal years ending December 31, 2027 through December 31, 2029, assume a 5.0% growth rate on assets and loans; income statement growth and ratio assumptions related to net interest margin, reserves, and dividends were provided by and confirmed for use by Blue Foundry management;

•	the reversal of a valuation allowance of $25.3 million in 2027; and

•	250,000 shares of Blue Foundry common stock repurchased in the fourth quarter of 2025 and 1,000,000 shares repurchased in equal quarterly amounts throughout 2026 at $9.50 per share.

	2025	2026	2027	2028	2029
Net Income ($000s)	$(8,097)	$3,605	$34,804	$10,133	$11,235
Earnings per Share	(0.41)	0.20	1.95	0.57	0.62
Dividends per Share	—	—	—	—	—
Tangible Book Value per Share	15.14	15.67	17.50	18.06	18.68

Fulton’s Prospective Financial Information

The following table illustrates the prospective financial information used by PSC in its financial analysis of Fulton on a standalone basis, using the following assumptions:

•	net income estimates for the fourth quarter of 2025 and all of 2026 and 2027 were based on mean Wall Street analyst consensus estimates;

•	a long-term annual net income growth rate of 5.0%;

•	an annual dividend of $0.76 per share beginning in fiscal year 2026; and

•	2,000,000 shares of Fulton common stock repurchased in the first quarter of 2026 at $17.57 per share.

	2025	2026	2027	2028	2029
Net Income ($000s)	$374,773	$374,240	$396,240	$416,051	$436,852
Earnings per Share	2.04	2.06	2.18	2.29	2.41
Dividends per Share	0.72	0.76	0.76	0.76	0.76
Tangible Book Value per Share	14.73	16.12	17.65	19.28	21.01

General

The standalone prospective financial information for Fulton and Blue Foundry was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither Fulton nor Blue Foundry nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Fulton or Blue Foundry compared to the information contained in the prospective financial information. Neither Fulton, Blue Foundry, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of Fulton, Blue Foundry or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any Blue Foundry stockholder or other person regarding Fulton’s or Blue Foundry’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Blue Foundry and the Blue Foundry board of directors and financial advisor in connection with the merger.

In light of the foregoing, and considering that the Blue Foundry special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review Fulton’s most recent SEC filings for a description of its reported financial results and the financial statements of Fulton incorporated by reference in this proxy statement/prospectus and Blue Foundry’s most recent SEC filings for a description of its reported financial results and the financial statements of Blue Foundry incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 106. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any holder of Blue Foundry common stock to vote in favor of the Blue Foundry merger proposal or the Blue Foundry adjournment proposal to be voted on at the Blue Foundry special meeting.

Interests of Certain Blue Foundry Directors and Executive Officers in the Merger

As described below, some of Blue Foundry’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Blue Foundry stockholders generally. The Blue Foundry board of directors was aware of these interests and considered them in approving the merger agreement.

Treatment of Blue Foundry Equity Awards

Blue Foundry Restricted Stock Awards

Each outstanding Blue Foundry restricted stock award granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest and will be converted into, and will be cancelled in exchange for the right to receive the merger consideration. The following table sets forth the number of unvested shares of restricted stock held by each director, and each executive officer of Blue Foundry as of December 8, 2025, that would vest as a result of the merger. The estimated value of the shares of restricted stock is based on (a) the average closing market price of Fulton common stock over the first five (5) business days following the initial public announcement of the transaction beginning on November 25, 2025, multiplied by (b) the exchange ratio of 0.650, for an estimated value of $11.88, multiplied by (c) the number of shares subject to each Blue Foundry restricted stock award.

Name	Unvested Shares of Restricted Stock	Aggregate Value of Unvested Shares of Restricted Stock
J. Christopher Ely	17,113	$203,302
Robert T. Goldstein	17,113	$203,302
Kenneth Grimbilas	17,113	$203,302
Elizabeth Varki Jobes	15,404	$183,000
Patrick H. Kinzler	17,113	$203,302
John F. Kuntz	15,404	$183,000
Mirella Lang	17,113	$203,302

Name	Unvested Shares of Restricted Stock	Aggregate Value of Unvested Shares of Restricted Stock
Jonathan M. Shaw	17,113	$203,302
James D. Nesci	186,075	$2,210,571
Kelly Pecoraro	62,083	$737,546
Elyse D. Beidner	29,464	$350,032
Aleksander Malkiman	20,387	$242,198
Thomas Packwood	18,756	$222,821
Acela Roselle	18,756	$222,821
Keith D. Owes	10,167	$120,784

Blue Foundry Options

Blue Foundry has awarded executive officers and directors Blue Foundry options pursuant to the Blue Foundry 2022 Equity Incentive Plan (the “Blue Foundry Equity Incentive Plan”). At the effective time, each Blue Foundry option that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Fulton a cash payment equal to the product of (i) the number of shares of Blue Foundry common stock subject to such Blue Foundry option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (a) the cashout price of such Blue Foundry option (as specified in the merger agreement), over (b) the exercise price per share of Blue Foundry common stock subject to such Blue Foundry option immediately prior to the effective time. If the per share exercise price of a Blue Foundry option that is outstanding immediately prior to the effective time is equal to or greater than the cashout price of such Blue Foundry option (as specified in the merger agreement), then such Blue Foundry option will be cancelled at the effective time for no consideration. Set forth below is the number of outstanding Blue Foundry options held by each director and executive officer of Blue Foundry as of December 8, 2025, and the cash-out value of the stock options, which will be determined in accordance with the terms of the merger agreement, but for purposes of the table below, was determined to equal $11.88 as follows: (a) the average closing market price of Fulton common stock over the first five (5) business days following the initial public announcement of the transaction beginning on November 25, 2025, multiplied by (b) the exchange ratio of 0.650. As of December 8, 2025, all but 800,146 Blue Foundry options held by the executive officers and directors were vested.

Name	Stock Options	Average-Weighted Exercise Price	Aggregate Stock Option Value
J. Christopher Ely	106,959	$11.54	$36,366
Robert T. Goldstein	106,959	$11.54	$36,366
Kenneth Grimbilas	106,959	$11.54	$36,366
Elizabeth Varki Jobes	48,133	$9.95	$92,897
Patrick H. Kinzler	106,959	$11.54	$36,366
John F. Kuntz	48,133	$9.95	$92,897
Mirella Lang	106,959	$11.54	$36,366
Jonathan M. Shaw	106,959	$11.54	$36,366
James D. Nesci	570,450	$11.69	$108,386
Kelly Pecoraro	177,000	$11.69	$33,630
Aleksander Malkiman	68,800	$11.69	$13,072
Elyse D. Beidner	55,000	$11.69	$10,450
Thomas Packwood	55,000	$11.69	$10,450
Acela Roselle	55,000	$11.69	$10,450

Indemnification and Directors’ and Officers’ Liability Insurance

The merger agreement provides that from and after the effective time, Fulton will indemnify and hold harmless, to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Blue Foundry pursuant to the Blue Foundry articles and the Blue Foundry bylaws, all present and former directors or officers of Blue Foundry and its subsidiaries (in their capacity as such) against any costs, expenses (including reasonable attorneys’ fees) and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director, officer or employee of Blue Foundry or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement further requires Fulton, as the surviving entity in the merger, to maintain for a period of six (6) years after the effective time, Blue Foundry’s existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against the present and former officers and directors of Blue Foundry or any of its subsidiaries arising from facts or events that occurred at or prior to the consummation of the merger. However, Fulton is not required to spend annually more than two-hundred fifty percent (250%) of the current annual premium paid as of the date of the merger agreement by Blue Foundry for such insurance.

Employment Agreement

Blue Foundry Bank entered into an employment agreement with Mr. Nesci, effective January 1, 2021. The employment agreement has a term of three (3) years, which extends automatically for one (1) additional year on each anniversary of the effective date of the agreement, so that the remaining term is again three (3) years, unless either Blue Foundry Bank or Mr. Nesci give notice to the other party of non-renewal. Notwithstanding the foregoing, in the event Blue Foundry or Blue Foundry Bank enters into a transaction that would constitute a change in control, such as the merger, the term of the agreement will automatically extend so that it would expire no less than three (3) years following the effective date of the change in control.

Blue Foundry Bank may terminate Mr. Nesci’s employment, or Mr. Nesci may resign from his employment at any time with or without good reason (a “qualifying termination”). If a qualifying termination event occurs following a change in control of Blue Foundry or Blue Foundry Bank, Mr. Nesci would be entitled to a severance payment equal to three (3) times the sum of (i) his base salary, plus (ii) the greater of his highest actual annual incentive bonus for the three (3) calendar years immediately preceding his termination of employment or the target amount of the annual incentive bonus for `the calendar year in which his termination occurs. In addition, if Mr. Nesci elects continued bank-provided group health plan coverage pursuant to COBRA, Blue Foundry Bank will reimburse him for the monthly COBRA premium less the active employee premium for the coverage.

Effective as of the effective time of the merger, the employment agreement with Mr. Nesci will be superseded by Mr. Nesci’s Settlement and Restrictive Covenant Agreement discussed below and the payment due under the terms of the employment agreement will be made pursuant to the Settlement and Restrictive Covenant Agreement.

Change in Control Agreement

Blue Foundry Bank has entered into a Change in Control Agreement with Ms. Pecoraro. The change in control agreement has a term of one (1) year that extends each day by one (1) day until either party gives the other notice of non-renewal. Notwithstanding the foregoing, in the event Blue Foundry or Blue Foundry Bank enters into a transaction that would constitute a change in control, such as the merger, the term of the agreement will automatically extend so that it would expire no sooner than three (3) years following the effective date of the change in control.

Upon termination of Ms. Pecoraro’s employment by Blue Foundry Bank without “cause” or by Ms. Pecoraro with “good reason” on or after the effective date of a change in control of Blue Foundry Bank or Blue Foundry, Ms. Pecoraro would be entitled to a severance payment equal to three (3) times the sum of her: (i) base salary in effect as of the date of termination or immediately prior to the change in control, whichever is higher; and (ii) the highest annual cash bonus earned for the three (3) most recently completed performance periods prior to the change in control. In addition, Ms. Pecoraro would receive thirty-six (36) consecutive monthly cash payments equal to her monthly COBRA premium.

Effective as of the effective time of the merger, the change in control agreement with Ms. Pecoraro will be superseded by Ms. Pecoraro’s Settlement and Restrictive Covenant Agreement discussed below and the payment due under the terms of the change in control agreement will be made pursuant to the Settlement and Restrictive Covenant Agreement.

Continuing Benefits and Severance Benefits

Under the terms of the merger agreement, Fulton has agreed not to reduce the base salaries and hourly wages of employees who continue in employment with Fulton and its subsidiaries after the merger for a period of one year following the effective time, and not to reduce their annual cash bonus opportunity amount as a percentage of their base salary until after December 31, 2026. In addition, Fulton has agreed to provide such employees, during the one-year period following the effective time, with employee benefits that are substantially comparable in the aggregate to certain employee benefits provided by Fulton to its similarly situated employees during such period. Fulton has also agreed to use commercially reasonable efforts to (x) provide continuing employees with service credit for their employment with Blue Foundry and its subsidiaries (and their respective predecessors) for certain purposes under certain of Fulton’s employee benefit plans and (y) take certain actions with respect to the participation by continuing employees in Fulton’s health and welfare plans to minimize employee disruption.

In the event a Blue Foundry employee’s (other than Mr. Nesci and Ms. Pecoraro) employment is involuntarily terminated by Fulton on or after the effective date of the merger, he or she will be entitled to a severance benefit under the severance plan sponsored by Fulton. Fulton’s severance plan provides for a benefit equal to five (5) weeks of base pay, plus one (1) week of base pay for each year of service, as well as outplacement services. In the event of such a termination of employment, based on their years of service with Blue Foundry as of December 8, 2025: Mr. Malkiman would be entitled to a total of nine (9) weeks of base pay, as well as outplacement services; Ms. Beidner would be entitled to a total of twenty-six (26) weeks of base pay, as well as outplacement services; Mr. Packwood would be entitled to a total of twenty (20) weeks of base pay, as well as outplacement services; and Ms. Roselle would be entitled to a total of thirty-two (32) weeks of base pay, as well as outplacement services. Payment of the severance benefit is subject to the employee’s timely execution and non-revocation of a release of claims.

ESOP

Blue Foundry Bank sponsors ESOP for eligible employees, including executive officers. The ESOP holds unallocated shares of Blue Foundry common stock that the trustee purchased in connection with the public stock offering of Blue Foundry, which was funded with a loan from Blue Foundry. Prior to the closing date of the merger, Blue Foundry Bank will terminate the ESOP and the outstanding ESOP indebtedness will be repaid from unallocated ESOP shares. Any remaining unallocated shares or assets will be allocated to each active participant based on their respective account balances under the ESOP. Each share of Blue Foundry common stock held in the ESOP will be converted into the right to receive merger consideration.

Settlement and Restrictive Covenant Agreements

In connection with the merger, Mr. Nesci and Ms. Pecoraro each entered into a Settlement and Restrictive Covenant Agreement (the “Settlement Agreements”) with Blue Foundry and Blue Foundry Bank, which become effective as of the effective date of the merger. Pursuant to the Settlement Agreements, Mr. Nesci’s and Ms. Pecoraro’s employment with Blue Foundry and Blue Foundry Bank will cease on the effective date of the merger, and Mr. Nesci’s employment agreement with Blue Foundry Bank and Ms. Pecoraro’s change in control agreement with Blue Foundry Bank each will terminate on the day prior to the effective date of the merger. In exchange for the termination of the employment agreement and the change in control agreement and with further consideration for their promises to adhere to certain post-termination covenants, Mr. Nesci and Ms. Pecoraro will receive the payments due under the severance provisions of their existing employment agreement (Mr. Nesci) and change in control agreement (Ms. Pecoraro) of $4,311,000 and $2,601,000, respectively. The payments will be made in a lump sum immediately prior to, on, or within ten (10) days following, the effective date of the merger (and each of their employment will terminate on the effective date of the merger), except for $36,000 of the payment to Ms. Pecoraro, which will be paid in equal monthly installments over the 36 months following her termination of employment (commencing in the month immediately following the month in which such termination of employment occurs). Payment of all such amounts is subject to the executive’s timely execution and non-revocation of a release of claims.

The post-employment covenants contained in the Settlement Agreements include promises by Mr. Nesci and Ms. Pecoraro not to solicit employees and customers of Blue Foundry Bank and not to compete with Blue Foundry Bank in all counties in New Jersey in which Blue Foundry Bank maintains an office or branch as of the effective date of the merger and, if the financial institution is headquartered within ten (10) miles of Blue Foundry Bank’s New Jersey office or any New Jersey branch of Blue Foundry Bank, any county in the State of New Jersey adjacent to a county in which Blue Foundry maintains an office or a branch as of the effective date of the merger. These covenants last for two (2) years from the effective date of the merger. The Settlement Agreements also contain certain confidentiality and non-disparagement provisions.

Director Retirement Plan

Blue Foundry Bank maintains the Boiling Springs Savings Bank Director Retirement Plan II (the “Director Retirement Plan”) for eligible directors (i.e., a “participant”). All current directors, other than directors Ely, Grimbilas, Jobes, Lang and Kuntz participate in the Director Retirement Plan. In June 2022, Blue Foundry Bank amended and froze the plan so that there would be no further benefit accruals under the plan. Under the Director Retirement Plan, as amended, a participant who terminates service after completing ten consecutive years of service will receive an annual benefit based on the value of the accrued benefit under the plan as of the date the plan was frozen. The annual benefit amounts range from $942 to $17,767. The benefits will be paid in substantially equal monthly installments for ten years. Following a participant’s separation from service, Blue Foundry Bank will begin making the payments to the participant on the first business day of the month following the later of (i) the day the participant attains age seventy (70) or (ii) the date of the participant’s separation from service. Each participant is entitled to the same level of benefit upon a termination of service within 24 months following a change in control of Blue Foundry Bank; provided that benefits in such case will be paid in a lump sum within thirty (30) days of the participant’s termination from service following a change in control (based on the present value of such benefits). Unpaid benefits for participants who terminated service prior to a change in control of Blue Foundry are accelerated upon a change in control of Blue Foundry (based on the present value of such unpaid benefits).

Governance of Fulton Following the Merger

The Fulton articles and the Fulton bylaws in effect immediately prior to the effective time will be the articles of incorporation and the bylaws, respectively, of Fulton at the effective time, until thereafter duly amended in accordance with the terms thereof and applicable law.

The directors and officers of Fulton immediately prior to the effective time will serve as the directors and officers, respectively, of Fulton from and after the effective time in accordance with the Fulton bylaws.

Information regarding the current executive officers and directors of Fulton is contained in documents filed by Fulton with the SEC and incorporated by reference into this proxy statement/prospectus, including Fulton’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025 and its Definitive Proxy Statement on Schedule 14A for its 2025 annual meeting of shareholders, filed with the SEC on April 1, 2025. See the section entitled “Where You Can Find More Information” beginning on page 106.

Public Trading Markets

Fulton common stock is listed for trading on Nasdaq under the symbol “FULT,” and Blue Foundry common stock is listed on Nasdaq under the symbol “BLFY.” Following the merger, shares of Fulton common stock will continue to be traded on Nasdaq. In connection with the completion of the merger, Blue Foundry common stock currently listed on Nasdaq will be delisted from Nasdaq and deregistered under the Exchange Act.

Under the merger agreement, Fulton will file a notification of listing of additional shares of Fulton common stock to be issued in the merger prior to the effective time and in accordance with Nasdaq’s rules, and Fulton will also take all other action required to effectuate the listing of such additional shares pursuant to such rules. The merger agreement provides that neither Fulton or Blue Foundry will be required to complete the merger if such notification is not filed or if further action is required to authorize such additional shares for listing.

Regulatory Approvals

To complete the merger and the bank merger, Fulton and Blue Foundry need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, Fulton and Blue Foundry have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities. The term “requisite regulatory approvals” means all regulatory consents, registrations, approvals (and the expiration or termination of all statutory waiting periods in respect thereof), permits and authorizations required to be obtained prior to and in order to effect the consummation of the merger and the bank merger from the Federal Reserve Board, the OCC and the NJDOBI and any other approvals set forth in the merger agreement that are necessary to consummate the transactions contemplated by the merger agreement or those the failure of which to be obtained would reasonably be expected to have a material adverse effect on Fulton or Blue Foundry.

Under the terms of the merger agreement, Fulton and its subsidiaries will not be required, and Blue Foundry and its subsidiaries will not be permitted without the written consent of Fulton, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the requisite regulatory approvals that would reasonably be expected to impair in any material respect the benefits of the transactions contemplated by the merger agreement to Fulton or its subsidiaries or have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Fulton and its subsidiaries, taken as a whole, or Blue Foundry and its subsidiaries, taken as a whole (in each case, measured on a scale relative to the Blue Foundry and its subsidiaries, taken as a whole), after giving effect to the merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Blue Foundry stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Fulton and Blue Foundry believe that the merger and the bank merger do not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of Fulton following the completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board and the OCC

The merger requires approval of the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The bank merger is subject to the approval of the OCC under the Bank Merger Act. The Federal Reserve Board and the OCC take into consideration a number of factors when acting on applications under Section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the effect of the merger on competitiveness in affected banking markets, the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers and directors, and the records of compliance with applicable laws and regulations) and future prospects of the surviving institution. The Federal Reserve Board and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

In considering an application under the BHC Act and the Bank Merger Act, the Federal Reserve Board and the OCC also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (the “CRA”), pursuant to which the Federal Reserve Board and the OCC must also take into account the record of performance of each of Fulton and Blue Foundry in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by Fulton Bank and Blue Foundry Bank. In their most recent CRA performance evaluations, Fulton Bank received an overall “Outstanding” rating and Blue Foundry Bank received an overall “Satisfactory” rating. As part of the review process in merger transactions, the Federal Reserve Board and the OCC frequently receive comment letters and protests from community groups and others.

In addition, in connection with interstate merger transactions, the Federal Reserve Board and the OCC consider certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (“the Riegle-Neal Act”), including relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction. Similarly, under the Riegle-Neal Act, the Federal Reserve may approve an interstate merger transaction only if the acquiring bank holding company is well capitalized and well managed and meets certain other requirements.

Public Notice and Comments

The BHC Act, the Bank Merger Act as well as Federal Reserve Board and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board the OCC. The Federal Reserve Board and the OCC take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if such agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the application is under review by these agencies.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve Board and the OCC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger and the bank merger to analyze the merger’s and the bank merger’s competitive effects and determine whether the merger or the bank merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger or the bank merger, the DOJ could analyze the merger’s and the bank merger’s effect on competition differently than the Federal Reserve Board or the OCC and, thus, it is possible that the DOJ could reach a different conclusion regarding the merger’s or the bank merger’s effects on competition. A determination by the DOJ not to object to the merger or the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals and Notices

Additional notifications and/or applications requesting approval may be submitted to various other federal, state and non-U.S. regulatory authorities and self-regulatory organizations, including but not limited to notifications and/or applications to the NJDOBI and certain other state financial services and banking regulators with respect to Fulton Bank maintaining the existing Blue Foundry Bank offices in those states.

Appraisal or Dissenters’ Rights in the Merger

Under Section 262 of the DGCL, stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because Blue Foundry common stock is listed on Nasdaq, a national securities exchange, and because Blue Foundry stockholders will receive in the merger only shares of Fulton common stock, which will be publicly listed on Nasdaq upon the effective time, and cash in lieu of fractional shares, the holders of Blue Foundry common stock will not be entitled to appraisal rights in connection with the merger.

Accounting Treatment of the Merger

Fulton and Blue Foundry prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Blue Foundry by Fulton under the acquisition method of accounting, and Fulton will be treated as the acquirer for accounting purposes.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Fulton and Blue Foundry contained in this proxy statement/prospectus and/or in the public reports of Fulton and Blue Foundry filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 106) may supplement, update or modify the factual disclosures about Fulton or Blue Foundry contained in the merger agreement. The merger agreement contains representations and warranties by Fulton, on the one hand, and representations and warranties by Blue Foundry, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Fulton and Blue Foundry were qualified and subject to important limitations agreed to by Fulton and Blue Foundry in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and some were qualified by the matters contained in the confidential disclosure schedules that Fulton and Blue Foundry each delivered in connection with the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Fulton and Blue Foundry at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.

Structure of the Merger

Each of Fulton’s and Blue Foundry’s respective boards of directors has approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Blue Foundry will merge with and into Fulton, with Fulton continuing as the surviving corporation in the merger. Following the merger, Blue Foundry Bank, a wholly owned subsidiary of Blue Foundry, will be merged with and into Fulton Bank, a wholly owned subsidiary of Fulton, with Fulton Bank continuing as the surviving bank in the bank merger.

Fulton may, at any time prior to the effective time, change the method or structure of effecting the combination of Fulton and Blue Foundry contemplated by the merger agreement and Blue Foundry agrees to enter into such amendments to the merger agreement as Fulton may reasonably request to give effect to such restructuring, except that no such change or amendment may (i) alter or change the amount or kind of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to any party or its shareholders or stockholders as applicable or (iii) impede or materially delay the consummation of the transactions contemplated by the merger agreement or the receipt of the requisite regulatory approvals.

Merger Consideration

Subject to the terms and conditions of the merger agreement, at the effective time, each share of Blue Foundry common stock issued and outstanding immediately prior to the effective time (other than certain excluded shares as described in the merger agreement) will be converted into the right to receive the merger consideration. If, prior to the effective time, the outstanding shares of Fulton common stock or Blue Foundry common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give holders of Blue Foundry common stock and Fulton the same economic effect as contemplated by the merger agreement prior to the such event.

Treatment of Fractional Shares

No fractional shares of Fulton common stock will be issued upon the surrender for exchange of certificates representing shares of Blue Foundry common stock or book-entry shares of Blue Foundry common stock, no dividend or distribution with respect to Fulton common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Fulton. In lieu of the issuance of any such fractional share, Fulton will pay to each Blue Foundry stockholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the average of the closing price per share of Fulton common stock on Nasdaq as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day that is the fifth (5th) business day preceding the closing date by (ii) the fraction of a share (after taking into account all shares of Blue Foundry common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Fulton common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Treatment of Blue Foundry Equity Awards

Blue Foundry Options

At the effective time, each Blue Foundry option granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest (to the extent unvested) and be cancelled and converted into the right to receive from Fulton a cash payment equal to the product of (i) the number of shares of Blue Foundry common stock subject to such Blue Foundry option as of immediately prior to the effective time multiplied by (ii) the excess, if any, of (a) the cashout price of such Blue Foundry option, over (b) the exercise price per share of Blue Foundry common stock subject to such Blue Foundry option immediately prior to the effective time. If the per share exercise price of a Blue Foundry option that is outstanding immediately prior to the effective time is equal to or greater than the cashout price of such Blue Foundry option, then such Blue Foundry option will be cancelled at the effective time for no consideration. The cashout price for the Blue Foundry stock options is the exchange ratio (0.650 shares of Fulton common stock per share of Blue Foundry common stock) multiplied by the average of the closing prices of Fulton common stock on Nasdaq as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day that is the fifth (5th) business day preceding the closing date.

Blue Foundry Restricted Stock Awards

At the effective time, each Blue Foundry restricted stock award granted under Blue Foundry’s equity compensation plan that is outstanding immediately prior to the effective time will fully vest and will be converted into, and will be cancelled in exchange for, the right to receive the merger consideration.

Closing and Effective Time

The merger will become effective at such time as designated in the statement of merger to be filed with the Bureau of Corporations and Charitable Organizations of the Pennsylvania Department of State (the “Pennsylvania Bureau”) in accordance with the relevant provisions of the Pennsylvania Business Corporation Law (“PBCL”) (the “statement of merger”) and the certificate of merger to be filed with the Secretary of State of the State of Delaware, or if no time is designated, at the time the statement of merger is accepted for filing by the Pennsylvania Bureau. The closing will take place by electronic exchange of documents no later than five (5) business days after the last to be satisfied or waived of the conditions to closing set forth in the merger agreement is satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof).

Exchange of Shares

Exchange Procedures

As promptly as practicable after the effective time, but in any event within five (5) business days thereafter, Fulton will cause the exchange agent to mail to each holder of record of certificates (which, for purposes of this proxy statement/prospectus, will be deemed to include certificates or book-entry account statements) representing shares of Blue Foundry common stock immediately prior to the effective time a letter of transmittal and instructions for use in effecting the surrender of such certificate(s) in exchange for the merger consideration, as well as any dividends or distributions to be paid as described in “— Dividends and Distributions” below.

If a certificate for Blue Foundry common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon (i) the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and (ii) if required by Fulton or the exchange agent, the posting of a bond in such amount and on such terms as Fulton or the exchange agent may determine is reasonably necessary (which amount must be consistent with Fulton’s or the exchange agent’s customary procedure) as indemnity against any claim that may be made against it with respect to such certificate.

After the effective time, there will be no further transfers on the stock transfer books of Blue Foundry of the shares of Blue Foundry common stock that were issued and outstanding immediately prior to the effective time.

Withholding

Fulton and the exchange agent will be entitled to deduct and withhold from any consideration payable pursuant to the merger agreement such amounts as is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld by Fulton or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder in respect of which the deduction or withholding was made by Fulton or the exchange agent, as the case may be.

Dividends and Distributions

No dividends or other distributions declared with respect to Fulton common stock will be paid to the holder of any unsurrendered certificate representing shares of Blue Foundry common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Fulton common stock that the shares of Blue Foundry common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Fulton and Blue Foundry relating to a number of matters. With respect to Blue Foundry, these representations and warranties address the following matters, among others:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;

•	SEC reports;

•	financial statements, internal controls, and books and records;

•	broker’s fees payable in connection with the merger and fairness opinion;

•	absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	employee and employee benefit plan matters;

•	compliance with applicable laws;

•	certain material contracts;

•	agreements with regulatory agencies;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	real property and personal property;

•	intellectual property and information security;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

•	loan portfolio matters;

•	insurance matters;

•	labor matters;

•	broker-dealer, investment advisory and digital currency matters;

•	ESOP matters; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Fulton’s representations and warranties address the following matters, among others:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;

•	financial statements, internal controls, and books and records;

•	broker’s fees payable in connection with the merger;

•	absence of certain changes or events;

•	legal proceedings;

•	SEC reports;

•	certain material contracts;

•	agreements with regulatory agencies;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Fulton and Blue Foundry, respectively, and (ii) qualified by the reports of Fulton and Blue Foundry, respectively, filed with the SEC during the period from January 1, 2022 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer).

In addition, certain representations and warranties of Fulton and Blue Foundry are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to any of Fulton, Blue Foundry, or the surviving entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would have a material adverse effect on (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes after the date of the merger agreement in GAAP or applicable regulatory accounting requirements;

•

changes after the date of the merger agreement in laws, rules, or regulations of general applicability to companies of similar size in the banking industry in which such party and its subsidiaries operate;

•

changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•	changes after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event;

•

changes relating to or arising out of the public disclosure of the merger agreement or of the transactions contemplated thereby (except that this exception does not apply to a breach of any representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated by the merger agreement);

•

a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof (unless such underlying cause is otherwise excepted from the definition of material adverse effect); or

•	actions taken with the prior written consent of the other party or expressly required by the merger agreement or in contemplation of the transactions contemplated by the merger agreement;

except that effects attributable to or resulting from any of the changes described in the first four bullets above will not be excluded to the extent of any disproportionate adverse impact they have on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Blue Foundry’s Business Prior to the Effective Time

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), Blue Foundry will, and will cause its subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, franchises, rights, authorizations issued by governmental authorities and relationships with customers, regulators and other persons with whom they have advantageous business relationships, and (c) take no action (i) that is intended to or would reasonably be expected to adversely affect or delay the ability of Fulton or Blue Foundry to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform Blue Foundry’s covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement or (ii) that is reasonably expected to result in any of the conditions to the merger set forth in the merger agreement not being or becoming not being capable of being satisfied.

Additionally, prior to the effective time (or the earlier termination of the merger agreement), subject to specified exceptions, Blue Foundry will not, and will not permit any of its subsidiaries to, without the prior written consent of Fulton (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings in each case with a maturity not in excess of six (6) months not to exceed $50,000,000 in the aggregate and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;

•

adjust, split, combine or reclassify any shares of capital stock of Blue Foundry or its subsidiaries, or amend any term or alter any rights of any outstanding shares of capital stock of Blue Foundry or its subsidiaries;

•

make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities of Blue Foundry or its subsidiaries (except (i) cash dividends paid by any of its subsidiaries to Blue Foundry or any of its wholly owned subsidiaries and (ii) the acceptance of shares of Blue Foundry common stock as payment for the exercise price of Blue Foundry options or for withholding taxes incurred in connection with the exercise of Blue Foundry options or the vesting or settlement of Blue Foundry equity awards outstanding as of the date of the merger agreement, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date of the merger agreement);

•

grant any Blue Foundry equity awards or any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any shares of capital stock of Blue Foundry or its subsidiaries;

•

issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of capital stock or other equity or voting securities of Blue Foundry or its subsidiaries, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities of Blue Foundry or its subsidiaries, except pursuant to the exercise, vesting or settlement of Blue Foundry equity awards outstanding as of the date of the merger agreement in accordance with their terms as in effect immediately prior to the date of the merger agreement;

•

sell, transfer, mortgage, encumber, lease, or otherwise dispose of any of its properties or assets (other than Blue Foundry intellectual property addressed in the bullet point directly below) to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

•

sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any Blue Foundry intellectual property, except for (i) non-exclusive licenses granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Blue Foundry registered intellectual property at the end of the applicable statutory term;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire any other person or business or any material assets, deposits or properties of any other person or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

•

terminate, amend or waive any provision of any material contract, other than normal renewals of contracts in the ordinary course of business consistent with past practice without material changes of terms, or enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•

except as required under applicable law or the terms of any Blue Foundry employee benefit plan as in effect immediately prior to the date of the merger agreement or required by the terms of the merger agreement, (i) enter into, adopt, amend or terminate any Blue Foundry employee benefit plan or other program, policy, practice, plan, agreement or arrangement that would be a Blue Foundry employee benefit plan if in effect on the date of the merger agreement, (ii) increase the compensation or benefits payable to any current, future or former employee, officer, director, consultant or individual independent contractor, except for base salary increases made in the ordinary course of business consistent with past practice for employees whose annual compensation does not exceed $200,000 (provided, that such increases do not exceed three percent (3%) for any single employee and do not exceed in the aggregate three percent (3%) of the aggregate base salaries as of the date of the merger agreement of all Blue Foundry employees whose annual compensation does not exceed $200,000; provided, further, that any such increases (including timing thereof) are in the ordinary course of business), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) fund any rabbi trust or similar arrangement, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) terminate the employment or services of, or provide a notice of termination to, any officer, employee, consultant or individual independent contractor whose annual compensation is greater than $100,000, other than for cause or (vii) hire, engage, offer to hire or offer to engage, any officer, employee, consultant or individual independent contractor whose annual compensation would be greater than $100,000, except, following consultation with Fulton, to fill vacancies that may arise in the ordinary course of business;

•

settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $50,000 individually or $150,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of Blue Foundry or its subsidiaries or Fulton as the surviving entity;

•	amend the Blue Foundry articles, the Blue Foundry bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate Blue Foundry or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve Blue Foundry or any of its subsidiaries;

•

materially restructure or materially change its investment portfolio, investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP or applicable accounting requirements of any governmental entity, in each case, including changes in the interpretation or enforcement thereof;

•

(i) enter into any new line of business or change in any material respect, or implement any new, lending, investment, underwriting, hedging practices, programs or policies, risk, asset liability management, interest rate, fee pricing, operating, securitization, servicing or other banking policies or programs, except as required by applicable law, regulation or policies imposed by any governmental entity, or (ii) make or acquire any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice and Blue Foundry’s lending policies and procedures in effect as of the date of the merger agreement, (B) in excess of $5,000,000 in loan exposure per transaction, unless in the case of this clause Fulton does not respond to a request for consent pursuant to the terms of merger agreement within three (3) business days of having received such request together with the relevant loan package, or (C) that exceed Blue Foundry’s internal lending limits such that the loan or extension of credit would require approval by the Blue Foundry board of directors or any applicable committee thereof, unless in the case of this clause (C) Blue Foundry has notified and provided the relevant loan package to Fulton (through Fulton’s Chief Credit Officer or such other representative as may be designated by Fulton) and thereafter has consulted with Fulton for at least two (2) business days after the relevant loan package is provided to Fulton;

•	make, or commit to make, any capital expenditures that exceed $100,000 individually or $250,000 in the aggregate;

•

except as required by applicable law, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, enter into any closing agreement with respect to taxes, settle any tax claim, audit, assessment or dispute, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, fail to timely file any tax return (taking into account timely requested extensions) or fail to timely pay any tax due and payable;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office, or other significant office or operations facility;

•	materially reduce the amount of its insurance coverage;

•	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate, or allow to lapse, any material permits;

•	enter into any securitizations of any Blue Foundry loans or create any special purpose funding or variable interest entity other than on behalf of clients;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of the Blue Foundry board of directors or similar governing body authorizing any of the foregoing.

Conduct of Fulton’s Business Prior to the Effective Time

Prior to the effective time (or the earlier termination of the merger agreement), subject to specified exceptions, Fulton will not, and will not permit any of its subsidiaries to, without the prior written consent of Blue Foundry (such consent not to be unreasonably withheld, conditioned or delayed):

•	amend the Fulton articles or the Fulton bylaws in a manner that would adversely affect the holders of Blue Foundry common stock, disproportionately relative to other holders of Fulton common stock;

•

adjust, split, combine or reclassify any capital stock of Fulton or amend the Fulton articles or Fulton bylaws in a manner that would materially and adversely change the rights, terms and preferences of Fulton common stock;

•	take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take or adopt any resolutions of the Fulton board of directors or similar governing body authorizing any of the foregoing.

Regulatory Matters

Fulton and Blue Foundry have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities.

Each of Fulton and Blue Foundry has agreed to use its commercially reasonable efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. Notwithstanding the foregoing, Fulton, Blue Foundry and their respective subsidiaries are not required, and Blue Foundry and its subsidiaries are not permitted (without Fulton’s prior written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a materially burdensome regulatory condition.

Fulton and Blue Foundry have also agreed to, upon request, promptly furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the registration statement of which this proxy statement/prospectus is a part or any other statement, filing, notice or application made by or on behalf of Fulton, Blue Foundry or any of their respective subsidiaries to any governmental entity in connection with the merger, the bank merger and the other transactions contemplated by the merger agreement.

Fulton and Blue Foundry have agreed to promptly advise each other upon receiving any communications from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained, or will be obtained subject to a materially burdensome regulatory condition, or that the receipt of any such approval will be materially delayed.

ESOP Matters

Blue Foundry has agreed to appoint an independent fiduciary at Fulton’s expense to serve as the trustee of the ESOP Trust or to have authority to direct the trustee of the ESOP. The independent fiduciary will have discretion to consider the transactions contemplated by the merger agreement, manage the ESOP participant rights to direct the independent fiduciary as to the voting of the ESOP shares as required by Section 409(e) of the Code, and have discretion to vote of shares held in the ESOP that are not allocated to participant accounts and the allocated shares for which no voting instructions have been received. The independent fiduciary will timely notify ESOP participants of the Blue Foundry stockholder vote and will provide participants with an opportunity to direct the independent fiduciary with respect to voting shares allocated to each respective participant’s account concerning approval of the transactions contemplated by the merger agreement. Such notice will include information sufficient to enable participants to make informed decisions concerning the exercise of their voting rights under the ESOP with respect to the stockholder vote described in this proxy statement/prospectus.

Prior to the effective time, but after the receipt of the requisite Blue Foundry stockholder approval and the requisite regulatory approvals and, subject to the occurrence of the closing, Blue Foundry will terminate the ESOP prior to the closing date.

Employee Matters

The merger agreement provides that during the relevant period, Fulton will, or Fulton will cause its subsidiaries to, provide each employee who is actively employed by Blue Foundry or any of its subsidiaries on the closing date of the merger (each, a “continuing employee”) with: (i) base salary or hourly wages, as applicable, no less favorable than the base salary or hourly wages provided to such continuing employee immediately prior to the effective time; (ii) an annual cash bonus opportunity amount as a percentage of base salary that is no less than the annual cash bonus opportunity amount as a percentage of base salary in effect for such continuing employee immediately prior to the effective time; and (iii) employee benefits (excluding certain benefits) which, in the aggregate, are substantially comparable to the employee benefits (excluding certain benefits) provided by Fulton to similarly situated employees of Fulton.

Pursuant to the merger agreement, the “relevant period” means the earlier of (a) the date on which the applicable continuing employee’s employment with Fulton or any of its subsidiaries terminates for any reason (regardless of whether such termination is initiated by such continuing employee or by Fulton or any of its respective subsidiaries), (b) with respect to clauses (i) and (iii) of the preceding sentence above, the date that is one (1) year after the effective time and (c) with respect to clause (ii) of the preceding sentence above, the period beginning at the effective time and ending on December 31, 2026.

Fulton has also agreed to use commercially reasonable efforts to (i) recognize the service of continuing employees with Blue Foundry for certain purposes under Fulton’s employee benefit plans, (ii) waive pre-existing condition limitations and eligibility waiting periods for continuing employees and their covered dependents under certain of Fulton’s employee benefit plans to the extent such limitation or waiting period would have been waived or satisfied under the corresponding Blue Foundry employee benefit plan with respect to such person and (iii) cause certain of Fulton’s employee benefit plans to recognize certain expenses incurred by continuing employees and their covered dependents under Blue Foundry’s employee benefit plans.

In addition, beginning at, and during the six (6) month period immediately following, the effective time, employees of Blue Foundry and its subsidiaries that are involuntarily terminated by Fulton, Blue Foundry or any of their respective subsidiaries on the closing date and continuing employees involuntarily terminated within six (6) months after the closing date, will be covered by Fulton’s general severance policy during such period, with the benefits provided thereunder to be determined taking into account the service crediting provisions described above and all service with Fulton or a subsidiary thereof from and after the effective time.

Director and Officer Indemnification and Insurance

To the fullest extent permitted by applicable law, Fulton will indemnify and hold harmless, to the extent such persons are indemnified as of the date of the merger agreement by Blue Foundry pursuant to the Blue Foundry articles or the Blue Foundry bylaws, and, subject to the indemnified party providing an undertaking to repay such advances if it is ultimately determined that such indemnified party is not entitled to indemnification, will advance expenses as incurred (to the extent provided under the Blue Foundry articles and Blue Foundry bylaws as in effect as of the date of the merger agreement) to each present and former director and officer of Blue Foundry and its subsidiaries (in each case, when acting in such capacity) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Blue Foundry or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement.

The merger agreement requires Fulton to cause to be maintained for a period of six (6) years after the effective time, directors’ and officers’ liability insurance policies (or substitute policies with substantially comparable insurer of at least the same coverage and amounts with terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the effective time (including the transactions contemplated by the merger agreement). However, Fulton is not required to spend annually an amount in excess of two-hundred fifty percent (250%) of the current annual premium paid as of the date of the merger agreement by Fulton for any such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed the premium cap, then Fulton will obtain and cause to be maintained policies of insurance that provide, in its good faith determination, the maximum coverage available at an annual premium not exceeding the premium cap. In lieu of the foregoing, Fulton or Blue Foundry, in consultation with, but only upon the consent of, Fulton (which consent may not be unreasonably withheld, conditioned or delayed), may (and at the request of Fulton, Blue Foundry will) obtain at or prior to the effective time a six (6)-year “tail” policy providing equivalent coverage to that described in the two (2) preceding sentences if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Blue Foundry Stockholders’ Meeting; Adverse Recommendation Change

Blue Foundry has agreed to call a meeting of its stockholders for the purpose of voting upon the approval of the merger agreement, to be held as soon as reasonably practicable after the effectiveness of the registration statement of which this proxy statement/prospectus is a part, but in no event later than forty-five (45) days after such effectiveness.

Blue Foundry and the Blue Foundry board of directors have agreed to use their reasonable best efforts to obtain from the Blue Foundry stockholders, the requisite Blue Foundry stockholder approval, including by communicating to the Blue Foundry stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that the Blue Foundry stockholders approve and adopt the merger agreement and the transactions contemplated thereby (the “Blue Foundry board recommendation”). Subject to the exception described below, Blue Foundry and the Blue Foundry board of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to Fulton, the Blue Foundry board recommendation in this proxy statement/prospectus, (ii) fail to make the Blue Foundry board recommendation, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly, finally and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the Blue Foundry board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Blue Foundry special meeting) after an acquisition proposal is made public or any request by Fulton to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).

Prior to the receipt of the requisite Blue Foundry stockholder approval, the Blue Foundry board of directors may make a recommendation change if and only if (i) Blue Foundry and its subsidiaries and representatives have complied with the obligations relating to non-solicitation of acquisition proposals or its obligations related to stockholder approval and the Blue Foundry board recommendation, (ii) an unsolicited bona fide written acquisition proposal is made (and not withdrawn) to Blue Foundry after the date of the merger, (iii) the Blue Foundry board of directors has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal (as defined in the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers” below), (iv) the Blue Foundry board of directors has concluded in good faith (after consultation with its outside legal counsel) that failure to make a recommendation change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, (v) prior to effecting the recommendation change, three (3) business days have elapsed since Blue Foundry has given written notice to Fulton advising Fulton that Blue Foundry intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such acquisition proposal, (vi) during such three (3) business day period, Blue Foundry has considered, and engaged in good-faith discussions with Fulton regarding, any adjustment or modification of the terms of the merger agreement proposed by Fulton and (vii) the Blue Foundry board of directors, following such three (3) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Fulton and delivered to Blue Foundry in writing) that such acquisition proposal nonetheless continues to constitute a superior proposal, and that failure to make a recommendation change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law. Any material amendment to any acquisition proposal will require a new notice period.

Blue Foundry has agreed that it will adjourn or postpone the Blue Foundry special meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Blue Foundry common stock represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of the Blue Foundry special meeting, or if on the date of the Blue Foundry special meeting, Blue Foundry has not received proxies representing a sufficient number of shares of Blue Foundry common stock necessary to obtain the requisite Blue Foundry stockholder approval, except that no such adjournment or postponement will delay the Blue Foundry special meeting by more than ten (10) days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the termination date. Except as described in the preceding sentence, Blue Foundry will not adjourn or postpone the Blue Foundry special meeting without Fulton’s written consent, which will not be unreasonably withheld, conditioned or delayed.

Unless the merger agreement has been terminated in accordance with its terms, (i) Blue Foundry is required to convene a meeting of its stockholders, and to submit the Blue Foundry merger proposal to a vote of its stockholders and (ii) Blue Foundry must not submit any acquisition proposal or any transaction contemplated thereby to a vote of the Blue Foundry stockholders.

Agreement Not to Solicit Other Offers

Blue Foundry has agreed that it will, and will cause its representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Fulton with respect to any acquisition proposal and will request the return or destruction of any information provided to any such person in connection therewith.

Subject to specified exceptions summarized below, Blue Foundry has agreed that it will not, and will cause each of its subsidiaries and use its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (“representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with, or otherwise cooperate in any way with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of Blue Foundry, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the provisions of the merger agreement summarized in this section) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement:

•

an “acquisition proposal” means, with respect to Blue Foundry, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of Blue Foundry and its subsidiaries or twenty percent (20%) or more of any class of equity or voting securities of Blue Foundry or its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Blue Foundry, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Blue Foundry or its subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Blue Foundry, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Blue Foundry or its subsidiaries; and

•

a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of Blue Foundry and its subsidiaries or all of the outstanding shares of Blue Foundry common stock, and which the Blue Foundry board of directors has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such acquisition proposal and the merger agreement (as it may be proposed to be amended by Fulton) and all legal, financial, timing, regulatory and other aspects of such acquisition proposal and the person making the proposal), to be more favorable, from a financial point of view, to Blue Foundry’s stockholders than the merger and the transactions contemplated by the merger agreement (as it may be proposed to be amended by Fulton) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Blue Foundry stockholder approval, Blue Foundry receives an unsolicited bona fide written acquisition proposal, Blue Foundry may, and may permit its subsidiaries and its subsidiaries’ representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if and only if the Blue Foundry board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to take such actions would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, except that, prior to furnishing any such confidential or nonpublic information, or participating in such negotiations, Blue Foundry must provide Fulton with at least three (3) business days’ prior written notice and Blue Foundry must have entered into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement, dated August 19, 2025, between Fulton and Blue Foundry, and which confidentiality agreement must not provide such person with any exclusive right to negotiate with Blue Foundry. Blue Foundry will provide Fulton with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided).

Blue Foundry has also agreed to (i) promptly (and, in any event, within 24 hours) advise Fulton following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide Fulton an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with such inquiry or acquisition proposal, and will keep Fulton apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal (including providing an unredacted copy of such amended or revised acquisition proposal and an further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or acquisition proposal) and (ii) will enforce any existing confidentiality agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements.

Conditions to Complete the Merger

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived. These conditions include:

•	approval of the merger agreement by the stockholders of Blue Foundry by the requisite Blue Foundry stockholder vote;

•

the filing by Fulton with Nasdaq of a notification of listing of shares of Fulton common stock to be issued in the merger, and the absence of any objection by Nasdaq to the listing of such shares of Fulton common stock;

•

the receipt of all requisite regulatory approvals, and the expiration or termination of all statutory waiting periods in respect thereof, in each case without the imposition of any materially burdensome regulatory condition;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings for such purpose initiated or threatened by the SEC;

•

the absence of any law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger, the bank merger or any of the transactions contemplated by the merger agreement being in effect;

•

the accuracy of the representations and warranties of each party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect);

•

the performance in all material respects by each party of all obligations required to be performed by it under the merger agreement at or prior to the effective time (and the receipt by each party of a certificate signed on behalf of the other party by its chief executive officer or its chief financial officer to the foregoing effect); and

•

receipt by each party of an opinion of its legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Fulton’s obligation to complete the merger is also subject to the absence of any effect, change, event, circumstance, condition, occurrence or development that has had, or would have, either individually or in the aggregate, a material adverse effect on Blue Foundry since the date of the merger agreement.

Neither Fulton nor Blue Foundry can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated before the effective time in the following circumstances:

•	by mutual written consent of Fulton and Blue Foundry;

•

by either Fulton or Blue Foundry if (i) any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger or any of the other transactions contemplated by the merger agreement and such denial has become final and nonappealable or (ii) any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger or any of the other transactions contemplated by the merger agreement;

•

by either Fulton or Blue Foundry if the merger is not consummated on or before the termination date (unless the failure of the closing to occur by such date is due to the failure of the terminating party’s failure to perform or comply with its obligations, covenants and agreements in the merger agreement);

•

by either Fulton or Blue Foundry, if there is a breach by the other party of any of its representations, warranties, obligations, covenants, or other agreements (or if any such representation or warranty ceases to be true) set forth in the merger agreement that would constitute, either individually or in the aggregate, the failure of any applicable closing condition of the terminating party and that is not cured within thirty (30) days following written notice (or such fewer days as remain prior to the termination date), or that by its nature or timing cannot be cured during such period;

•

by Fulton, if the Blue Foundry special meeting has concluded (including any postponements or adjournments thereof) with the vote on the merger agreement having been taken without obtaining the requisite Blue Foundry stockholder approval;

•	by Fulton, prior to receipt of the requisite Blue Foundry stockholder approval, if (i) Blue Foundry or the Blue Foundry board of directors has made a recommendation change or (ii) Blue Foundry or the

Blue Foundry board of directors breaches in any material respect its obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting or the Blue Foundry board recommendation; and

•

by Blue Foundry, if (i) Blue Foundry has complied in all material respects with its obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting and the Blue Foundry board recommendation, (ii) prior to the Blue Foundry special meeting, Blue Foundry has received a superior proposal that did not result from a breach of Blue Foundry’s obligations with respect to non-solicitation of acquisition proposals, the Blue Foundry special meeting and the Blue Foundry board recommendation and the Blue Foundry board of directors has determined to enter into a definitive agreement providing for such superior proposal upon termination of the merger agreement and has entered into such agreement concurrently with such termination and (iii) Blue Foundry has paid the termination fee described below concurrently with the termination of the merger agreement.

Neither Fulton nor Blue Foundry is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Fulton common stock or Blue Foundry common stock.

Effect of Termination

In the event of termination of the merger agreement by Fulton or Blue Foundry as provided under the section entitled “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Fulton, Blue Foundry, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) none of Fulton or Blue Foundry will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of the merger agreement.

Termination Fee

Blue Foundry will pay Fulton a termination fee equal to $9,694,662 (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Blue Foundry board of directors or Blue Foundry’s senior management or has been made directly to Blue Foundry stockholders generally or any person has publicly announced an acquisition proposal, in each case with respect to Blue Foundry, and (i) (a) thereafter the merger agreement is terminated by either Fulton or Blue Foundry because the merger has not been completed prior to the termination date, and Blue Foundry has not obtained the requisite Blue Foundry stockholder approval, but all other conditions to Blue Foundry’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Fulton as a result of (x) a willful breach of the merger agreement by Blue Foundry that would constitute the failure of an applicable closing condition or (y) the failure of the requisite Blue Foundry stockholder approval to be obtained at the Blue Foundry special meeting and (ii) prior to the date that is twelve (12) months after the date of such termination, Blue Foundry enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) then Blue Foundry will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Fulton the termination fee (for purposes of this bullet, all references in the definition of acquisition proposal to “20%” will instead refer to “50%”).

•

In the event that the merger agreement is terminated by Blue Foundry pursuant to the last bullet under the section entitled “— Termination of the Merger Agreement” above, then Blue Foundry will pay Fulton the termination fee within two (2) business days of the date of termination.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended in writing by Fulton or Blue Foundry at any time before or after the receipt of the requisite Blue Foundry stockholder approval, except that after the receipt of the requisite Blue Foundry stockholder approval, there may not be, without further approval of Blue Foundry stockholders, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the presentations and warranties of the other party contained in the merger agreement, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, giving effect to its principles of conflicts of laws (except that matters relating to the fiduciary duties of the Fulton board of directors will be subject to the laws of the Commonwealth of Pennsylvania).

Specific Performance

Fulton and Blue Foundry will be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENTS

The following describes certain material provisions of the voting agreements. The following description of the voting agreements is subject to, and qualified in its entirety by reference to, the voting agreements, which are substantially in the form attached as Exhibit A to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the form of voting agreement carefully and in its entirety.

As an inducement for each of Fulton and Blue Foundry to enter into the merger agreement, certain officers and directors of Blue Foundry entered into voting agreements with Fulton. As of the Blue Foundry record date, such stockholders collectively and beneficially owned approximately four percent (4%) of the outstanding shares of Blue Foundry common stock.

Pursuant to the voting agreements, each such stockholder agreed, among other things, to vote his or her shares of Blue Foundry common stock in favor of the approval and adoption of the merger agreement. Subject to certain exceptions, each such stockholder also agreed not to transfer his or her shares of Blue Foundry common stock without the prior written consent of Fulton.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth a general summary of the anticipated material U.S. federal income tax consequences of the merger of Blue Foundry and Fulton to U.S. holders (as defined below) of Blue Foundry common stock that exchange their shares of Blue Foundry common stock for shares of Fulton common stock for the merger consideration. The U.S. federal income tax laws are complex, and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to Blue Foundry stockholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Blue Foundry stockholder.

This discussion addresses only those Blue Foundry stockholder that hold their shares of Blue Foundry common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a trust or estate;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	an individual retirement or other tax-deferred account;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a Blue Foundry stockholder that received Blue Foundry common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a Blue Foundry stockholder that holds Blue Foundry common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Blue Foundry common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one (1) or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

ALL HOLDERS OF BLUE FOUNDRY COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Fulton’s obligation to complete the merger that Fulton receive an opinion from Holland & Knight, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Blue Foundry’s obligation to complete the merger that Blue Foundry receive an opinion from Luse Gorman dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the merger agreement. These opinions will rely on the facts as stated in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by Fulton and Blue Foundry to be delivered at the time of the closing. These opinions will also be based on the assumption that the representations found in the representation letters of Fulton and Blue Foundry are, as of the effective time, true and complete without qualification and that such representation letters are executed by appropriate and authorized officers of Fulton and Blue Foundry. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”). Fulton and Blue Foundry have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Based on the opinions that the merger will qualify as a “reorganization” under Section 368(a) of the Code, it is the opinion of Luse Gorman and Holland & Knight that the material U.S. federal income tax consequences of the merger will be as set forth in the remainder of this discussion:

•	neither Fulton nor Blue Foundry will recognize any taxable gain or loss as a result of the merger, and each will be a party to a reorganization within the meaning of section 368(b) of the Code;

•

a U.S. holder who receives solely shares of Fulton common stock (or receives Fulton common stock and cash solely in lieu of a fractional share) in exchange for shares of Blue Foundry common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Fulton common stock;

•

a U.S. holder who receives cash in lieu of a fractional share of Fulton common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Fulton. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Fulton common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the relevant effective time, the holding period for the shares (including the holding period of Blue Foundry common stock surrendered therefor) is greater than one (1) year. The deductibility of capital losses is subject to limitations;

•

the aggregate tax basis of the Fulton common stock received by a U.S. holder in the merger will be equal to the holder’s aggregate tax basis in the Blue Foundry common stock for which it is exchanged, reduced by any amount allocable to a fractional share of Fulton common stock for which cash is received; and

•	the holding period of Fulton common stock received in the merger will include the holder’s holding period of the Blue Foundry common stock for which it is exchanged.

Blue Foundry stockholders who acquired different blocks of Blue Foundry common stock at different times and at different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.

Information Reporting and Backup Withholding

Payments of cash to a non-corporate Blue Foundry stockholder in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A Blue Foundry stockholder generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. A U.S. holder that does not furnish their correct taxpayer identification number may be subject to penalties imposed by the IRS.

A U.S. holder receiving shares of Fulton common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth certain facts relating to the merger, including the holder’s basis (determined immediately before the exchange) in the Blue Foundry common stock surrendered and the fair market value (determined immediately before the exchange) of the Blue Foundry common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of Fulton common stock in the merger and that, immediately before the merger, owned either at least five percent (5%) of the outstanding stock of Blue Foundry (by vote or value) or securities of Blue Foundry with a tax basis of $1 million or more.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction and the effect of any proposed changes in tax laws.

DESCRIPTION OF CAPITAL STOCK OF FULTON

As a result of the merger, Blue Foundry stockholders who receive shares of Fulton common stock in the merger will become shareholders of Fulton. Your rights as a shareholder of Fulton will be governed by the PBCL, the Fulton articles, and the Fulton bylaws. The following briefly summarizes the material terms of Fulton’s capital stock, including the Fulton common stock to be issued in the merger. We urge you to read the applicable provisions of Pennsylvania law, the Fulton articles and the Fulton bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this proxy statement/prospectus, Fulton is authorized to issue a total of 610,000,000 shares of all classes of stock, of which 600,000,000 shares are designated as common stock, par value $2.50 per share, and 10,000,000 shares are designated as preferred stock, no par value. As of December 19, 2025, there were 179,895,127 shares of Fulton common stock outstanding (excluding treasury shares, shares reserved for issuance upon exercise of options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans) and 200,000 shares of preferred stock outstanding in one series designated as 5.125% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A (defined below). All outstanding shares of Fulton common stock are authorized but unissued.

Common Stock

Voting Rights. Each holder of Fulton common stock is entitled to one (1) vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No holder of Fulton common stock has the right of cumulative voting.

If a quorum exists, action on any matter, excluding the election of directors, shall be approved by the affirmative vote of a majority of the votes cast, unless the Fulton articles, the Fulton bylaws or the PBCL requires a greater number of affirmative votes. For the election of directors, the director nominees receiving the highest number of votes shall be elected.

Dividends. Holders of Fulton common stock are entitled to dividends when, as and if declared by the Fulton board of directors out of funds legally available for dividends. Each share of Fulton common stock is entitled to participate on an equal pro rata basis in dividends and other distributions.

No Preemptive or Similar Rights. Holders of Fulton common stock have no preemptive or conversion rights and are not entitled to the benefits of any redemption or sinking fund provision.

Listing. Fulton common stock is traded on Nasdaq under the symbol “FULT.”

Transfer Agent and Registrar. Fulton Financial Advisors, a division of Fulton Bank, serves as the transfer agent for Fulton common stock.

Preferred Stock

Generally. Under the Fulton articles, the Fulton board of directors has the authority to issue 10,000,000 shares designated as preferred stock. Shares of Fulton preferred stock may be issued from time to time in one (1) or more series. The Fulton board of directors is authorized, within the limitations and restrictions stated in the Fulton articles, to issue Fulton preferred stock as a class without series or in one (1) or more series and to fix by resolution the voting rights (which may be full, limited, multiple, fractional or withheld altogether), designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A. On October 29, 2020, Fulton issued 200,000 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”).

Holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of Fulton common stock. Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Fulton board of directors, or a duly authorized committee of the Fulton board of directors, out of assets legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.125% per annum for each dividend period from the original issue date of the Series A Preferred Stock to, but excluding, the redemption date of the Series A Preferred Stock, if any. Fulton’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of Fulton common stock and each other class or series of Fulton capital stock that ranks junior to the Series A Preferred Stock is subject to certain restrictions in the event that Fulton does not declare and pay (or set aside) dividends on the Series A Preferred Stock for the last preceding dividend period.

Holders of the Series A Preferred Stock generally have no voting rights with respect to matters that generally require the approval of voting shareholders, subject to limited voting rights under certain conditions. The Series A Preferred Stock is a perpetual security that is not subject to any mandatory redemption, sinking fund or other similar provision. Fulton may redeem the Series A Preferred Stock, in whole or in part, from time to time, on any dividend payment date on or after January 15, 2026, at a cash redemption price equal to $1,000 per share of Series A Preferred Stock. The full rights of the holders of Fulton’s Series A preferred stock are set forth in the Statement with Respect to Shares filed with the Pennsylvania Bureau.

Pennsylvania Law and Certain Provisions of the Fulton Articles and the Fulton Bylaws; Anti-Takeover Measures

Shareholders’ Vote for Merger and Limitation on Certain Business Combinations

Under Pennsylvania law, a merger or consolidation in which Fulton is not the surviving corporation, or a sale of all or substantially all of Fulton’s assets, requires the approval of the holders of a majority of Fulton common stock present and voting at a meeting of shareholders, as well as any additional vote that may be provided for any series of preferred stock in the certificate of designation for that series.

Greater shareholder approval is required by the Fulton articles in the situations described below. In each case, the described shareholder approval is in addition to any approval required by law or approval rights given to the holders of Fulton’s Series A Preferred Stock.

So long as any shares of Fulton’s Series A Preferred Stock are outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to consummate a binding share exchange or reclassification involving the Series A Preferred Stock or consolidate with or merge into any other corporation or entity, unless, in each case, (i) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Fulton is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preferred securities, as the case may be, have the rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by Fulton for the benefit of the holders of Series A Preferred Stock to effect such redemption.

Approval of shareholders holding at least eighty-five percent (85%) of the voting power is required to approve certain transactions (described below) with a person who beneficially owns five percent (5%) or more of Fulton’s voting stock, as that term is defined in the Fulton articles, or is an affiliate of Fulton and previously beneficially owned five percent (5%) or more of Fulton’s voting stock, or becomes the beneficial owner of shares that were owned in the prior two (2) years by any person already described above in a transaction not involving any public offering (an “interested shareholder”).

Transactions requiring approval are:

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a merger or consolidation of Fulton or any subsidiary with or into an interested shareholder or into any other corporation which is, after such merger or consolidation would be, an interested shareholder;

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the sale lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareholder of assets with a total fair market value in excess of ten percent (10%) of consolidated shareholders equity;

•	any issuance, sale or transfer by Fulton or any subsidiary of any securities of Fulton or any subsidiary to an interested shareholder or its related parties;

•	the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested shareholder or its related parties;

•

any reclassification of stock or recapitalization, or any merger or consolidation of Fulton with or into any subsidiary or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect of increasing the proportionate share of the outstanding shares of any class of stock or Fulton or any subsidiary which is directly or indirectly owned by any interested shareholder or its related parties; and

•	any transaction or series of transaction similar in purpose or form to the foregoing.

Approval of shareholders holding at least 66-2/3% of the voting power is required to approve any of the foregoing transactions if either a majority of the continuing directors (meaning a director not affiliated with an interested shareholder and who was a member of the Fulton board of directors prior to an interested shareholder achieving that status, and any successor of such a director who is not affiliated with an interested shareholder and who is recommend for election by a majority of the then continuing directors) have approved it, or:

•

the transaction provides for the payment to holders of Fulton common stock of consideration meeting certain “fair price” standards and holders of Fulton preferred stock also receive consideration that meets certain “fair price” standards. In both cases, the consideration to be paid must be the same form as used by the interested shareholder to acquire his or her shares (and if the interested shareholder does not own preferred stock, the consideration must be paid in cash);

•

after becoming an interested shareholder, but before the transaction is approved, (i) there is no failure to declare and pay any preferred stock dividend, (ii) except as approved by a majority of the continuing directors, there has been no reduction in the annual rate of dividends paid on Fulton common stock, (iii) such interested shareholder acquires no additional beneficial ownership of voting stock, and (iv) and the interested shareholder has not received a benefit of loans, advances, guarantees, pledges, financial assistance, tax credits or other tax advantages provided by Fulton;

•	the interested shareholder takes all action necessary to ensure that its Fulton board of directors representation does not exceed its proportionate share of the voting stock outstanding; and

•

a proxy statement seeking shareholder approval of the transaction has been mailed to all holders of Fulton voting stock at least 30 days prior to the transaction consummation containing certain required information.

With respect to a transaction that does not involve an interested shareholder, but that is described below, such transaction requires the approval of Fulton shareholders holding at least 66-2/3% of the voting power:

•	a merger or consolidation of Fulton that requires shareholder approval;

•	a merger involving a subsidiary of Fulton if the resulting entity would not be a subsidiary of Fulton;

•	any sale, lease exchange or other disposition of all or substantially all of Fulton’s assets;

•

an acquisition of all or substantially all of the assets of another corporation in exchange for voting stock which, following the acquisition, constitutes more than fifty percent (50%) of Fulton’s voting power; or

•	a plan of dissolution of the Fulton.

In addition, in considering an acquisition proposal, the Fulton board of directors is required to give due consideration to the following factors:

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the adequacy of the offered consideration, not only in relation to the then current market price of the securities of Fulton, but also in relation to (i) the historical, present and anticipated future operating results and financial position of Fulton, (ii) the value of Fulton in a freely negotiated transaction, and (iii) the prospects and future value of Fulton as an independent entity;

•

the social and economic impact which the acquisition proposal, if consummated, would have upon the customers, depositors and employees of Fulton and its subsidiaries and upon the communities which they serve;

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the reputation and business practices and experience of the offeror and its management and affiliates as they might affect (i) the business of Fulton and its subsidiaries, (ii) the future value of the securities of Fulton, and (iii) the customers, depositors and employees of Fulton and its subsidiaries and the communities which they serve; and

•	the antitrust and other legal and regulatory issues that might arise by reason of the acquisition proposal.

Anti-Takeover Statutes

The Fulton articles and the Fulton bylaws contain certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect Fulton shareholders by providing a measure of assurance that Fulton shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in the Fulton articles and the Fulton bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton common stock.

The Fulton articles contain the following provisions which may be considered to be “anti-takeover” in nature:

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a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by the Fulton board of directors;

•	a provision that does not permit Fulton shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the Fulton board of directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the Fulton shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of Fulton shareholders to call a special meeting;

•	a provision that limits the right of the Fulton shareholders to amend the Fulton bylaws;

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Fulton articles; and

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a provision requiring that advance notice be delivered to Fulton of any business to be brought by an eligible Fulton shareholder before an annual meeting of shareholders and requiring certain procedures to be followed by shareholders in nominating candidates for election as directors.

Additionally, the Fulton bylaws contain the following provisions which may be considered to be “anti-takeover” in nature:

•	a provision that limits the permissible number of directors; and

•

a provision that requires advance written notice as a precondition to the nomination of any person for election to the Fulton board of directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation whose common stock is registered under the Exchange Act, Fulton is subject to, and may take advantage of the protections of, the anti-takeover provisions of the PBCL. These anti-takeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

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a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholder rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

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a provision requiring a person who acquires a specific percentage of stock ownership to disgorge to the corporation all profits from the sale of equity securities of the corporation within eighteen (18) months thereafter.

Corporations may elect to “opt out” of any or all of these anti-takeover provisions of the Pennsylvania corporate law. Fulton has not elected to opt out of any of the protections provided by the anti-takeover statutes.

COMPARISON OF THE RIGHTS OF FULTON SHAREHOLDERS

AND BLUE FOUNDRY STOCKHOLDERS

If the merger is completed, Blue Foundry stockholders will receive shares of Fulton common stock in the merger and will cease to hold shares of Blue Foundry common stock.

Fulton is organized under the laws of the Commonwealth of Pennsylvania. Blue Foundry is organized under the laws of the State of Delaware. The following is a summary of certain material differences between (i) the current rights of Blue Foundry stockholders under the Blue Foundry articles, the Blue Foundry bylaws and Delaware law and (ii) the current rights of Fulton shareholders under the Fulton articles, the Fulton bylaws and Pennsylvania law.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. Copies of Fulton’s and Blue Foundry’s governing documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 106.

Fulton	Blue Foundry

AUTHORIZED CAPITAL STOCK

Fulton is authorized, pursuant to the Fulton articles, to issue a total of 610,000,000 shares of all classes of stock, of which 600,000,000 shares are designated as common stock, par value $2.50 per share, and 10,000,000 shares are designated as preferred stock, no par value.

As of December 19, 2025, there were 179,895,127 shares of Fulton common stock outstanding (excluding treasury shares, shares reserved for issuance upon exercise of options or warrants or conversion of convertible securities and shares available for issuance under employee benefit plans) and 200,000 shares of preferred stock outstanding in one series designated as 5.125% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A.

Blue Foundry is authorized, pursuant to the Blue Foundry articles, to issue a total of 80,000,000 shares, of which 70,000,000 shares are designated as common stock, par value $0.01 per share, and 10,000,000 shares are designated as preferred stock, par value $0.01 per share.

As of the Blue Foundry record date, there were 20,761,225 shares of Blue Foundry common stock outstanding and no shares of preferred stock outstanding.

VOTING RIGHTS

Each holder of Fulton common stock is entitled to one (1) vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No holder of Fulton common stock has the right of cumulative voting.

Each holder of Blue Foundry common stock is entitled to one (1) vote per share in the election of directors and on all other matters submitted to a vote at a meeting of stockholders. No holder of Blue Foundry common stock has the right of cumulative voting.

Any matter, other than the election of directors and as otherwise required by law, brought before any meeting of the stockholders shall be determined by a majority of the votes cast affirmatively or negatively.

RIGHTS OF PREFERRED STOCK

Under the Fulton articles, the Fulton board of directors has the authority to issue 10,000,000 shares designated as preferred stock. Shares of Fulton preferred stock may be issued from time to time in one (1) or more series. The Fulton board of directors is authorized, within the limitations and restrictions stated in the Fulton articles, to issue Fulton preferred stock as a class without series or in one (1) or more series and to fix by resolution the voting rights (which may be full, limited, multiple, fractional or withheld altogether), designation, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights, and other special or relative rights of such class or any series thereof.

Fulton has preferred stock outstanding in one series designated the Series A preferred stock and holders thereof have:

•

no voting rights, except as required by law;

•

certain consent rights in connection with events which would affect such holders’ rights;

•

preferential liquidation and dividend rights over holders of Fulton common stock and any senior non-cumulative perpetual preferred stock, Series A, no par value per share of Fulton; and

•

a right to receive, only when, and if declared by the Fulton board of directors, or a committee thereof, non-cumulative cash dividends at the rate per annum equal to 5.125% of the Series A preferred stock’s $1,000 liquidation preference.

The full rights of the holders of Fulton’s Series A preferred stock are set forth in the Statement with Respect to Shares filed with the Pennsylvania Bureau.

Under the Blue Foundry articles, the Blue Foundry board of directors has the authority to issue 10,000,000 shares designated as preferred stock. Shares of Blue Foundry preferred stock may be issued from time to time in one (1) or more series. The Blue Foundry board of directors is authorized, subject to any limitations prescribed by law, to issue Blue Foundry preferred stock in series and by filing a certificate pursuant to Delaware law establishing the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Blue Foundry does not have any issued and outstanding shares of preferred stock.

SIZE OF BOARD OF DIRECTORS

The Fulton board of directors may have not less than 5 or more than 35 directors. The number of directors shall be fixed from time to time by resolution of the Fulton board of directors. The Fulton board of directors currently has eleven (11) members.	The number of directors shall be fixed from time to time by the Blue Foundry board of directors pursuant to resolution adopted by a majority of the whole board. The Blue Foundry board of directors currently has nine (9) members.

CLASSES OF DIRECTORS

Under Pennsylvania law, each director holds office until the expiration of the term for which they were selected	The Blue Foundry board of directors is divided into three (3) classes, with the term of office of the first and until a successor is qualified, or until earlier death, resignation, or removal. The term of office is as provided in the bylaws, which shall be one (1) year by default, unless the board is classified.

The Fulton bylaws provide that directors are elected annually as a single class for a one-year term, and shall hold office until their respective successors are elected and have qualified.

class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. In 2022, the Blue Foundry board of directors approved a plan to declassify the board of directors over a period of time so that, by the 2027 annual meeting of stockholders, all directors will be elected for one-year terms.

ELECTION OF DIRECTORS

For the election of directors, the director nominees receiving the highest number of votes shall be elected.	The directors shall be elected by a plurality of the shares voted of the shares present in person or represented by proxy and entitled to vote in the elections of directors (unless otherwise required by law, regulation or by the listing standards of any stock exchange on which the Blue Foundry common stock is then traded).

REMOVAL OF DIRECTORS

Directors may only be removed by shareholder vote as follows:

(1)   With cause, by the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class; or

(2)   Without cause, by the affirmative vote of holders of not less than eight-five percent (85%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

In the event that the holders of any series of preferred stock has the right, voting separately as a class, to elect one (1) or more directors, the foregoing provisions shall not apply to any such director, who may be removed from office by vote of such series holders as may be specified in the certificate of designation for such series, or, if no such vote is specified, upon the affirmative vote of the holders of such series as is required under the PBCL.

Any director, or the entire Blue Foundry board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then then-outstanding shares of the capital stock of Blue Foundry entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH of the Blue Foundry articles), voting together as a single class (subject to the rights of the holders of any series of Blue Foundry preferred stock then outstanding).

DIRECTOR ELIGIBILITY AND MANDATORY RETIREMENT

The Fulton bylaws provide that no person may be nominated for election as a director if they will be 72	The Blue Foundry bylaws provide that no person seventy-two (72) years of age or older will be eligible

years old on or before the date of the annual meeting of shareholders at which they are to be elected. The office of a director is considered vacant at the annual meeting of shareholders next following the date on which the director attains the age of 72 years.	for election, re-election, appointment, or reappointment to the Blue Foundry board of directors; provided, however, that the Blue Foundry board of directors, upon recommendation of the Nominating/Corporate Governance Committee and by a resolution approved by a majority of the disinterested members of the Blue Foundry board of directors, may exclude an incumbent director from such age limitation for a specified period of time and for a specified valid reason.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Any vacancy occurring on the Fulton board of directors shall be filled by a majority of the remaining members of the Fulton board of directors, though less than a quorum, and each person so elected shall hold office until the next annual meeting of shareholders and until his or her successor is duly elected and has qualified.	Any vacancy occurring on the Blue Foundry board of directors may be filled only by a majority of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been so chosen expires (subject to the rights of any holders of any series of Blue Foundry preferred stock then outstanding).

SPECIAL MEETINGS OF SHAREHOLDERS OR STOCKHOLDERS

Pursuant to the Fulton bylaws, a special meeting of Fulton shareholders may be called only by (i) Fulton’s chief executive officer, (ii) the executive committee of the Fulton board of directors or (iii) the Fulton board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the Fulton board of directors. Special meetings may not be called by shareholders.	Pursuant to the Blue Foundry articles, special meetings of Blue Foundry stockholders may be called only by the Blue Foundry board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. The Blue Foundry bylaws provide the special meetings of stockholders may also be called by or upon the direction of the chairman of the Blue Foundry board of directors, chief executive officer or president.

QUORUM

Consistent with Pennsylvania law, the Fulton bylaws provide that a majority of the outstanding shares, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.	The presence, in person or by proxy, of the holders of record of shares of capital stock of Blue Foundry entitled the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of Blue Foundry entitled to vote shall constitute a quorum at all meetings of stockholders.

NOTICE OF SHAREHOLDER OR STOCKHOLDER MEETINGS

The Fulton bylaws provide that notice of all meetings of shareholders shall be given, in record form, to shareholders of record entitled to vote at the meeting at least 10 days prior to the day of the meeting directed to the shareholder at the shareholder’s address as it appears on the books of Fulton. Such notice shall state the date,	The Blue Foundry bylaws provide that notice of all meetings of the stockholders shall be delivered not less than ten (10) or more than sixty (60) days before the date of the meeting, either personally or by mail to each stockholder of record entitled to vote at such meeting. Such notice shall state the place, day and

hour and place of the meeting and shall also state the general nature of the business to be transacted in the case of a special meeting.	hour of the meeting and the purpose(s) for which the meeting is called.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER OR STOCKHOLDER NOMINATIONS AND OTHER PROPOSALS

There are no provisions regarding the making of shareholder proposals (other than nominations for directors) other than as provided by the rules of the SEC.

The Blue Foundry bylaws provide that nominations or other business may be brought before an annual meeting by a stockholder if timely notice in writing is provided to the secretary of Blue Foundry and such business is a proper matter for stockholder action under the DGCL. If the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided Blue Foundry with a solicitation notice (as defined in the Blue Foundry bylaws), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of Blue Foundry’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of Blue Foundry’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the solicitation notice and if no solicitation notice has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice must be delivered not less than 120 days prior to the date Blue Foundry’s proxy material for the preceding year’s annual meeting of stockholders; provided, however, if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed more than sixty (60) days after the anniversary for the preceding year’s annual meeting, notice must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. For these purposes “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by Blue Foundry with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act, or other means deemed compliant with SEC Regulation FD.

Such stockholders’ notice must include, among other things set forth in the Blue Foundry bylaws, the following, as applicable:

•

all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director that would be required to be disclosed in solicitations of proxies for the election of such nominees pursuant to Section 14 of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•

a brief description of any other business the stockholder proposes to bring before the meeting, the reasons for conducting such other business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•

the name and address of the stockholder as they appear on Blue Foundry’s books, and the name and address of each beneficial owner, if any, the class and number of shares owned beneficially and of record of such stockholder and beneficial owner, if any, and whether either such stockholder or beneficial owner, if any, intends to deliver a solicitation notice.

Stockholders are also required to comply with the applicable requirements of the Exchange Act and the rules and regulations hereunder with respect to the making of shareholder proposals.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Pursuant to the Fulton bylaws, a director shall not be personally liable for monetary damages for any action taken or failure to take action, except to the extent exemption is not permitted under Pennsylvania law.	As permitted by Delaware law, the Blue Foundry articles provide that a director shall not be personally liable to Blue Foundry or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to Blue Foundry or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption under Section 174 of the DGCL, or (iv) for any transaction in which the director derived improper personal benefit.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

The Fulton bylaws provide that it shall defend and indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Fulton, or is or was serving, at the request of Fulton, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding.

Fulton shall pay expenses (including attorneys’ fees) incurred in defending a civil claim or a civil or criminal action, suit or proceeding in advance of the final disposition of such claim, action, suit, or proceeding, upon receipt of a written statement by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by Fulton.

The rights of indemnification and advancement of expenses provided in the Fulton bylaws are not exclusive of any other right to which persons seeking indemnification and advancement of expenses may be entitled under any agreement, vote of disinterested directors or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Pursuant to the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in that capacity or arising out of such person’s status as such.

The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Blue Foundry articles provide that Blue Foundry will, to the fullest extent permitted by the DGCL, indemnify each person who is or was a director or officer of Blue Foundry. Each person who was serving at the request of Blue Foundry as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, may be indemnified by Blue Foundry in accordance with, and to the fullest extent permitted by, the DGCL.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

Articles: Articles 5, 7, 8, 9, 10, 11, and 12 of the Fulton articles may be amended or repealed only as follows:

•

With the approval of: (i) a majority of the continuing directors (as defined in the Fulton articles), (ii) a majority of the entire Fulton board of directors, and (iii) Fulton shareholders holding at least 66-2/3% of the voting power; or

•

With the approval of Fulton shareholders holding at least eighty-five percent (85%) of the voting power.

All other provisions of the Fulton articles may be amended as follows:

•

With the approval of: (i) a majority of the whole Fulton board of directors, and (ii) Fulton shareholders holding at least a majority of the voting power; or

•

With the approval of Fulton shareholders holding at least eighty-five percent (85%) of the voting power.

The foregoing votes are in addition to any vote which may otherwise be required by law,including any required vote of the holders of preferred stock.

Blue Foundry reserves the right to amend or appeal any provision in the Blue Foundry articles pursuant to Delaware law; provided, however, that, notwithstanding any other provision of the Blue Foundry articles or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of Blue Foundry required by law or by Blue Foundry articles, the affirmative vote of the holders of at least eighty-five percent (85%) of the voting power of all of the then-outstanding shares of the capital stock of Blue Foundry entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH of the Blue Foundry articles), voting together as a single class, shall be required to amend or repeal Article TWELFTH, Section C of Article FOURTH, Sections B, C or D of Article FIFTH, Article SIXTH, Article SEVENTH or Article ELEVENTH.

The Blue Foundry board of directors is expressly empowered to adopt, amend or repeal the Blue Foundry bylaws by the approval of a majority of the whole board. The Blue Foundry stockholders shall also have power to adopt, amend or repeal the Blue Foundry bylaws; provided, however, that, in addition to any vote of the holders of any class or

Bylaws: The Fulton board of directors may make, amend, alter or repeal the Fulton bylaws, subject to the power of Fulton shareholders to make, amend, alter or repeal the Fulton bylaws by the affirmative vote of the holders of not less than eighty-five percent (85%) of the outstanding shares of capital stock entitled to vote generally in the election of directors.

series of stock of Blue Foundry required by law or the Blue Foundry articles, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of Blue Foundry capital stock entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH of the Blue Foundry articles), voting together as a single class, shall be required to adopt, amend or repeal any provision of the Blue Foundry bylaws.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS OR STOCKHOLDERS, AS APPLICABLE

Fulton shareholders may not take action by written consent.	The Blue Foundry articles provide that any action required or permitted to be taken by Blue Foundry stockholders may be effected by the unanimous consent in writing by such stockholders.

ANTI-TAKEOVER PROVISIONS

The Fulton articles and the Fulton bylaws contain certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect Fulton shareholders by providing a measure of assurance that Fulton shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in the Fulton articles and the Fulton bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton common stock.

The Fulton articles contain the following provisions which may be considered to be “anti-takeover” in nature:

•

a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by the Fulton board of directors;

•

a provision that does not permit Fulton shareholders to cumulate their votes for the election of directors;

The Blue Foundry articles do not exempt Blue Foundry from the application of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in any business combination with an “interested stockholder” for a period of 3 years after the date that person became an interested stockholder, unless the business combination or the transaction in which the person became an interest stockholder is approved in the prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three (3) years prior to the determination of interested stockholder status, did own, fifteen percent (15%) or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by the Blue Foundry board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Blue Foundry common stock.

•

a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•

a provision that establishes criteria to be applied by the Fulton board of directors in evaluating an acquisition proposal;

•

a provision that requires a greater than majority shareholder vote in order for the Fulton shareholders to remove a director from office without cause;

•

a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of Fulton shareholders to call a special meeting;

•

a provision that limits the right of the Fulton shareholders to amend the Fulton bylaws;

•

a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Fulton articles; and

•

a provision requiring that advance notice be delivered to Fulton of any business to be brought by an eligible Fulton shareholder before an annual meeting of shareholders and requiring certain procedures to be followed by shareholders in nominating candidates for election as directors.

Additionally, the Fulton bylaws contain the following provisions which may be considered to be “anti-takeover” in nature:

•

a provision that limits the permissible number of directors; and

•

a provision that requires advance written notice as a precondition to the nomination of any person for election to the Fulton board of directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation whose common stock is registered under the Exchange Act, Fulton is subject to, and may take advantage of the protections of, the anti-takeover provisions of the PBCL. These anti-takeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

•

a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•

a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•

a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•

a provision permitting a corporation to adopt a shareholder rights plan;

•

a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

•

a provision requiring a person who acquires a specific percentage of stock ownership to disgorge to the corporation all profits from the sale of equity securities of the corporation within eighteen (18) months thereafter.

Corporations may elect to “opt out” of any or all of these anti-takeover provisions of the Pennsylvania corporate law. Fulton has not elected to opt out of any of the protections provided by the anti-takeover statutes.

EXCLUSIVE FORUM

Neither the Fulton articles nor the Fulton bylaws contain an exclusive forum provision.	As authorized by the DGCL and the Blue Foundry bylaws, unless Blue Foundry consents in writing to the selection of a different forum (i) the sole and exclusive forum for any and all internal corporate claims will be located in the State of Delaware and (ii) the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act will be the federal district courts of the United States of America.

LEGAL MATTERS

The validity of the Fulton common stock to be issued in connection with the merger will be passed upon for Fulton by Holland & Knight.

Certain U.S. federal income tax consequences relating to the merger will be passed upon for Fulton by Holland & Knight and for Blue Foundry by Luse Gorman.

EXPERTS

Fulton

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Blue Foundry

The consolidated financial statements of Blue Foundry Bancorp and subsidiaries as of December 31, 2024 and 2023, and for each of the two years in the two-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Blue Foundry does not anticipate holding a 2026 annual meeting of Blue Foundry stockholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Blue Foundry may hold an annual meeting in 2026. Any stockholder nominations or proposals for other business intended to be presented at Blue Foundry’s next annual meeting must be submitted to Blue Foundry as set forth below.

Blue Foundry Bylaw Provisions Regarding Stockholder Proposals and Nominations. The Blue Foundry bylaws generally provide that any Blue Foundry stockholder desiring to make a proposal for new business at a meeting of stockholders or to nominate one or more candidates for election as directors at a meeting of stockholders must have given timely notice thereof in writing to the Secretary of Blue Foundry. The Secretary must receive such written notice no less than one hundred twenty (120) days prior to the anniversary date of Blue Foundry’s proxy materials for the prior year’s annual meeting. The notice with respect to the 2026 annual meeting of stockholders was required to be provided to Blue Foundry by December 11, 2025.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interests in such business of such stockholder and any beneficial owner; (ii) the name and address of such stockholder as they appear on Blue Foundry’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class and number of shares of Blue Foundry capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; and (iv) a representation as to whether such stockholder intends to deliver a proxy statement and form of proxy to stockholders who in the aggregate own enough shares to legally carry the proposal.

The notice with respect to director nominations must include: (a) as to each person whom the stockholder proposes to nominate for election as a director, such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation and a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on Blue Foundry’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class and number of shares of Blue Foundry’s capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; and (iii) a representation as to whether such stockholder intends to deliver a proxy statement and form of proxy to stockholders who in the aggregate own a sufficient number of shares to elect such nominee.

Failure to comply with these advance notice requirements will preclude such new business or nominations from being considered at the meeting.

Nothing in this proxy statement shall be deemed to require Blue Foundry to include in the Blue Foundry 2026 annual meeting proxy statement and proxy relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

Requirement for Stockholder Proposal to be Included in Blue Foundry’s 2026 Proxy Statement. Generally, in order to be eligible for inclusion in the proxy materials for an annual meeting of stockholders, any stockholder proposal submitted pursuant to SEC Rule 14a-8 must be received at Blue Foundry’s executive office, 19 Park Avenue, Rutherford, New Jersey 07070, no later than one hundred twenty (120) days prior to the anniversary date of Blue Foundry’s proxy materials relating to the prior year’s annual meeting. Any proposals of stockholders intended to be submitted at the 2026 annual meeting of stockholders under SEC Rule 14a-8 must have been submitted by no later than December 11, 2025 in order to be considered for inclusion in the proxy statement and form of proxy for such meeting. Any such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act.

Stockholder Solicitation of Proxies in Support of Nominees Other Than Blue Foundry Nominees. A stockholder intending to engage in a director election contest at next year’s annual meeting must give Blue Foundry notice of their intent to solicit proxies by providing the names of its nominees and certain other information sixty (60) days before the anniversary of the prior year’s annual meeting. This deadline is March 16, 2026. Notice should be provided to Blue Foundry’s executive office, 19 Park Avenue, Rutherford, New Jersey 07070. Any such notice and solicitation will be subject to the requirements of the proxy rules adopted under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Fulton and Blue Foundry file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Fulton and Blue Foundry, which can be accessed at www.sec.gov. In addition, documents filed with the SEC by Fulton, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will be available free of charge in the “Investor Relations” section of Fulton’s website, www.fultonbank.com, under the heading “Financials — SEC Filings.” Documents filed with the SEC by Blue Foundry will be available free of charge in the “Investor Relations” section of Blue Foundry’s website, www.bluefoundrybank.com, under the heading “Financials — SEC Filings.” The web addresses of the SEC, Fulton and Blue Foundry are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

Fulton has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Fulton’s securities to be issued in the merger. This document constitutes the prospectus of Fulton filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Fulton and Blue Foundry to incorporate by reference into this proxy statement/prospectus documents Fulton and Blue Foundry file with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by Fulton to register shares of Fulton’s common stock that will be issued in the merger, of which this proxy statement/prospectus forms a part. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this document, and later information that Fulton and Blue Foundry file with the SEC will update and supersede that information. Fulton and Blue Foundry incorporate by reference the documents listed below and any documents filed by Fulton and Blue Foundry under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the latest of (i) the date of the special meeting of Blue Foundry and (ii) the date that the offering of shares of Fulton common stock to be issued in the merger is terminated:

Fulton Filings (SEC File No. 001-39680)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 28, 2025

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed May 9, 2025, June 30, 2025, filed August 8, 2025 and September 30, 2025, filed November 7, 2025

Current Reports on Form 8-K	Filed January 31, 2025, May 20, 2025, May 22, 2025, July 23, 2025, August 1, 2025, November 24, 2025 (only with respect to Item 8.01), November 25, 2025 and December 17, 2025

Current Report on Form 8-K/A	Filed February 28, 2025

Definitive Proxy Statement on Schedule 14A	Filed April 1, 2025

Description of Fulton common stock	Filed as Exhibit 4.7 to Fulton’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020

Blue Foundry Filings (SEC File No. 001-40619)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed March 27, 2025

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed May 12, 2025, June 30, 2025, filed August 12, 2025 and September 30, 2025, filed November 13, 2025

Current Reports on Form 8-K	Filed May 19, 2025, June 24, 2025, and November 25, 2025

Definitive Proxy Statement on Schedule 14A	Filed April 10, 2025

Description of Blue Foundry common stock	Filed as Exhibit 4.2 to Blue Foundry’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 14, 2022

Notwithstanding the foregoing, information furnished by Fulton or Blue Foundry on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

Fulton Financial Corporation	Blue Foundry Bancorp
One Penn Square P.O. Box 4887 Lancaster, Pennsylvania 17604 Attention: Corporate Secretary (717) 291-2411	7 Sylvan Way Suite 200 Parsippany, New Jersey 07054 Attention: Corporate Secretary (201) 939-5000

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Fulton’s or Blue Foundry’s affairs since the date of this document. Fulton provided the information contained in this document with respect to Fulton and Blue Foundry provided the information contained in this document with respect to Blue Foundry.

Neither Fulton nor Blue Foundry has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

FULTON FINANCIAL CORPORATION

and

BLUE FOUNDRY BANCORP

Dated as of November 24, 2025

A-i

A-ii

Exhibit A  Form of Voting Agreement

Exhibit B  Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Acquisition Proposal	A-73
affiliate	A-86
Agreement	A-1
Articles of Merger	A-2
Bank Merger	A-5
Bank Merger Act	A-14
Bank Merger Agreement	A-5
Bank Merger Articles	A-5
BHC Act	A-9
BOLI	A-45
business day	A-86
Cancelled Shares	A-3
Capitalization Date	A-11
Chosen Courts	A-87
Closing	A-2
Closing Date	A-2
Code	A-1
Company	A-1
Company Articles	A-10
Company Bank	A-5
Company Benefit Plan	A-22
Company Board Recommendation	A-66
Company Bylaws	A-10
Company Common Stock	A-2
Company Contract	A-30
Company Disclosure Schedules	A-9
Company Equity Awards	A-11
Company Indemnified Parties	A-71
Company Insiders	A-77
Company Intellectual Property	A-38
Company IT Assets	A-38
Company Leased Properties	A-33
Company Loans	A-42
Company Meeting	A-66
Company Option	A-3
Company Owned Intellectual Property	A-38
Company Owned Properties	A-33
Company Preferred Stock	A-11
Company Products	A-38
Company Real Property	A-33
Company Regulatory Agreement	A-30
Company Reports	A-16
Company Securities	A-12
Company Stock Plan	A-4
Company Subsidiary	A-10
Company Subsidiary Securities	A-13
Confidentiality Agreement	A-66
Continuing Employee	A-68
COTS Offering	A-29
Delaware Certificate of Merger	A-2

A-iv

Delaware Secretary	A-2
Derivative Contracts	A-31
DGCL	A-1
Digital Currency	A-46
Director Plan Shares	A-49
Effective Time	A-2
Enforceability Exceptions	A-14
Environmental Laws	A-31
ERISA	A-22
ERISA Affiliate	A-22
ESOP	A-46
ESOP Termination Date	A-77
ESOP Trust	A-46
Exchange Act	A-10
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIA	A-10
FDIC	A-10
Federal Reserve Board	A-14
GAAP	A-9
Governmental Entity	A-15
Hazardous Substances	A-32
HCERA	A-25
Healthcare Reform Laws	A-25
Independent Fiduciary	A-77
Information Security Incident	A-38
Insurance Policies	A-44
Intellectual Property	A-39
IRS	A-22
IT Assets	A-39
knowledge	A-86
Letter of Transmittal	A-6
Licensed Intellectual Property	A-39
Liens	A-12
made available	A-86
Malicious Code	A-39
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-64
Merger	A-1
Merger Consideration	A-2
Merger Consideration Value	A-4
NASDAQ	A-7
New Certificates	A-6
NJDBI	A-14
OCC	A-14
Old Certificate	A-2
Open Source Software	A-40
ordinary course	A-86
Parent	A-1
Parent Articles	A-4
Parent Bank	A-5

A-v

Parent Benefit Plans	A-68
Parent Bylaws	A-5
Parent Common Stock	A-2
Parent Contract	A-57
Parent Disclosure Schedules	A-48
Parent Equity Awards	A-49
Parent PSUs	A-49
Parent Regulatory Agreement	A-57
Parent Reports	A-54
Parent RSUs	A-49
Parent Share Closing Price	A-7
Parent Subsidiary	A-48
Parties	A-1
Party	A-1
PBCL	A-1
Pennsylvania Bureau	A-2
Pennsylvania Statement of Merger	A-2
Permitted Encumbrances	A-33
person	A-86
Personal Data	A-25
Personal Property	A-34
PPACA	A-25
Premium Cap	A-71
Privacy and Security Laws	A-40
Privacy and Security Requirements	A-40
Proprietary Software	A-40
Proxy Statement	A-15
Real Property Leases	A-33
Recommendation Change	A-66
Registered	A-40
Registered Intellectual Property	A-40
Regulatory Agencies	A-15
Release	A-32
Relevant Period	A-68
Representatives	A-72
Requisite Company Vote	A-14
Requisite Regulatory Approvals	A-64
Restraint	A-79
S-4	A-15
Sarbanes-Oxley Act	A-16
SEC	A-10
Securities Act	A-12
Security Breach	A-26
Share	A-2
Shares	A-2
Software	A-41
Source Code	A-41
SRO	A-15
Subsidiary	A-10
Superior Proposal	A-74
Surviving Corporation	A-1
Takeover Statutes	A-41

A-vi

Tax	A-21
Tax Return	A-22
Taxes	A-21
Termination Date	A-81
Termination Fee	A-83
Trade Secrets	A-39
Trustee	A-47
Voting Agreements	A-1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 24, 2025 (this “Agreement”), by and between Fulton Financial Corporation, a Pennsylvania corporation (“Parent”), and Blue Foundry Bancorp, a Delaware corporation (the “Company”) (Parent and the Company, together, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Company and Parent have declared advisable and determined that this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”), are in the best interests of their respective corporations and shareholders or stockholders, as applicable;

WHEREAS, the Boards of Directors of the Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, and the Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for each Party to enter into this Agreement, certain directors and officers of the Company have simultaneously herewith entered into voting agreements in connection with the Merger, each substantially in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and the Delaware General Corporation Law, as amended (the “DGCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Pennsylvania. Without liming the generality of the foregoing, and subject to the PBCL and the DGCL, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses and interests in and to every type of property (whether real, personal, or mixed) of the Company shall vest in Parent, (b) all causes of action of the Company shall continue unaffected and uninterrupted by the Merger and shall accrue to Parent and (c) all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Parent. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed in writing by Parent and the Company, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, at or before the Closing, the Parties shall execute, and Parent and the Company shall cause to be filed, a statement of merger with the Bureau of Corporations and Charitable Organizations of the Pennsylvania Department of State (the “Pennsylvania Bureau”) in accordance with the relevant provisions of the PBCL (the “Pennsylvania Statement of Merger”), and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the relevant provisions of the DGCL (the “Delaware Certificate of Merger”) (the Pennsylvania Statement of Merger and the Delaware Certificate of Merger, collectively, the “Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time the Pennsylvania Statement of Merger it is accepted for filing by the Pennsylvania Bureau (the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PBCL and the DGCL.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the securities of the Company:

(a) Conversion of Shares. Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and each share of Company Common Stock, a “Share” and collectively, “Shares”) issued and outstanding immediately prior to the Effective Time, except for the Cancelled Shares, shall be converted into the right to receive, without interest, 0.650 of a share (the “Exchange Ratio”), of the common stock, par value $2.50 per share, of Parent (the “Parent Common Stock”) (the “Merger Consideration”).

(b) Effect of Conversion. All of the Shares converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of Shares) previously representing any such Shares shall thereafter represent, automatically and without any required action on the part of the holder thereof, only the right to receive (i) a New Certificate representing the number of whole shares of Parent Common Stock which such Shares have been converted into the right to receive, (ii) cash in lieu of fractional shares which the Shares represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any declared but unpaid dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), in each case, without any interest thereon.

(c) Adjustments to Exchange Ratio. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Shares and Parent the same economic effect as contemplated by this Agreement prior to such event. Such adjustment shall be made in good faith in consultation with the Company. However, nothing contained herein shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(d) Cancelled Shares. At the Effective Time, all shares of Company Common Stock that are directly owned by the Company (or any of its wholly-owned Subsidiaries) or Parent (or any of its wholly-owned

Subsidiaries) (in each case, other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) shares of Company Common Stock held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

1.6 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7 Treatment of Company Equity Awards. Except as set forth on Section 1.7 of the Company Disclosure Schedules:

(a) Company Stock Options. At the Effective Time, each option to purchase Company Common Stock granted under the Company Stock Plan (a “Company Option”) that is outstanding as of immediately prior to the Effective Time shall fully vest (to the extent unvested) and shall be cancelled and converted into the right to receive from Parent a cash payment without interest, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time. If the per share exercise price of a Company Option that is outstanding as of immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value, then such Company Option shall be cancelled at the Effective Time for no consideration. Parent shall pay, or cause to be paid, the consideration described in this Section 1.7(a) on the first or second payroll date following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the payor to deduct and withhold, from the consideration described in this Section 1.7(a) all such amounts as it is required to deduct and withhold under the Code or any provisions of applicable law in respect of Taxes. To the extent that amounts are so deducted or withheld pursuant to this Section 1.7(a) and remitted to the appropriate Governmental Entity or other required recipient, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(b) For purposes of this Agreement:

(i) “Company Stock Plan” means the Blue Foundry Bancorp 2022 Equity Incentive Plan, as it may have been or be amended, and any successor plan thereto; and

(ii) “Merger Consideration Value” means the product of (A) the Exchange Ratio multiplied by (B) the Parent Share Closing Price.

(c) Company Restricted Stock. Each award in respect of a share of Company Common Stock subject to vesting, repurchase or other time-based or performance-based lapse restrictions granted under a Company Stock Plan that is outstanding and unvested immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall automatically vest in full at the Effective Time, and the shares of Company Common Stock underlying such vested Company Restricted Stock Award (net of any shares used to satisfy tax withholding obligations relating to such vesting) shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 1.5(a). Tax withholdings applicable to the vesting described in this Section 1.7(c) will be satisfied through share withholding unless the applicable participant timely pays such withholding taxes in cash.

(d) General. At least 10 days prior to the Effective Time, the Company, the Board of Directors of the Company or its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, including providing notice to the holders of Company Options and Company Restricted Stock Awards in accordance with the Company Stock Plan (which notice shall be in a form mutually agreed to by Parent and the Company). In addition, the Board of Directors of the Company shall terminate the Company Stock Plan, effective as of the Effective Time.

1.8 Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

1.9 Bylaws of the Surviving Corporation. At the Effective Time, the Amended Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.

1.10 Directors and Officers of the Surviving Corporation. The directors and officers of Parent in office immediately prior to the Effective Time shall serve as the directors and officers, respectively, of the Surviving Corporation from and after the Effective Time in accordance with the Parent Bylaws. The Parties shall take all actions necessary to effect the provisions of this Section 1.10.

1.11 Name of the Surviving Corporation. The legal name of the Surviving Corporation shall be the name of Parent.

1.12 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.13 Bank Merger. Following the Merger, Blue Foundry Bank (“Company Bank”), a New Jersey-chartered stock savings bank and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Fulton Bank, N.A. (“Parent Bank”), a national banking association and a wholly owned Subsidiary of Parent. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. Parent and the Company shall cause Parent Bank and Company Bank, respectively, to enter into a merger agreement in substantially the form set forth in Exhibit B hereto (the “Bank Merger Agreement”), and Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of Company Bank, shall each approve and adopt the Bank Merger Agreement. The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles or certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Articles”) following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law. It is intended that the Bank Merger qualify as a “reorganization” under Section 368(a) of the Code, and that the Bank Merger Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. If requested in writing by Parent at least ten (10) days prior to the Closing, the Company shall, and shall cause Company Bank to, take all action to cause such directors of Company Bank as requested by Parent Bank to resign from such positions, effective as of (and contingent upon) the Closing.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Merger Consideration Available. No later than three (3) days prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Article II, (a) certificates or, at Parent’s option, evidence of shares in book-entry form, representing the shares of Parent Common Stock (collectively, referred to herein as “New Certificates”), to be delivered to the holders of Shares pursuant to Section 1.5, and (b) any cash in lieu of fractional shares required to be paid to holders of Shares pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect to shares of Parent Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing Shares immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the Shares represented by such Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, accompanied by a properly completed Letter of Transmittal, duly executed, and such other customary evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of uncertificated Shares (if any), the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and/or (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions that the holder presenting such Old Certificate or Old Certificates has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until such holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the Shares represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of

Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price per share of Parent Common Stock on the Nasdaq Stock Market, LLC (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days immediately preceding (but not including) the date that is the fifth (5th) business day prior to the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) (the “Parent Share Closing Price”) by (ii) the fraction of a share (after taking into account all Shares held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any former holders of Shares who have not theretofore exchanged their Old Certificates in compliance with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former Share such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) or any other amounts otherwise payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary (which amount shall be consistent with Parent’s or Exchange Agent’s customary procedure) as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).

(i) Subject to the terms of this Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any holder of Shares with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which Shares are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (A) as disclosed in the applicable section of the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (B) as disclosed in any Company Reports filed by the Company since January 1, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies of similar size in the banking industry in which such party and its Subsidiaries operate, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) changes relating to or arising out of the public disclosure of this Agreement or of the transactions contemplated hereby (provided, that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)), (F) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof (unless such underlying cause is otherwise excepted from the definition of Material Adverse Effect), or (G) actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the banking industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any Subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Section 2(d) of the BHC Act. True and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Articles”) and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

(b) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would, either individually or in the aggregate, have a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of the Company or any Subsidiary of the Company to pay dividends or distributions, except in the case of the Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “FDIA”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Subsidiaries of the Company and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other person or persons in each such Subsidiary, and a description of the business of each Subsidiary. True and complete copies of the organizational documents of each Subsidiary of the Company as in effect on the date of this Agreement have previously been made available by the Company to Parent. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries listed on Section 3.1(b) of the Company Disclosure Schedules. No Company Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Company Subsidiary. Other than the Company Subsidiaries, and shares or interests acquired pursuant to security interests owned by or in favor of a Subsidiary created in the ordinary course of business thereof, the Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 70,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of November 19, 2025 (the “Capitalization Date”), there are (i) 20,761,225 shares of Company Common Stock issued and outstanding, which number includes (x) 2,239,729 shares held by the ESOP Trust, (y) 177,765 shares held by the Blue Foundry Bank 401(k) Plan, and (z) 626,876 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards, (ii) 7,761,275 shares of Company Common Stock held in treasury, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) 2,138,186 shares of Company Common Stock subject to and reserved for issuance upon the exercise of outstanding Company Options (which Company Options have a weighted average exercise price of $11.56 per share of Company Common Stock as of the Capitalization Date), (v)

916,291 shares of Company Common Stock available for issuance (and not reserved for issuance under awards that are outstanding on the Capitalization Date) under the Company Stock Plan and (vi) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. The Company owns all of the outstanding stock of Company Bank. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which stockholders of the Company may vote, and no trust preferred or debt securities of the Company are issued or outstanding, except as set forth on Section 3.2(a) of the Company Disclosure Schedules. Other than the Company Options and the Company Restricted Stock Awards (collectively, the “Company Equity Awards”) issued prior to the date of this Agreement and set forth in this Section 3.2(a), there are no outstanding subscriptions, options, warrants, stock appreciation rights, restricted stock units, performance units, phantom equity, equity awards, equity-based awards, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act of 1933, as amended (the “Securities Act”) any of the foregoing (collectively with the Company Common Stock and the Company Preferred Stock, the “Company Securities”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares subject to each such Company Equity Award, (C) the grant date of each such Company Equity Award, (D) the Company Benefit Plan under which such Company Equity Award was granted, (E) the exercise price for each such Company Equity Award that is a Company Option, and (F) the expiration date for each such Company Equity Award that is a Company Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding or committed to be granted. No Subsidiary of the Company owns any capital stock of the Company. Other than the Voting Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Shares, capital stock or other voting or equity securities or ownership interests of the Company or granting any stockholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar stockholder rights plan. Since the Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock or other equity securities of the Company, other than pursuant to Company Equity Awards in accordance with their terms that were outstanding on the Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, performance-based stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. Between the date hereof and the Closing Date, except for actions taken in accordance with this Agreement, including Section 5.2(b), the Company has not issued, repurchased, granted or awarded any Company Securities, nor have there have been any changes to the number of outstanding shares of Company Common Stock set forth in the second sentence of this Section 3.2(a).

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom equity, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act, any of the foregoing (collectively, “Company Subsidiary Securities”). Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) With respect to each grant of Company Equity Awards, each such grant was made in accordance with the terms of the Company Stock Plan and all other applicable laws. All Company Options granted by the Company have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date of grant, within the meaning of Section 409A of the Code and associated Treasury Department guidance, and each Company Option has a grant date identical to the date on which the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company approved such Company Option. No Company Option triggers any liability for the holder thereof under Section 409A of the Code. Upon issuance of any Company Common Stock in accordance with the terms of the Company Stock Plan, such Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all Requisite Regulatory Approvals under Section 7.1(c) and subject to receipt of the Requisite Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement is advisable and in the best interests of the Company and its stockholders, has adopted and approved this Agreement and the transactions contemplated by this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Company for approval at a meeting of such stockholders and has adopted a resolution to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby. Except for the adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement at a meeting called therefor (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent or notice under or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval, acceptance or non-objection, as applicable, of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), and approval, acceptance or non-objection, as applicable, of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the New Jersey Department of Banking and Insurance (the “NJDBI”), and approval, acceptance or non-objection, as applicable, of such applications, filings and notices, (d) those additional applications, filings and notices, if any, listed on Section 3.4 of the Company Disclosure Schedules and approval of such applications, filings and notices, (e) the filing by Parent with the SEC in connection with the transactions contemplated by this Agreement of a registration statement on Form S-4 (including any amendments and supplements thereto, the “S-4”) in which a proxy statement in definitive form relating to the Company Meeting to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”) will be included, and declaration by the SEC of effectiveness of the S-4, (f) the filing of the Pennsylvania Statement of Merger with the Pennsylvania Bureau pursuant to the PBCL, the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Articles, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (A) the execution, delivery and performance by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

3.5 Reports. The Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, including the NJDBI, (ii) the OCC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the SEC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) through (vii), collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2022, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency or other Governmental Entity since January 1, 2022, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2022. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2022, in each case, which would be material to the Company and its Subsidiaries, taken as a whole. The Company is, and has been since January 1, 2022, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

3.6 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2022 pursuant to the Securities Act or the Exchange Act (the “Company Reports”) is publicly available, and no such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.7 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither the Company nor any of its Subsidiaries has any liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be set forth on its consolidated balance sheet or the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or as expressly contemplated by this Agreement, in each case, which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Since January 1, 2022, the Company has not experienced or effected any material change in internal control over financial reporting.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports. Borrowings by the Company and its Subsidiaries consist solely of Federal Home Loan Bank advances.

(e) Since January 1, 2022, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by the Company or any of its Subsidiaries) representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.

3.8 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. in accordance with the terms of a letter agreement between Piper Sandler & Co. and the Company, a true, complete and correct copy of which has been made available to Parent, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.9 Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2024, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

3.10 Legal Proceedings.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedules or as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any such proceedings, claims, actions or governmental or regulatory investigations.

(b) Each matter set forth or required to be set forth in Section 3.10(a) of the Company Disclosure Schedules is insured under Insurance Policies with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

(c) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

3.11 Taxes and Tax Returns. For purposes of this Section 3.11, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of the Company’s Subsidiaries, respectively, except where explicitly inconsistent with the language of this Section 3.11.

(a) Except as set forth on Section 3.11(a) of the Company Disclosure Schedules, each of the Company and its Subsidiaries has duly and timely filed (giving effect to all valid and applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable law. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of September 30, 2025, exceed the accrued Tax liability (rather than any deferred income Tax liability established to reflect timing differences between book and Tax income) included in the Company’s unaudited balance sheet as of September 30, 2025 included in the Company Reports and (ii) will not exceed the accrued Tax liability as adjusted for transactions or operations in the ordinary course of business through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(c) Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party, and each of the Company and its Subsidiaries have complied in all material respects with all information reporting with respect thereto.

(d) Neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax or Tax Return that remains in effect. No private letter rulings (or comparable rulings), technical advice memoranda or similar agreements, or other rulings have been entered into, requested from, or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has received a written notice of deficiency or assessment for any material amount of Tax that has not been fully settled or satisfied, and no such deficiency or assessment has been proposed or threatened in writing. There are no disputes, claims, audits, examinations or other proceedings regarding any Tax or Tax Return of the Company and its Subsidiaries or with respect to the assets of the Company and its Subsidiaries that is currently ongoing or pending or has been proposed or threatened in writing. The Company has made available to Parent true, correct and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(f) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement entered exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business and not having Taxes as the primary purpose). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment in whole or in part under Section 355 or Section 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b) (or any predecessor provision) and each of the Company and its Subsidiaries has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income tax within the meaning of Section 6662 or Section 6662A of the Code.

(i) At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Company nor any Subsidiary has a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

(k) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions entered into prior to the Closing or any excess loss account as of the Closing Date, each as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount or deferred revenue received on prior to the Closing Date; (v) use of any method of accounting other than the accrual method; (vi) any change in method of accounting or use of an improper method of accounting on or prior to the Closing Date, (vii) any election under Section 965 of the Code or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date. Each of the Company and its Subsidiaries currently computes its taxable income exclusively using the accrual method of accounting and has exclusively used the accrual method of accounting to compute its taxable income for all taxable years since its formation.

(l) Each of the Company and Company Bank is, and has been since its incorporation in 2021, validly classified as a “C corporation” for income Tax purposes. Section 3.11(l) of the Company Disclosure Schedules lists the U.S. income tax classification for each Subsidiary of the Company (other than Company Bank). No election has been made (or is pending) to change any such tax classifications.

(m) Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) As used in this Agreement, the term “Tax” or “Taxes” means (a) all taxes, duties, charges, fees, levies or other assessments in the nature of a tax, including, without limitation, federal, state, local, and foreign income, excise, gross receipts, ad valorem, escheat, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, together with all penalties, additions to tax, interest or other additional amounts imposed thereon by any Governmental Entity, whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any Tax under Treasury Regulation Section 1.1502-6), as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

(o) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed to a Governmental Entity.

3.12 Employees and Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each (whether or not subject to ERISA) bonus, equity, equity-based, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree welfare, supplemental retirement, severance, change in control, retention, fringe benefit, welfare, pension, bonus, employment, commission, incentive, consulting, termination or other benefit plan, program, practice, policy, agreement or arrangement, in any case, (i) to or with respect to which the Company or any of its Subsidiaries is a party or has or, would reasonably be expected to have, any current or future obligation or liability or (ii) that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or individual contractor of the Company or any of its Subsidiaries. For purposes of this Agreement, “ERISA Affiliate” means any person, entity, trade or business (in any case, whether or not incorporated) that is, or at any relevant time was, treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(b) The Company has heretofore made available to Parent a true and complete copy of (i) each material Company Benefit Plan and all amendments thereto (or, with respect to any unwritten material Company Benefit Plan, a written description thereof), and (ii) to the extent applicable: (A) the current summary plan description and all summaries of material modification thereto, (B) all supplements relating to any Company Benefit Plan, (C) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) with respect to such Company Benefit Plan, (D) the most recently received IRS determination, opinion or advisory letter, if any, with respect to such Company Benefit Plan, (E) the most recently prepared actuarial report (if applicable) with respect to such Company Benefit Plan, (F) all notices and non-routine correspondence with the IRS, Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Entity during the last six (6) years, (G) all Forms 1094-C and a sample of Forms 1095-C for the 2021-2024 calendar years, (H) the most recent testing results and (I) all insurance contracts, administrative services agreements, service contracts, trust agreements and funding arrangements.

(c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, each Company Benefit Plan has been established, operated, funded and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including (to the extent applicable) ERISA and the Code. Neither the Company nor any of its Subsidiaries has, during the last three (3) years, taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect (whether documentary or operational) that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS on which it may currently rely (or such Company Benefit Plan is on a prototype or volume submitter form and the sponsor of such form has been issued a current opinion or advisory letter from the IRS), and no fact or circumstance exists or has occurred that is reasonably likely to materially and adversely affect such qualified or Tax-exempt status.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has at all relevant times, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f) None of the Company, any of its Subsidiaries or any ERISA Affiliate has any liability or obligation (whether actual, contingent or otherwise) for, and has not at any time during the last six (6) years sponsored, maintained or contributed to or been obligated to contribute to, (i) any plan or arrangement that is subject to Section 302 or Title IV of ERISA or Sections 412, 430 or 4971 of the Code, (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA, (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code).

(g) No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation, promise, liability or commitment to provide, any post-employment or post-retirement health, medical, dental, vision or life insurance benefits to any person (or any beneficiary or dependent thereof), except as required by Section 4980B of the Code or other applicable law or for coverage through the last day of the month in which termination of employment occurs (to the extent required by the terms of the appliable Company Benefit Plan).

(h) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not yet required to be made or paid, have been fully reflected on the books and records of the Company in accordance with applicable law and accounting requirements.

(i) There are no pending or to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against any of the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. No Company Benefit Plan is under audit (or in the last six (6) years has received a notice that it is expected to be under audit or is being investigated by), the IRS, the Department of Labor or any other Governmental Entity.

(j) None of the Company, any of its Subsidiaries, any ERISA Affiliate or any other person or entity, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which an exemption is not available and which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person or entity that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right, compensation or other benefit to any current, former or future employee, officer, director or other service provider of the Company or any of its Subsidiaries, (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iii) result in the receipt or retention by any person or entity of an “excess parachute payment” within the meaning of Section 280G of the Code.

(l) Except as set forth in Section 3.12(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or is or will be required to contribute to, a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide for, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n) The Company has made available to Parent true, correct and complete copies of its Code Section 280G calculations (whether or not final) with respect to all “disqualified individuals” (within the meaning of Code Section 280G) of the Company and its Subsidiaries in connection with the transactions contemplated hereby.

(o) Each Company Benefit Plan that is a “group health plan” within the meaning of Section 5001 of the Code complies, and at all relevant times, has complied, in all material respects with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”) and all regulations and guidance under the PPACA and HCERA (collectively, PPCA, HCERA and the regulations and guidance under PPCA and HCERA, the “Healthcare Reform Laws”). None of the Company or any of its Subsidiaries has incurred any liability, nor do any facts or circumstances exist that could result in the Company or any of its Subsidiaries incurring any liability, under Section 4980D of the Code or Section 4980H of the Code or as the result of the failure to comply with any provision of the Healthcare Reform Laws.

(p) Section 3.12(p) of the Company Disclosure Schedules set forth, as of the date of this Agreement, a list of outstanding loans made by the Company or any of its Subsidiaries to any current or former employee of the Company or any of its Subsidiaries (other than loans on terms made available to the general public).

3.13 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened.

(b) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under (i) any applicable law, statute, order, rule, guideline and/or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information” or any other equivalent term as defined under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, guideline or policy relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of Personal Data. Neither the Company nor any of its Subsidiaries has knowledge of, and none of the Company or any of its Subsidiaries has received from a Governmental Entity since January 1, 2022, written notice of, any material defaults or violations of any applicable law relating to Company or any of its Subsidiaries. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where the Company and its Subsidiaries conduct business.

(c) Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) The Company maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or acquisition of Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of the Company, since January 1, 2022, the Company and its Subsidiaries have not experienced any Security Breach that would be material to the Company and its Subsidiaries or require notification to affected individuals, a Governmental

Entity or a Regulatory Agency that has not been made. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to the information technology systems or networks of the Company and its Subsidiaries that would have a Material Adverse Effect on the Company. To the knowledge of the Company, the Company has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.

(e) Without limitation, none of the Company, or any of its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(f) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets and results of such fiduciary account.

(g) Each of the Company and Company Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the applicable regulation of the institution’s primary bank regulator). Neither the Company nor Company Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any Company Benefit Plan);

(ii) that contains a non-compete or client, employee or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner or location of conducting, any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger would restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region;

(iii) that is a collective bargaining agreement or similar agreement with any labor union or guild;

(iv) any of the benefits of or obligations of or under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole;

(v) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale-leaseback transactions, capitalized leases and other similar financing transactions, or provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in each case, in the principal amount of $250,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or that following consummation of the Merger would purport to limit the Surviving Corporation or any of its affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vii) that obligates the Company or any of its Subsidiaries, or upon consummation of the Merger would obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis, that requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis, that contains any “most favored nation” or similar covenants or that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees;

(viii) that is an alliance, cooperation, limited liability company, joint venture, stockholders, partnership or similar agreement or any agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(ix) that involves future payment obligations in excess of $100,000 per annum, other than any such contracts which are terminable by the Company or any of its Subsidiaries on ninety (90) days’ or less notice without penalty;

(x) that limits the payment of dividends by the Company or any of its Subsidiaries;

(xi) that relates to the acquisition or disposition of any person, business or asset and under which the Company or any of its Subsidiaries has or would have a material obligation or liability, or that provides for any earn-out, contingent purchase price or similar payment obligation, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person;

(xii) that provides any third party the right to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of loans, loan participations or investment securities in the ordinary course of business;

(xiii) that is a Derivative Contract;

(xiv) that is a settlement, consent or similar agreement and contains any continuing obligations of the Company or any of its Subsidiaries;

(xv) that is an agreement with a federal or state Governmental Entity that insures or guarantees mortgage loans or mortgage-backed securities;

(xvi) to which any affiliate, officer, director, employee or consultant of the Company or any of its Subsidiaries, or any person beneficially owning five percent (5%) or more of the outstanding Shares of Company Common Stock is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course and in accordance with all applicable regulatory requirements with respect to it);

(xvii) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated hereby;

(xviii) that is a lease of real or personal property;

(xix) that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another person or any of its affiliates;

(xx) that (A) grants the Company or any of its Subsidiaries any right to use any Intellectual Property (other than under a “shrink-wrap,” “click-wrap,” “web-wrap,” or similar nonexclusive license agreement in respect of non-customized, generally commercially available off-the-shelf software or similar offering, such as a “software-as-a-service” platform (such offerings, “COTS Offering”) that provides for annual payments for license, maintenance, or other fees, in the aggregate, not in excess of $100,000), (B) permits any person to use, enforce, register, or otherwise exercise rights in any Intellectual Property of the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue, or (C) restricts the right of the Company or any of its Subsidiaries to use, register, enforce, or otherwise exercise rights in any Company Owned Intellectual Property;

(xxi) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by the Company and its Subsidiaries of more than $100,000; or

(xxii) that is not of the type listed above that this is material to the condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, arrangement, commitment or understanding of the type described in Section 3.14(a), whether or not set forth in the Company Disclosure Schedules, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(c) In each case, except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Company Contract, (iii) to the knowledge of the Company, each counterparty to each Company Contract has performed and complied with all obligations required to be performed by it under such Company Contract, (iv) neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract.

3.15 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. The Company and each of its Subsidiaries are in compliance with each Company Regulatory Agreement to which it is party or subject, and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either the Company or any of its Subsidiaries is not in compliance with any such Company Regulatory Agreement.

3.16 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, collars, futures and forward contracts and other similar derivative transactions and risk management arrangements (including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions) (“Derivative Contracts”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice, applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company and its Subsidiaries on a consolidated basis under any such Derivative Contracts has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied in all material respects.

3.17 Environmental Matters.

(a) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have since January 1, 2022 complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (i) the protection or restoration of the environment, health and safety as it relates to the exposure, handling, or Release of Hazardous Substance or the protection of natural resources, (ii) the handling, use, transportation, treatment, storage, presence, disposal, Release of, or exposure to, any Hazardous Substance or (iii) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing environmental matters that would have, either individually or in the aggregate, a Material Adverse Effect on the Company. There has been no written third-party environmental site assessment conducted since January 1, 2022 assessing the presence of Hazardous Substances located on any property owned, leased, or operated by the Company or any Company Subsidiary that is within the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

(b) For purposes of this Agreement:

(i) “Hazardous Substances” means any (1) petroleum or petroleum products, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and per- and polyfluoroalkyl substances (PFAS), (2) any chemicals or other materials or substances, which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any applicable Environmental Laws, and (3) any other chemical, material or substance, exposure to or the Release of which is regulated, or for which liability is imposed under any applicable law.

(ii) “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or real property.

3.18 Investment Securities and Commodities.

(a) Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied in all material respects.

(b) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2022, been in material compliance with the terms of such policies, practices and procedures. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

3.19 Real Property; Personal Property.

(a) Section 3.19(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Company Owned Properties”).

(b) Section 3.19(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”) and all the leases or other agreements evidencing such interests (the “Real Property Leases”), true and correct copies of which have previously been made available to Parent, including all amendments, extensions, supplements and modifications thereto with respect to each Company Leased Property.

(c) The Company or a Company Subsidiary, as applicable (x) has good and marketable fee simple title to all the Company Owned Properties and the improvements located thereon, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens identified in Section 3.19(c) of the Company Disclosure Schedules (collectively, “Permitted Encumbrances”), and (y) is the lessee of and has a valid leasehold interest in all the Company Leased Properties, free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties leased thereunder, and each Real Property Lease is valid, binding and enforceable in accordance with its terms and in full force and effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, each lessor, has performed all material obligations required to be performed by it under each Real Property Lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor, under any Real Property Lease.

(d) There are no pending or, to the knowledge of the Company, threatened condemnation proceedings, expropriation, or other proceeding in eminent domain against or affecting the Company Real Property. No person other than the Company and its Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any portion of the Company Leased Properties, except, in each case, as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company has provided to Parent correct and complete copies of all title commitments, title insurance policies, zoning reports and surveys, geotechnical reports, environmental reports, easements, and any other document recorded with respect to the Company Owned Properties. No zoning, building or similar law, ordinance, order or regulation and no easement agreement is violated by the maintenance, operation or use of the building or any other improvements presently comprising a part of the Company Real Property. No commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to any Real Property Lease, and there are no leasing commissions, fees or other compensation payable in respect of renewals and extensions of the Real Property Leases or the expansion of the leased premises the subject thereof.

(e) (i) The Company or a Company Subsidiary has good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures, machinery, vehicles, tools, plants, parts, supplies and other tangible personal property excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which the Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor.

(f) The properties and assets of the Company and its Subsidiaries (including the Company Real Property and the Personal Property) are in good operating condition and repair, subject only to ordinary wear and tear and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.

3.20 Intellectual Property; Information Security.

(a) Section 3.20(a)(i) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all Registered Intellectual Property, indicating for each item the record owner, registration/application number, registration/application date and the filing jurisdiction, social media platform, or domain name registrar, as applicable. Section 3.20(a)(ii) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all Company Owned Intellectual Property that is not Registered, including: (a) all material unregistered trademarks (e.g., trademarks service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin); and (b) summary description of all material Trade Secrets and other unregistered Intellectual Property owned by the Company or its Subsidiaries.

(b) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company: (a) each of the Company and its Subsidiaries solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to its respective material Company Owned Intellectual Property; (b) the Company Owned Intellectual Property and all issued and granted items therein are valid, subsisting, and enforceable; (c) the Company and its Subsidiaries have not taken any action or failed to take any action that could result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver, or unenforceability of any Company Owned Intellectual Property; (d) the Company or one of its Subsidiary is properly recorded as the registered owner of the Registered Intellectual Property; (e) neither the Company nor any of its Subsidiaries is a party to any consent, coexistence, indemnification, forbearance to sue, license, settlement, distribution, development or other agreements relating to the Company Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business; (f) none of the Company Owned Intellectual Property is subject to any outstanding order or agreement restricting or otherwise materially limiting the use, validity, enforceability, scope, disposition or exploitation thereof by the Company or any of its Subsidiaries or any right, title or interest of the Company or any of its Subsidiaries with respect thereto; (g) the Company has received no written notice claiming or alleging that Company Owned Intellectual Property is, and to the Company’s knowledge none of the Company Owned Intellectual Property otherwise is, the subject of any opposition, cancellation, inter partes review or similar proceeding before any governmental, registration, or other authority in any jurisdiction, or is currently the subject of an office action or other form of preliminary or final refusal of registration; and (h) the Company has received no written notice claiming or alleging that either the Company or any of its Subsidiaries is, and to the Company’s knowledge neither the Company nor any of its Subsidiaries otherwise are, subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its use or distribution of any Company Intellectual Property.

(c) The Company Intellectual Property constitutes all of the material Intellectual Property used in and necessary for the operation of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries owns or has the right to use, and immediately following the Closing will continue to own or have the right to use, all Company Intellectual Property on identical terms and conditions.

(d) The Company has disclosed a complete and accurate list of all Licensed Intellectual Property other than any COTS Offering pursuant to Section 3.20(d). Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, any use, reproduction, modification, distribution, or sublicensing of Licensed Intellectual Property by the Company or its Subsidiaries has been performed in accordance with the applicable terms, and the Company and its Subsidiaries are otherwise in compliance with all obligations relating to the use or protection of the Licensed Intellectual Property.

(e) Neither the Company Owned Intellectual Property nor the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted infringes, dilutes, misappropriates or otherwise violates, nor has infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third person, and neither the Company nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar communication, nor has any action been instituted or threatened relating to any Company Owned Intellectual Property, alleging any of the foregoing.

(f) The Company has received no written notice claiming or alleging that a third person is, and to the Company’s knowledge no third person is, infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated any of the Company Owned Intellectual Property or any Licensed Intellectual Property licensed to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has asserted or threatened in writing any claim, action, suit, proceeding or investigation against any person alleging any of the foregoing.

(g) The Company and its Subsidiaries have made commercially reasonable efforts to protect and maintain the proprietary nature of each item of Company Intellectual Property and the confidentiality of the Trade Secrets included therein. No such Trade Secrets (including Trade Secrets of third parties in the possession of the Company or its Subsidiaries) have been disclosed or permitted to be disclosed to any person except in the ordinary course of business and under an obligation of confidence. To the knowledge of the Company, no such Trade Secrets have been used or appropriated without authorization or other than for the benefit of the Company and its Subsidiaries, and no present or former officer, director, employee, agent, independent contractor, or consultant has misappropriated any such Trade Secrets.

(h) No past or present employees of the Company or its Subsidiaries have developed or created, in whole or in part, any of the Company Owned Intellectual Property. All consultants and contractors of the Company and its Subsidiaries have entered into valid and binding written agreements with the Company or a Subsidiary, pursuant to which all of such person’s right, title, and interest in and to Intellectual Property created by such person while engaged by the Company or its Subsidiaries have been irrevocably and unconditionally assigned to the Company or such Subsidiary, except where ownership of such right, title, and interest is vested in an Company or its Subsidiary by operation of law. No past or present employee, contractor, or consultant of the Company or its Subsidiaries has any rights to or ownership interest in any Company Owned Intellectual Property.

(i) The Company and its Subsidiaries do not own, develop, maintain, distribute, or otherwise make available any Proprietary Software. Any Software used by the Company or its Subsidiaries in the operation of their businesses consist solely of Licensed Intellectual Property.

(j) The Company and each of its Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of the Company IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code, including the use of firewall protections and virus scans and access monitoring.

(k) Neither the Company nor any of its Subsidiaries has used, incorporated, linked to, or distributed any Open Source Software in connection with any Company Intellectual Property or Company Products.

(l) To the knowledge of the Company, none of the Company Intellectual Property contains any computer code or mechanisms which are intended to (i) disrupt, disable, erase, or harm its operation, or cause such software to damage data, hardware, storage media, programs, equipment, or communications, or (ii) permit any person to access such Software without authorization. The Company Products, if any, comply in all material respects with applicable contractual commitments relating to their use, functionality, or performance, and, to the knowledge of the Company, there are no pending or threatened claims alleging any such failure.

(m) Neither the Company nor any of its Subsidiaries uses, has developed, or incorporates any artificial intelligence, machine learning, deep learning tools or similar technologies in its business operations or in any Company Products.

(n) No funding, facilities, or personnel of any Governmental Entity or educational institution were used to develop or create, in whole or in part, any of the Company Owned Intellectual Property. None of the Company Owned Intellectual Property contains Intellectual Property that is (i) owned by any Governmental Entity or educational institution or (ii) derived from Intellectual Property owned by any Governmental Entity or educational institution.

(o) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company IT Assets operate and perform substantially as required by the Company and each of its Subsidiaries in connection with their respective businesses. To the knowledge of the Company, there has been no material unauthorized use, access, interruption, modification or corruption of any of the Company IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2022 that, individually or in the aggregate, has resulted in or is reasonably expected to result in material liability to the Company or any of its Subsidiaries, taken as a whole, or an obligation for the Company or any of its Subsidiaries to notify any Governmental Entity. The Company has implemented and maintains data backups, disaster recovery and business-continuity practices for its business, Company IT Assets and data contained therein that are consistent with industry practices and comply in all material respects with applicable law. The Company has: (i) on a periodic basis, conducted reasonable vulnerability tests and assessments of the Company IT Assets, and (ii) to the knowledge of the Company, timely corrected any identified material issues, and patched or otherwise remediated any identified vulnerabilities. To the knowledge of the Company, the Company IT Assets do not presently have any material issues or vulnerabilities.

(p) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not: (i) suffered, or reasonably suspected to have suffered, any (A) failures or delays or breakdowns in the Company IT Assets since January 1, 2022 which have caused any material disruption or interruption in the Company’s business, or (B) any material unauthorized intrusion or breach of the security of the Company IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (ii) received any written notices, written claims or written complaints from any person regarding the same. The Company maintains and has since January 1, 2022 maintained reasonable physical, technical and administrative security measures, policies, and practices to protect the confidentiality, integrity and availability of all Company IT Assets, Personal Data and other confidential or proprietary information of the Company’s business therein from and against unlawful, accidental, or unauthorized access, destruction, disposal, loss, use, modification, misuse or disclosure. To the knowledge of the Company, the Company contractually requires all vendors and other persons providing services for the Company’s business who have access to, or receive, Company IT Assets, Personal Data or other confidential or proprietary information of the Company’s business from or on behalf of the Company’s business to (i) maintain reasonable physical, technical and administrative security measures, and (ii) comply with all Privacy and Security Requirements, as applicable. The Company has not since January 1, 2022 received any written complaint, claim, demand, inquiry or other such notice, from any person or Governmental Entity regarding any alleged violation of, or deficiency in, Privacy and Security Requirements, or compliance with contractual obligations, with respect to Personal Data, other confidential or proprietary information of the business or the Company IT Assets.

(q) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not: (i) experienced, or reasonably suspected, any breaches of security or privacy (including theft or unlawful, accidental, or unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse by any person of Personal Data) or policies relating to Personal Data collected, processed, owned, stored, used, maintained or controlled by or on behalf of the Company’s business, (ii) materially failed to comply with Privacy and Security Requirements, in each case relating to Personal Data collected, processed, owned, stored, used, or maintained or controlled by or on behalf of any of the Company’s business, or (iii) experienced any material losses, thefts or unauthorized accesses to or disclosures of confidential information or proprietary information ((i)-(iii) collectively, “Information Security Incident”). The Company has not been obligated to provide notification of an Information Security Incident under applicable Privacy and Security Requirements to any person or Governmental Entity and has not received any written complaints or notices of the same. To the knowledge of the Company, this Agreement will not result in any violation of any applicable Privacy and Security Requirements.

(r) For purposes of this Agreement:

(i) “Company Intellectual Property” means, collectively, all Company Owned Intellectual Property and Licensed Intellectual Property.

(ii) “Company IT Assets” means any and all IT Assets owned, leased, licensed (or purported to be owned, leased or licensed) or otherwise used by the Company or any of its Subsidiaries.

(iii) “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Registered Intellectual Property, Company Products, and Proprietary Software.

(iv) “Company Products” means all products or services (including any websites, mobile applications, firmware or other Software) owned (or purported to be owned), developed (or currently being developed), offered, marketed, distributed, hosted, sold, or otherwise made available at any time by or on behalf of the Company or any of its Subsidiaries.

(v) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, internet and mobile account names, including social media names, “tags,” or “handles,” logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including Software, databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights, rights of publicity, or similar proprietary rights throughout the world, including causes of action, damages and remedies for past, present and future infringements, misappropriations or other violations thereof and rights of protection of an interest therein under the laws of any jurisdiction.

(vi) “IT Assets” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, software, hardware, information technology systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are owned, leased, licensed or otherwise used by or on behalf of the Company in or necessary to the conduct of the Company’s business.

(vii) “Licensed Intellectual Property” means all Intellectual Property owned by a third party that is licensed to the Company or any of its Subsidiaries.

(viii) “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.

(ix) “Open Source Software” means any Software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such Software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

(x) “Proprietary Software” means Software owned by the Company or any of its Subsidiaries.

(xi) “Privacy and Security Laws” means all applicable laws (including common law), statute, legislation, constitution, principle of common law, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Entity, including without limitation laws relating to privacy, data security, data protection, data transfer, data disposal, breach notification, telephone and text message communications, online tracking, and marketing by email or other channels, in all relevant jurisdictions. This includes but is not limited to U.S. state comprehensive and financial privacy laws, federal privacy laws and regulations (including but not limited to the Gramm-Leach-Bliley Act, Fair Credit Reporting Act, etc.), Federal Financial Institutions Examination Council IT Handbooks, and digital marketing practices subject to laws such as the CAN-SPAM Act and Telephone Consumer Protection Act.

(xii) “Privacy and Security Requirements” means, in connection with the collection, storage, use, security, disclosure or disposal of any Personal Data or other sensitive data or IT Assets by or on behalf of the Company, all (a) applicable Privacy and Security Laws, (b) contractual commitments of a party or any of its Subsidiaries, (c) publicly-facing statements, policies, or procedures adopted by a party or any of its Subsidiaries, (d) internal privacy and security policies and procedures, and (e) industry and self-regulatory standards and codes of conduct to which a party or any of its Subsidiaries is bound, including, as applicable, the Payment Card Industry Data Security Standard, in each of clause (a) through (e) of this definition, regarding privacy, cybersecurity, data security or artificial intelligence.

(xiii) “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar, or social media platform.

(xiv) “Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered.

(xv) “Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in Source Code, object code or other form or format, including libraries, subroutines and other components thereof, and all material documentation relating thereto.

(xvi) “Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

3.21 Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedules or in any Company Report, (i) there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally and other than deposits held by Company Bank in the ordinary course of business, and (ii) there are no material properties, rights or assets that are used in the business of the Company or any of its Subsidiaries and owned by any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company).

3.22 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Company Articles or Company Bylaws (collectively with any similar provisions of the Parent Articles or Parent Bylaws, “Takeover Statutes”).

3.23 Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24 Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from Piper Sandler & Co., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25 Company Information. The information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or representatives for inclusion in the Proxy Statement and the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to the Company’s stockholders and as of the date of the Company Meeting, and with respect to the S-4, as of the time the S-4 or any amendment or supplement thereto is filed and when declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with applicable law.

3.26 Loan Portfolio.

(a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company or any Subsidiary of the Company is a creditor (collectively, “Company Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by the Company or its Subsidiaries.

(b) Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, each outstanding Company Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Company Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case, with all applicable requirements of applicable law.

(c) Section 3.26(c) of the Company Disclosure Schedules sets forth a list of (i) each Company Loan that as of September 30, 2025 (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, any of its Subsidiaries or any Governmental Entity, (D) a specific reserve allocation existed in connection therewith, or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Company Loan that, as of September 30, 2025, (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Company Loans are less than 90 days past due, (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Company Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (C) where a specific reserve allocation exists in connection therewith, and (iii) each asset of the Company or any of its Subsidiaries that, as of September 30, 2025, was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Company Loans, and the book value thereof as of such date. For each Company Loan identified in accordance with the immediately preceding sentence, Section 3.26(c) of the Company Disclosure Schedules sets forth the outstanding balance, including accrued and unpaid interest, on each such Company Loan and the identity of the borrower thereunder as of September 30, 2025.

(d) Section 3.26(d) of the Company Disclosure Schedules sets forth a list of all Company Loans outstanding as of the date of this Agreement by the Company or any of its Subsidiaries to any directors, officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no employee, officer, director or other affiliate Company Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Company Loans are and were originated in all material respects compliance with all applicable laws.

(e) Neither the Company nor any of its Subsidiaries is now, nor has it ever been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Company Loans.

(f) The Company’s and its Subsidiaries’ allowances for credit losses are, and such allowances contained in the financial statements required to be delivered to Parent under Section 6.2(a) will be, determined in compliance with the Company’s methodologies and in accordance with the requirements of GAAP and standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(g) Since January 1, 2022, the Company and each of its Subsidiaries has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied in all material respects: (1) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(h) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold or is servicing (i) Company Loans or pools of Company Loans or (ii) participations in Company Loans or pools of Company Loans contain any obligation to repurchase such Company Loans or interests therein or to pursue any other form of recourse against the Company or any of its Subsidiaries solely on account of a payment default by the obligor on any such Company Loan.

(i) Except as would not have, either individually or in the aggregate, a Material Adverse Effect on the Company, as to each Company Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to the Company’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by the Company or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.4 and Section 4.4 have been made or obtained.

3.27 Insurance.

(a) True and correct copies of all policies (“Insurance Policies”) of liability, property, fire, casualty, business interruption, product liability, and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary is a beneficiary have previously been made available to Parent. Except as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no material claim pending under any Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies. Neither the Company nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(b) Section 3.27(b) of the Company Disclosure Schedules sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by the Company or its Subsidiaries, including the value of its BOLI, as of the date hereof. The value of such BOLI is and has since January 1, 2022 in all material respects been fairly and accurately reflected in the most recent balance sheet included in the Company Reports in accordance with GAAP. The Company has complied with all applicable laws and regulatory requirements in all material respects regarding its investment in BOLI, including the requirement to obtain positive consent from all applicable employees allowing the Company to be the beneficiary of the applicable life insurance policies.

3.28 Labor.

(a) Neither the Company nor any of its Subsidiaries is, nor at any time since January 1, 2022 was, a party to or bound by any collective bargaining agreement or other agreement with a labor union or like organization, and to the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any individual or group of individuals, including representatives of any labor union, workers’ council or labor organization, seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries. All employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act are properly classified. All individuals engaged as independent contractors or consultants are properly classified.

(b) There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of the Company, threatened (in writing), and neither the Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2022.

(c) Each of the Company and its Subsidiaries is in material compliance with all applicable laws relating to labor, employment, termination of employment or similar matters, including but not limited to laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers’ compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law that remains unsatisfied. The Company and its Subsidiaries are in compliance in all material respects with all applicable requirements of the Immigration Reform and Control Act and have in their files properly completed copies of Form I-9 for all employees with respect to whom that form is required. The Company and its Subsidiaries are enrolled in and use E-Verify where required by applicable law. All employees of Company Bank and its Subsidiaries are covered by Company Bank’s bankers’ bond policy and are eligible to be employed by an FDIC-insured bank under the FDIA and applicable FDIC rules and regulations.

(d) Except as set forth in Company Disclosure Schedule 3.28(d), in the past three (3) years, to the Company’s knowledge, there has not been any allegation or threatened allegation of sexual harassment,

sexual misconduct or discrimination against any current or former director, manager, officer or employee of the Company or its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.28(d), in the past three (3) years, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations or threatened allegations of sexual harassment, sexual misconduct or discrimination by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company or any of its Subsidiaries.

3.29 Broker-Dealer, Investment Advisory, Insurance and Digital Currency Matters.

(a) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.

(b) Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(c) Neither the Company nor any Subsidiary of the Company is required to be registered, licensed or qualified as an insurance agency or broker.

(d) Neither the Company nor any of its Subsidiaries owns, controls, provides custodial services to, or has any right, title or interest in any cryptocurrency, digital token, virtual currency, non-fungible token (NFT), or other blockchain-based or digital asset (collectively, “Digital Currency”). The Company and its Subsidiaries do not provide banking services to customers that operate businesses involving Digital Currency.

3.30 ESOP Matters.

(a) The Company has sponsored an employee stock ownership plan (the “ESOP”) that is a Company Benefit Plan. The ESOP is funded through a trust (the “ESOP Trust”).

(b) The ESOP is now and at all times since its inception has been an employee stock ownership plan described in Section 4975(e)(7) of the Code and the regulations thereunder, and the ESOP has at all times primarily invested in “qualifying employer securities” in accordance with Sections 4975(e)(8) and 409(l) of the Code and all other applicable laws and regulations. The ESOP Trust is a trust duly formed in accordance with applicable state law and is, and at all times has been, a trust described in Section 501(a) of the Code.

(c) The ESOP is and at all times has been, maintained and administered in compliance with its terms, ERISA, the Code and all other applicable laws, and the Company, the ESOP and the trustee of the ESOP (the “Trustee”) have received no notice to the contrary or otherwise has any knowledge to the contrary. No breach of fiduciary duties under ERISA or prohibited transactions (within the meaning of Section 4975(c) of the Code) have occurred with respect to the ESOP for which an exemption is not available, including with respect to the initial acquisition of securities by the ESOP, and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of the ESOP. No prior purchase of the capital stock of the Company, or distribution or sale of capital stock of the Company, by the Trustee has adversely affected the qualified status of the ESOP under Section 401(a) of the Code or the status of the ESOP as an employee stock ownership plan under Section 4975(e)(7) of the Code.

(d) The shares of capital stock of the Company acquired by the ESOP Trust and held by the Trustee are and at all times have been “employer securities” under Section 407(d)(1) of ERISA and Section 409(l) of the Code and “qualifying employer securities” for purposes of Section 407(d)(5) of ERISA and Section 4975(e)(8) of the Code.

(e) The ESOP is subject to a favorable determination letter from the Department of Treasury with respect to the tax-qualification of the ESOP document. To the knowledge of the Company, no facts exist that would jeopardize the Company’s reliance on such determination letter. The ESOP is tax-qualified under Section 401(a) and 4975(c)(7) of the Code, and its related trust is tax-exempt under Section 501(a) of the Code.

(f) After the satisfaction of the loans between the Company and the ESOP Trust, as contemplated in Section 6.20(b), there will be no existing debt of the ESOP or the Company relating to the ESOP.

(g) The consummation of the transactions contemplated by this Agreement by the Trustee will not involve any non-exempt transaction that is subject to the prohibitions of Section 406 of ERISA, and the regulations and rulings promulgated thereunder, or in connection with which a tax may be imposed pursuant to Section 4975 of the Code and the regulations and rulings promulgated thereunder.

3.31 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III and in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making, and the Company has not relied on, any express or implied representation or warranty other than those contained in Article IV and in any certificate delivered by Parent pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (A) as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Parent Reports filed by Parent since January 1, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and is a bank holding company duly registered under the BHC Act. Parent has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. True and complete copies of the Parent Articles and the Parent Bylaws, in each case, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company. Parent is not in violation of any of the provisions of the Parent Articles or Parent Bylaws.

(b) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would, either individually or in the aggregate, have a Material Adverse Effect on Parent, and (iii) has all requisite corporate (or similar) power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Parent Subsidiary to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Parent Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the FDIA) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Parent Subsidiary.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 600,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, no par value per share. As of November 21, 2025, there are (i) 247,091,710 shares of Parent Common Stock outstanding, (ii) 66,493,090 shares of Parent Common Stock held in treasury, (iii) 3,155,747 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of Parent Common Stock (“Parent RSUs”) and performance-based restricted stock unit awards in respect of shares of Parent Common Stock (“Parent PSUs”, and together with the Parent RSUs, the “Parent Equity Awards”) (assuming performance goals applicable to the Parent PSUs are satisfied at the maximum level), (iv) 259,551 shares of Parent Common Stock reserved for issuance under Parent’s Amended and Restated 2023 Director Equity Plan (“Director Plan Shares”), (v) 763,127 shares of Parent Common Stock reserved for issuance under Parent’s Employee Stock Purchase Plan, (vi) 1,995,495 shares of Parent Common Stock reserved for issuance under the Fulton Financial Corporation 401(k) Retirement Plan, (vii) 200,000 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, of Parent, and (viii) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. Parent owns all of the outstanding stock of Parent Bank. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which stockholders of Parent may vote. Other than Parent Restricted Stock Awards, Parent RSUs, Parent PSUs, and Director Plan Shares issued on or prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom equity, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Parent or any of its Subsidiaries is a party with respect to the voting or transfer of the Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent.

(b) Except as set forth on Section 4.2(b) of the Parent Disclosure Schedules, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence or set forth on Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom equity, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire an such securities.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the transactions contemplated hereby, including the consummation of the Merger, have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement is advisable and in the best interests of Parent and shareholders and has adopted and approved this Agreement and the transactions contemplated by this Agreement. Except for the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in connection with the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent or notice under or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Parent is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the OCC under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with the NJDBI, and approval of such applications, filings and notices, (d) those additional applications, filings and notices, if any, listed on Section 4.4 of the Parent Disclosure Schedules and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement and declaration by the SEC of effectiveness of the S-4, (f) the filing of the Pennsylvania Statement of Merger with the Pennsylvania Bureau pursuant to the PBCL, the filing of the Delaware Certificate of Merger with the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Articles, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (h) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution, delivery and performance by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.

4.5 Reports. Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2022, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on Parent. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency or other Governmental Entity since January 1, 2022, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2022. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2022, in each case, which would be material to Parent and its Subsidiaries, taken as a whole.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any liability of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be set forth on its consolidated balance sheet or the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or as expressly contemplated by this Agreement, in each case, which would not have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d) Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by Parent or any of its Subsidiaries) representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of Stephens Inc., neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2024 through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.9 Legal Proceedings.

(a) Except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in any such claims, actions or governmental or regulatory investigations.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

4.10 SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent since January 1, 2022 pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) is publicly available, and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2022, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Parent Reports.

4.11 Compliance with Applicable Law.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with, nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened.

(b) Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under (i) any applicable law, statute, order, rule, guideline and/or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of Personal Data. Neither Parent nor any of its Subsidiaries has knowledge of, and none of Parent or any of its Subsidiaries has received from a Governmental Entity since January 1, 2022, written notice of, any material defaults or violations of any applicable law relating to Parent or any of its Subsidiaries. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Parent and its Subsidiaries conduct business.

(c) Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Parent maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of Personal Data against a Security Breach. To the knowledge of Parent, since January 1, 2022, Parent has not experienced any Security Breach that would material to Parent or require notification to affected individuals, a Governmental Entity or a Regulatory Agency that has not been made. To the knowledge of Parent, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would have a Material Adverse Effect on Parent. To the knowledge of Parent, Parent has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.

(e) Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(f) Each of Parent and Parent Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the applicable regulation of the institution’s primary bank regulator). Neither Parent nor Parent Bank has received any notice from a Governmental Entity that its status as “well-capitalized” or that Company Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

4.12 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b) In each case, except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Parent Contract, (iii) to the knowledge of Parent, each counterparty to each Parent Contract has performed and complied with all obligations required to be performed by it under such Parent Contract, (iv) neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the parties thereto and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, of or under any such Parent Contract.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement. Parent and each of its Subsidiaries are in compliance with each Parent Regulatory Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that either Parent or any of its Subsidiaries is not in compliance with any such Parent Regulatory Agreement.

4.14 State Takeover Laws. The Board of Directors of Parent has approved this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any Takeover Statutes.

4.15 Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not (with respect to the Proxy Statement, as of the date the Proxy Statement is first mailed to the Company’s stockholders and as of the date of the Company Meeting, and with respect to the S-4, as of the time the S-4 or any amendment or supplement thereto is filed and when declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with applicable law.

4.17 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV and in any certificate delivered by Parent pursuant to this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries, businesses, operations, assets, liabilities, or condition (financial or otherwise), and Parent hereby disclaims any such other representations or warranties.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making, and Parent has not relied on, any express or implied representation or warranty other than those contained in Article III and in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedules), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, franchises, rights, authorizations issued by Governmental Entities and relationships with customers, regulators and other persons with whom they have advantageous business relationships and (c) take no action that (i) is intended to or would reasonably be expected to adversely affect or delay the ability of any Party to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis or (ii) that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being or becoming not being capable of being satisfied.

5.2 Company Forbearances. Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement in accordance with Article VIII, except as set forth in Section 5.2 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings in each case with a maturity not in excess of six (6) months not to exceed $50,000,000 in the aggregate and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;

(b) (i) (i) (A) adjust, split, combine or reclassify any Company Securities or Company Subsidiary Securities or (B) amend any term or alter any rights of any outstanding Company Securities or Company Subsidiary Securities;

(ii) make, declare or pay or set a record date for any dividend, or any other distribution on (whether in cash, stock, property or any combination thereof), or directly or indirectly redeem,

purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities (except (A) cash dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, and (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in each case, in accordance with past practice and the terms of the applicable award agreements as in effect on the date hereof);

(iii) grant any Company Equity Awards or any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, restricted shares or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any Company Securities or Company Subsidiary Securities;

(iv) issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect immediately prior to the date hereof;

(c) sell, transfer, mortgage, encumber, subject to any Lien (other than a Permitted Encumbrance), lease, or otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise) any of its properties or assets (other than Intellectual Property addressed under Section 5.2(d) below) to any person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

(d) sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any Company Intellectual Property, except for (i) non-exclusive licenses granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Registered Intellectual Property at the end of such Registered Intellectual Property’s statutory term;

(e) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;

(f) terminate, amend or waive any provision of any Company Contract, other than normal renewals of contracts in the ordinary course of business consistent with past practice without material changes of terms, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g) except as required under applicable law or the terms of any Company Benefit Plan as in effect immediately prior to the date of this Agreement or required by the terms of this Agreement, (i) enter into, adopt, amend or terminate any Company Benefit Plan or other program, policy, practice, plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current, future or former employee, officer, director, consultant or individual independent contractor, except for base salary increases made in the ordinary course of business consistent with past practice for employees whose annual compensation does not exceed $200,000 (provided, that such increases do not exceed 3% for any single employee and do not exceed in the aggregate 3% of the aggregate base salaries as of the date of this Agreement of all Company employees whose annual compensation does not exceed $200,000; provided, further, that any such increases (including the timing thereof) are in the ordinary course of business), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) fund any rabbi trust or similar arrangement, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) terminate the employment or services of, or provide a notice of termination to, any officer, employee, consultant or individual independent contractor whose annual compensation is greater than $100,000, other than for cause or (vii) hire, engage, offer to hire or offer to engage, any officer, employee, consultant or individual independent contractor whose annual compensation would be greater than $100,000, except, following consultation with Parent, to fill vacancies that may arise in the ordinary course of business;

(h) settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $50,000 individually or $150,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(i) amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment portfolio, investment securities portfolio or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP or applicable accounting requirements of any Governmental Entity, in each case, including changes in the interpretation or enforcement thereof;

(m) (i) enter into any new line of business or change in any material respect, or implement any new, lending, investment, underwriting, hedging practices, programs or policies, risk, asset liability management, interest rate, fee pricing, operating, securitization, servicing or other banking policies or programs, including any activities that, if engaged in by the Company or any of its Subsidiaries, would result in a breach by the Company of Section 3.29, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or (ii) make or acquire any loans or extensions of credit (A) outside of the ordinary course of business consistent with past practice and the Company’s lending policies and procedures in effect as of the date of this Agreement, (B) in excess of $5,000,000 in loan exposure per transaction, provided that in the case of this clause (B), if Parent does not respond to a request for consent pursuant to this Section 5.2(m) within three (3) business days of having received such request together with the relevant loan package, such non-response shall be deemed to constitute consent (it being understood that a rejection or request for additional information within such three (3) business day period shall constitute a response by Parent for these purposes) or (C) that exceed the Company’s internal lending limits such that the loan or extension of credit would require approval by the Company’s Board of Directors or any applicable committee thereof, unless in the case of this clause (C) the Company has notified and provided the relevant loan package to Parent (through Parent’s Chief Credit Officer or such other representative as may be designated by Parent) and thereafter has consulted with Parent for at least two (2) business days after the relevant loan package is provided to Parent;

(n) make, or commit to make, any capital expenditures that exceed $100,000 individually or $250,000 in the aggregate;

(o) except as required by applicable law, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax Return (taking into account timely requested extensions) or fail to timely pay any Tax due and payable;

(p) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office, or other significant office or operations facility of it or its Subsidiaries;

(q) materially reduce the amount of its insurance coverage;

(r) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate, or allow to lapse, any material permits;

(s) enter into any securitizations of any Company Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(t) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Parent Articles or Parent Bylaws in a manner that would adversely affect the holders of Company Common Stock disproportionately relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Parent or amend the Parent Articles or Parent Bylaws in a manner that would materially and adversely change the rights, terms or preferences of the Parent Common Stock;

(c) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d) agree to take, make any commitment to take or adopt any resolutions of its board of directors or similar governing body authorizing any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to promptly prepare and file with the SEC the Proxy Statement, and Parent shall promptly prepare, and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use commercially reasonable efforts to file the S-4 no later than forty-five (45) days following the date of this Agreement, provided, that the Company has timely provided to Parent all necessary information regarding the Company and its Subsidiaries for the filing. Each of Parent and the Company shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each Party shall provide the other all non-privileged information concerning itself and its affiliates as may be reasonably requested by the other in connection with the preparation of the Proxy Statement and the S-4.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within thirty (30) days of the date of this Agreement, provided, that the Company has timely provided to Parent all necessary information regarding the Company and its Subsidiaries for such applications, notices, petitions and filings) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the non-confidential information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated herein, subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory consents, registrations, orders, approvals (and the expiration or termination of all statutory waiting periods in respect thereof), permits and authorizations from the Federal Reserve Board, the OCC and the NJDBI and any other approvals set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement or those the failure of which to be obtained would have, individually or in the aggregate, a Material Adverse Effect on Parent or the Company.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Subsidiaries be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to impair in any material respect the benefits of the transactions contemplated by this Agreement to Parent or its Subsidiaries or have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole) after giving effect to the Merger (any of the foregoing, a “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s stockholders, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement, as applicable.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, for the purposes of preparing for the Merger, the Bank Merger and the other matters contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each report, schedule, and other document filed with or received from a Governmental Entity (other than information that the Company is not permitted to disclose under applicable law), and all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for the purposes of preparing for the Merger, the Bank Merger and the other matters contemplated by this Agreement; provided, that any investigation or request pursuant to this Section 6.2(a) shall not interfere unreasonably with normal operations of the Company and its Subsidiaries. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its stockholders. Neither the Company nor Parent, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information to the extent such access or disclosure would violate or prejudice the rights of such Party’s or its Subsidiaries’ customers, jeopardize the attorney-client privilege of such Party or its Subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Confidentiality Agreement, dated August 19, 2025, between Parent and the Company (the “Confidentiality Agreement”) the terms of which expressly survive the execution of this Agreement.

(c) No investigation by the Parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Stockholder Approval.

(a) Following the execution of this Agreement, the Company shall, in accordance in all material respects with applicable law and the Company Articles and the Company Bylaws, call a meeting of its stockholders (the “Company Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective, but in no event later than forty-five (45) calendar days after the S-4 is declared effective, for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before a meeting of stockholders to approve a merger agreement or the transactions contemplated thereby, and the Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable. The Company and its Board of Directors shall use their reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”), and shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Parent the Company Board Recommendation, (ii) fail to make the Company Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case within ten (10) business days after such Acquisition Proposal is made public or any request by Parent to do so (which request may be made once per Acquisition Proposal, and any material change thereto) (or such fewer number of days as remains prior to Company Meeting), or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(b) Notwithstanding anything in this Agreement to the contrary, prior to the time the Requisite Company Vote is obtained, the Board of Directors of the Company may make a Recommendation Change if and only if (i) the Company and its Subsidiaries and Representatives have complied with their obligations under Section 6.11, (ii) an unsolicited bona fide written Acquisition Proposal is made to the Company after the date of this Agreement by a third party, and such Acquisition Proposal is not withdrawn, (iii) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iv) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to make a Recommendation Change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law, (v) prior to effecting the Recommendation Change, three (3) business days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the Recommendation Change (it being understood that any amendment or change to any material term of such Acquisition Proposal shall require a new notice and the provisions of this Section 6.3(b) shall apply anew), (vi) during such three (3) business day period, the Company has considered, and engaged in good-faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (vii) the Board of Directors of the Company, following such three (3)-business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent and delivered to the Company in writing) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal, and that failure to make a Recommendation Change would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law.

(c) The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of Shares necessary to obtain the Requisite Company Vote, provided, that no such adjournment or postponement shall delay the Company Meeting by more than 10 days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the Termination Date. Except as described in the preceding sentence, the Company shall not adjourn or postpone the Company Meeting without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms (i) the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval and adoption of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations, and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal or any transaction contemplated thereby.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is advisable or required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall file with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration prior to the Effective Time and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the Relevant Period, the Surviving Corporation shall, or shall cause each of its Subsidiaries to, provide each employee who is actively employed by the Company or any of its Subsidiaries on the Closing Date (each, a “Continuing Employee”): (i) base salary or hourly wages, as applicable, no less favorable than the base salary or hourly wages provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity amount as a percentage of base salary that is no less than the annual cash bonus opportunity amount as a percentage of base salary as in effect for such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) which, in the aggregate, are substantially comparable to the employee benefits (excluding benefits described in clauses (i) and (ii) above, bonuses, change in control, retention, loan, equity, equity-based, long-term incentive, defined benefit pension and retiree welfare benefits) provided by Parent to similarly situated employees of Parent during such period; provided, however, that until such time as Parent shall cause Continuing Employees to participate in the employee benefit plans of Parent or its Subsidiaries (“Parent Benefit Plans”), a Continuing Employee’s continued participation in the Company Benefit Plans shall be deemed to satisfy the foregoing clause (iii) of this sentence (it being understood that participation in Parent Benefit Plans may commence at different times with respect to each Company Benefit Plan). For purposes of this Section 6.6(a), the “Relevant Period” means the earlier of (a) the date on which the applicable Continuing Employee’s employment with the Surviving Corporation, Parent or any of their respective Subsidiaries terminates for any reason (regardless of whether such termination is initiated by such Continuing Employee or by the Surviving Corporation, the Parent or any of their respective Subsidiaries), (b) with respect to clauses (i) and (iii) of this Section 6.6(a), the date that is one (1) year after the Effective Time and (c) with respect to clause (ii) of this Section 6.6(a), the period beginning at the Effective Time and ending on December 31, 2026. For the avoidance of doubt, the covenant described in the foregoing clause (ii) does not guarantee or promise that any specific amount will be paid in respect of an annual bonus.

(b) Upon Continuing Employees’ enrollment in Parent Benefit Plans, such Continuing Employees will, consistent with the provisions of Section 6.6(a) above, become participants in such Parent Benefit Plans on the same terms and conditions as similarly situated employees of Parent. Without limiting the generality of the foregoing, Parent will use commercially reasonable efforts to provide each Continuing Employee with prior service credit under the Parent Benefit Plans for such Continuing Employee’s service with the Company and its Subsidiaries (and their respective predecessors), but (i) only to the extent that such crediting of service does not result in duplication of benefits, (ii) only to the extent recognized as of the Effective Time for a similar purpose under the corresponding Company Benefit Plan and (iii) not for accrual of benefits under any defined benefit pension plan or with respect to equity, equity-based or long-term incentive compensation. If any Continuing Employee becomes eligible to participate in any Parent Benefit Plan that provides medical, vision, prescription drug, hospitalization or dental benefits, Parent shall use commercially reasonable efforts to (a) cause any pre-existing condition limitations or eligibility waiting periods under such Parent Benefit Plan to be waived with respect to such Continuing Employee and his or her covered dependents to the extent such limitation or waiting period would have been waived or satisfied under the corresponding Company Benefit Plan in which such Continuing Employee participated, and (b) recognize, for the plan year in which such Continuing Employee becomes eligible to participate in such Parent Benefit Plan, for purposes of annual deductible, co-pay and out-of-pocket limits under such Parent Benefit Plan, deductible, co-pays and out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the corresponding Company Benefit Plan during the plan year in which they commence participation in such Parent Benefit Plan.

(c) The Company shall take (or cause to be taken) all actions reasonably determined by Parent to be necessary or appropriate to terminate, effective not later than the day immediately prior to the Effective Time, any Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code. The Company shall provide Parent with evidence (including amendments to bring such plans into compliance with applicable law and the operation of such plan(s), and resolutions providing for the termination of such plan(s)) that such plan(s) has been terminated (the form and substance of which shall be subject to review and approval by Parent, approval of which shall not be unreasonably withheld, conditioned or delayed) not later than the day immediately preceding the Effective Time. Effective as of the Effective Time, Parent shall have in effect a defined contribution plan that is qualified under Section 401(a) of the Code, which plan shall accept the transfer of account balances (including, if permitted by the applicable recordkeeper without undue burden on Parent, the Surviving Corporation or any of their respective Subsidiaries, promissory notes evidencing all outstanding loans) of each participant in the Company Benefit Plans terminated under this Section 6.6(c). All materials, amendments, resolutions, notices and communications relating to the termination of any Company Benefit Plan under this Section 6.6(c) shall be subject to the advance approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed), and are to be provided to Parent reasonably in advance of being adopted, distributed or disseminated (as applicable).

(d) Beginning at, and during the six (6) month period immediately following, the Effective Time, employees of the Company and its Subsidiaries that are involuntarily terminated by Parent, the Company or any of their respective Subsidiaries on the Closing Date and Continuing Employees involuntarily terminated within six (6) months of the Closing Date shall be covered by Parent’s general severance policy (in accordance with the terms thereof, as in effect from time to time, which current terms are described on Section 6.6(d) of the Company Disclosure Schedule) during such period, a copy of which policy (as in effect as of the date hereof) has been made available to the Company, with the benefits provided thereunder to be determined taking into account the service crediting provisions set forth in Section 6.6(b) and all service with Parent or a Subsidiary thereof from and after the Effective Time.

(e) The Company may take the actions and make the payments and contributions set forth in, and from and after the Closing, Parent shall assume and honor the obligations of, the arrangements set forth in Section 6.6(e) of the Company Disclosure Schedule.

(f) From the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company and its Subsidiaries shall not make any communications to any of their respective employees regarding compensation, benefits, terms or conditions of employment, or other employment-related matters affected by the transactions contemplated by this Agreement that are inconsistent with any talking points agreed to by the Company and Parent unless the Company or such Subsidiary first consults with Parent and reflects any reasonable comments received from Parent.

(g) Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 6.6 shall, or is intended to, (i) be treated as an amendment, modification, adoption or establishment of any Company Benefit Plan, Parent Benefit Plan, or other employee benefit plan, program, agreement, practice, policy or arrangement, (ii) alter or limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates to amend, modify, adopt or terminate any Company Benefit Plan, Parent Benefit Plan, or other employee benefit plan, program, agreement, practice, policy or arrangement, (iii) alter or limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates to terminate the employment of, or change the terms and/or conditions of employment of, any Continuing Employee at any time for any reason (with or without notice), or (iv) create any third-party beneficiary rights in any person (including any employee of the Company, the Surviving Corporation or any of their respective Subsidiaries or affiliates (including any Continuing Employee), any beneficiary or dependent thereof or any collective bargaining representative thereof), including, without limitation, with respect to compensation, terms and/or conditions of employment and/or benefits.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) To the fullest extent permitted by applicable law, Parent and the Surviving Corporation shall indemnify and hold harmless, to the extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles or the Company Bylaws (and shall also advance expenses as incurred to the extent provided under the Company Articles and Company Bylaws as in effect as of the date of this Agreement), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies with substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated hereby); provided, however, that in no event shall the Surviving Corporation be obligated to expend, on an annual basis, an amount in excess of 250 % of the current annual premium paid as of the date hereof by the Company for such insurance (the

“Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a six (6)-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger and the Bank Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be required or reasonably requested by Parent.

6.9 Advice of Changes. Parent and the Company shall each promptly advise the other Party of any fact, effect, change, event, circumstance, condition, occurrence or development that (i) has had or is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on it or (ii) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.

6.10 Stockholder Litigation. Each Party shall promptly advise the other Party in writing of any actual or threatened shareholder or stockholder litigation against such Party or any of its Subsidiaries and/or the members of the boards of directors of the Company or Parent or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. The Company shall give Parent an opportunity to participate at its expense in the defense or settlement of any such litigation and the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the Company will in good faith take such comments into account, and no such settlement shall be offered or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement which does not include a full release or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or its affiliates.

6.11 Acquisition Proposals. Except as expressly permitted by this Section 6.11, the Company agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors, financing sources, investment bankers, attorneys and other representatives (collectively,

“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) disclose or provide any confidential or nonpublic information to, have or participate in any discussions with (except to notify a person that has made or, to the knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.11) or otherwise cooperate in any way with, any person in connection with or relating to any Acquisition Proposal (including by affording access to the personnel, properties, books, records or assets of the Company or its Subsidiaries) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, prior to the receipt of the Requisite Company Vote and subject to compliance with this Section 6.11, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.11, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if and only if its Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that the failure to take such actions would be more likely than not to result in a violation of the directors’ fiduciary duties under applicable law; provided, that prior to providing any confidential or nonpublic information permitted to be provided pursuant to the foregoing or participating in such negotiations or discussions, the Company shall have given Parent at least three (3) business days’ prior written notice and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company. The Company shall provide Parent with a copy of any confidential or nonpublic information provided to any person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such person (to the extent not previously provided). The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and will request the return or destruction of any information provided to any such person in connection therewith. The Company will promptly (and within 24 hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal) and will provide Parent an unredacted copy of such Acquisition Proposal and any draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal, and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal (including providing an unredacted copy of such amended or revised Acquisition Proposal and any further or revised draft agreements, proposals or other materials or correspondence received in connection with such inquiry or Acquisition Proposal). The Company shall enforce any existing confidentiality agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and will not release any third party from, or waive any provisions of, any such agreements. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer), exchange offer or other acquisition of equity or voting securities that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of the Company and its Subsidiaries or all of the outstanding shares of Company Common Stock, and which the Board of Directors of the Company has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and all legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the person making the proposal), to be more favorable, from a financial point of view, to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably likely to be consummated on a timely basis on the terms proposed.

6.12 Public Announcements. The Parties agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Each of the Parties agrees that no public release or announcement or other statement concerning this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Parties about, and allow the other Parties reasonable time to comment on, such release or announcement in advance of such issuance.

6.13 Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I) and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to any Party or its shareholders or shareholders as applicable or (iii) impede or materially delay the consummation of the transactions contemplated by this Agreement or the receipt of the Requisite Regulatory Approvals. If Parent elects to make such a change, the Company agrees to cooperate to execute appropriate documents to reflect the change.

6.14 Restructuring Efforts. If the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, unless this Agreement has been validly terminated in accordance with Section 8.1, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that no Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or stockholders as applicable or to agree to any change that would adversely affect the Tax treatment of the Merger with respect to such Party or its shareholders or stockholders as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to the Company’s stockholders for adoption and approval.

6.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

6.16 Takeover Statutes. None of the Company, Parent, or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or thereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreements, the Merger and the other transactions contemplated hereby and thereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or thereby, each Party and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement or the Voting Agreements, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Tax Cooperation. Subject to Section 6.1, Parent and the Company shall cooperate in order to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Parent and the Company reasonably satisfactory in form and substance to Parent’s and the Company’s respective counsel.

6.18 Third-Party Consents and Agreements.

(a) The Parties shall use commercially reasonable efforts and shall reasonably cooperate with one another in order to obtain the consents or waivers from any third parties (that are not Governmental Entities) that are required to consummate or are necessary or mutually agreed to be advisable connection with, the transactions contemplated by this Agreement (in such form and content as mutually agreed by the Parties).

(b) The Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support to assist Parent in planning and preparing for a successful conversion of the data and other files and records of the Company and its Subsidiaries to Parent’s production environment, subject to any applicable laws. In furtherance of the foregoing and subject to any applicable laws, the Company shall:

(i) reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion and at Parent’s expense, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the Merger, of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or any of its Subsidiaries are bound when directed in writing to do so in advance by Parent.

(c) Parent agrees that all actions taken pursuant to this Section 6.18 shall be taken in a manner intended to minimize disruption to, and Section 6.18 shall not require the Company or any of its Subsidiaries to take any action that will unreasonably interfere with, the customary business activities of the Company and its Subsidiaries.

(d) Notwithstanding anything to the contrary in this Section 6.18, (i) the Company and its Subsidiaries shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party and (ii) any breach by the Company of its obligations under this Section 6.18 shall not, whether alone or together with any other breach of this Section 6.18, constitute a failure to satisfy the condition precedent set forth in Section 7.2(b) unless (x) such breach has not been cured by the Company within ten (10) business days after Parent’s delivery to the Company of a written notice specifying in reasonable detail the facts and circumstances constituting such breach and (y) such breach is a willful and material breach.

6.19 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock into shares of Parent Common Stock in the Merger and the conversion of any Company Equity Awards into corresponding Parent Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. The Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Parent and of the Company, or a committee of nonemployee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock or Parent Equity Awards by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20 ESOP Matters.

(a) Pass-Through Voting. The Company shall, within thirty (30) days of the date hereof, appoint a fiduciary at Parent’s expense who is independent of all parties to the transactions contemplated in this Agreement to serve as the trustee of the ESOP Trust or to have authority to direct the trustee of the ESOP (the “Independent Fiduciary”). The Independent Fiduciary shall have discretion to consider the transactions contemplated hereby, manage the ESOP participant rights to direct the Independent Fiduciary as to the voting of the ESOP shares as required by Section 409(e) of the Code, and have discretion to vote of shares held in the ESOP that are not allocated to participant accounts and the allocated shares for which no voting instructions have been received. The Independent Fiduciary shall timely notify ESOP participants of the stockholder vote described in Section 6.3 and shall provide participants with an opportunity to direct the Independent Fiduciary with respect to the voting shares allocated to each respective participant’s account concerning approval of the transactions contemplated in this Agreement. Such notice shall include information sufficient to enable participants to make informed decisions concerning the exercise of their voting rights under the ESOP with respect to the stockholder vote described in Section 6.3. The process for obtaining participant voting instructions shall comply with the requirements of ERISA and section 409(e) of the Code.

(b) ESOP Termination. Prior to the Effective Time, but after the receipt of the last to be obtained of either the requisite Company shareholder approval and the regulatory approvals required for the transactions contemplated by this Agreement and, subject to the occurrence of the Closing, the Company shall take action to terminate the ESOP effective on the day prior to the Closing Date (the “ESOP Termination Date”). In connection with the termination of the ESOP, (i) all plan accounts shall be fully vested and 100% non-forfeitable as of the ESOP Termination Date, (ii) no new participants shall be admitted to the ESOP on or after the ESOP Termination Date, (iii) all outstanding indebtedness of the ESOP shall be repaid by delivering a sufficient number of unallocated shares of Company Common Stock to the Company with a fair market value equal to such indebtedness, at least five (5) business days prior to the Effective Time, (iv) the balance of the unallocated shares and any other unallocated assets remaining in the ESOP after repayment of the ESOP loan shall be allocated as earnings to the accounts of the ESOP participants based upon their respective account balances under the ESOP as of the ESOP Termination Date, (v) all shares of Company Common Stock held by ESOP following repayment of all outstanding indebtedness shall be converted into the right to receive the Merger Consideration, and (vi) the right to elect an in-service distribution of up to 75% of the value of ESOP accounts shall be provided to ESOP participants as soon as practicable after the Effective Time in accordance with the terms of the ESOP, but subject to the discretion of the administrator of the ESOP with respect to consideration of post-Closing adjustments and the application of a determination letter with respect to the termination of the ESOP. The Company will adopt such amendments to the ESOP to effect the provisions of this Section 6.20(b). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, the Company shall continue to accrue and make contributions to the ESOP from the date of this Agreement through the ESOP Termination Date in an amount sufficient (but not to exceed) for the Trustee to make loan payments that become due in the ordinary course on the outstanding loan to the ESOP prior to the ESOP Termination Date and shall also make a contribution to the ESOP, prior to the ESOP Termination Date, to enable the Trustee to make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to December 31) through and including the earlier of the end of the calendar month immediately preceding the month in which the Closing occurs or the ESOP Termination Date. The Company shall provide Parent in advance with the form and substance of any applicable resolution or amendment under this Section 6.20(b) for Parent’s review and comment, which timely comments shall be considered in good faith.

(c) Fiduciary Liability Insurance. The Company shall obtain insurance for fiduciary liability under ERISA that provides coverage for claims brought up to six years following the consummation of all transactions contemplated in this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Requisite Company Vote shall have been obtained.

(b) NASDAQ Listing. Parent shall have filed with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) none of the Requisite Regulatory Approvals shall include or shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No law, statute, rule, regulation, order, injunction, judgment or decree issued, enacted, promulgated, enforced or entered by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition, in each case whether temporary, preliminary or permanent (each, a “Restraint”), preventing, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver (subject to applicable law) by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Sections 3.2(a), 3.2(b) (but only with respect to Company Bank) and 3.9(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct in all respects (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (but only with respect to Company Bank), 3.3(a), 3.3(b)(i), 3.8 and 3.24 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, change, event, circumstance, condition, occurrence or development that has had, or would have, either individually or in the aggregate, a Material Adverse Effect on the Company.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (subject to applicable law) by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Section 4.1(a), 4.1(b) (but only with respect to Parent Bank),

4.2(b) (but only with respect to Parent Bank), 4.3(a), 4.3(b)(i), and 4.7 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed and complied with, in all material respects, the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any of the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, or any of the other transactions contemplated by this Agreement;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before August 24, 2026 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the obligations, covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Company if (i) the Company shall have complied in all material respects with its obligations under Section 6.3 (including with respect to any requested adjournment or postponement requested under Section 6.3(c)) and Section 6.11, (ii) the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained and (iii) prior to the Company Meeting, the Company shall have received a Superior Proposal which did not result from a breach of Section 6.3 or Section 6.11 and the Board of Directors of the Company shall have determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 8.1(e) and shall have entered into such agreement concurrently with such termination; provided, that (x) following such Company Meeting (including any postponements or adjournments thereof) and prior to such termination, the Company and the Board of Directors of the Company shall have complied with their respective obligations pursuant to Sections 6.3(b)(v), 6.3(b) (vi) and 6.3(b)(vii), which shall be deemed to apply to a termination pursuant to this Section 8.1(e) mutatis mutandis (it being understood that references to “Recommendation Change” therein shall, for purposes of this clause (x), be deemed to be references to a termination pursuant to this Section 8.1(e)) and (y) concurrently with and as a condition to the effectiveness of such termination the Company shall pay Parent the Termination Fee pursuant to Section 8.2(d);

(f) by Parent if the Company Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained; or

(g) by Parent, prior to the Requisite Company Vote having been obtained, if the Company or the Board of Directors of the Company shall have (i) made a Recommendation Change or (ii) breached its obligations under Section 6.3 or Section 6.11 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.12, Section 8.1, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

(b) In the event that, after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the stockholders of the Company, or any person shall have publicly announced an Acquisition Proposal, with respect to the Company, (ii) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Company Vote has not theretofore been obtained but all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) by Parent (x) pursuant to Section 8.1(d) due to a willful breach by the Company or

(y) pursuant to Section 8.1(f), and (iii) prior to the date that is 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $9,694,662 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%.”

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall, concurrently with and as a condition to such termination, pay Parent the Termination Fee by wire transfer of same day funds.

(e) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when required, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.2 when required, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section. In no event shall the Company be required to pay the Termination Fee more than once.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties, at any time before or after receipt of the Requisite Company Vote; provided, however, that after the receipt of the Requisite Company Vote, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement shall survive the Effective Time, except for those obligations, covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to the Company, to:

Blue Foundry Bancorp

19 Park Avenue

Rutherford, New Jersey 07070

Attention:  James D. Nesci

Email:   jnesci@bluefoundrybank.com

with a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, DC 20015

Attention:  John Gorman

     Marc P. Levy

E-mail:   jgorman@luselaw.com

     mlevy@luselaw.com

and

(b) if to Parent, to:

Fulton Financial Corporation

One Penn Square

Lancaster, Pennsylvania 17602

Attention:  Curtis J. Myers

     Natasha Luddington

Email:    Cmyers@fult.com

     NLuddington@fult.com

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

800 17th Street N.W., Suite 1100

Washington, D.C. 20006

Attention:  Shawn Turner

Email:   shawn.turner@hklaw.com

9.4 Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the

Company means the actual knowledge, after reasonable investigation, of any of the officers or employees of the Company listed on Section 9.4 of the Company Disclosure Schedules, and the “knowledge” of Parent means the actual knowledge, after reasonable investigation, of any of the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, or Chief Legal Officer of Parent. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made, (iii) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Parties and their representatives at least three (3) business days prior to the date hereof, (b) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof, (iv) the term “ordinary course” means, with respect to any Party, conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such Party, (v) the term “business day” means, any day other than a Saturday, a Sunday or a day on which banks in the State of Pennsylvania are authorized by law or executive order to be closed, (vi) any reference to any statute includes all amendments thereto and all rules and regulations promulgated thereunder, and (vii) all references to “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger unless otherwise indicated. All references to “dollars” or “$” in this Agreement are to United States dollars.

9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the Company Disclosure Schedules, the Parent Disclosure Schedules, the Voting Agreements and the other documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of Pennsylvania).

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.10 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.

9.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.12 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 CFR § 4.32(b)) of a Governmental Entity by any Party to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.13 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ Curtis J. Myers
Name: Curtis J. Myers
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BLUE FOUNDRY BANCORP

By:	/s/ James D. Nesci
Name: James D. Nesci
Title: President and CEO

[Signature Page to Merger Agreement]

Exhibit A

Form of Voting Agreement

EXHIBIT A

FORM OF

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of November 24, 2025, is entered into by and between Fulton Financial Corporation, a Pennsylvania corporation (“Parent”), and the undersigned stockholder, solely in his, her or its capacity as a stockholder, (the “Stockholder”) of Blue Foundry Bancorp, a Delaware corporation (the “Company”).

WHEREAS, pursuant to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among Parent and the Company, among other things, the Company will be merged with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger;

WHEREAS, as of the date of this Agreement, the Stockholder owns beneficially or of record, and has the sole power to vote or direct the voting of, certain shares of common stock, par value $0.01 per share, of the Company (the “Common Stock” and all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders and (ii) adopted and approved the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and

WHEREAS, the Stockholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and this Agreement is further a condition and inducement for Parent to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon execution hereof by all parties hereto. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided, that (i) this Section 2 and Sections 12 through 19 hereof shall survive any such termination and (ii) such termination shall not relieve any party hereto of any liability or damages resulting from any willful or intentional and material breach of any of his, her or its representations, warranties, covenants or other agreements set forth herein.

3.

Voting Agreement. From the date hereof until the earlier of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s stockholders, however called, and in connection with any written consent of the Company’s stockholders, the Stockholder shall (i) be present (in person or by proxy) at such meeting or otherwise cause all of the Stockholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Stockholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options, vesting of any Company Restricted Stock Awards or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise)

(together with the Existing Shares, the “Owned Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Owned Shares (A) in favor of the approval and adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved and adopted in accordance with the terms of the Merger Agreement), (B) in favor of any proposal to adjourn or postpone such meeting of Company’s stockholders to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, (C) against any Acquisition Proposal, including any Superior Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the Company Articles or Company Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. During the Support Period, the Stockholder shall not vote to rescind or amend in any manner any prior vote or revoke any prior consent, in each case solely in his, her or its capacity as a stockholder of the Company, to adopt or approve the Merger Agreement or the Merger. The Stockholder further agrees to exercise all voting or other determination rights the Stockholder has in any trust or other legal entity to carry out the intent and purposes of the Stockholder’s obligations in this Section 3 and otherwise set forth in this Agreement. The Stockholder represents, covenants and agrees that, except for this Agreement, the Stockholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Owned Shares that would be inconsistent with the Stockholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares, except any proxy to carry out the intent of and the Stockholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of the Company at the request of the Company’s Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the Company’s stockholders. The Stockholder represents, covenants and agrees that he, she or it has not entered into and will not enter into during the Support Period any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided, that nothing in this sentence will prohibit any Permitted Transfer. With respect to any other shares of Common Stock over which the Stockholder has shared voting power, during the Support Period, the Stockholder shall exercise his, her or its individual voting power over such shares, to the extent within his, her or its control, in a manner consistent with the Stockholder’s voting obligations under this Agreement with respect to the Owned Shares.

4.

Transfer Restrictions Prior to the Merger. The Stockholder hereby agrees that the Stockholder will not, from the date hereof until the earlier of (a) the end of the Support Period and (b) receipt of the Requisite Company Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, grant any proxy, consent or power of attorney (other than this Agreement) with respect to, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, conveyance, hypothecation or other transfer or disposition of, any of the Owned Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Stockholder may Transfer Owned Shares (i) upon the death of Stockholder to a descendant, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of the Stockholder pursuant to any trust or will of the Stockholder or by the laws of intestate succession, (ii) for bona fide estate and tax planning purposes to the Stockholder’s spouse or descendant or to any fiduciary arrangement for the primary benefit of the Stockholder’s spouse or descendant; (iii) in connection with the payment of any withholding taxes owed by the Stockholder in connection with any vesting, settlement or exercise, as applicable, of a Company Option or a Company

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Restricted Stock Award or (iv) that Parent may otherwise permit in advance in writing; provided that, in the case of the foregoing clauses (i), (ii), and (iv), prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent and the Company an agreement that is substantially similar to this Agreement to the reasonable satisfaction of Parent or such other written agreement, in form and substance acceptable to Parent, to assume all of Stockholder’s obligations hereunder in respect of the Owned Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to the Owned Shares subject to such Transfer, to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Owned Shares Transferred as the Stockholder shall have made hereunder (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). With respect to any other shares of Common Stock over which the Stockholder has shared disposition power, from the date hereof until the end of the Support Period, the Stockholder agrees to exercise the Stockholder’s individual disposition power over such shares, to the extent within his, her or its control, in a manner consistent with the Stockholder’s restrictions on Transfer under this Agreement with respect to the Owned Shares, it being understood that the Stockholder shall not have the power to cause other persons to restrict their disposition power accordingly.

5.

Representations of the Stockholder. The Stockholder represents and warrants as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights (whether enforce in law or in equity), and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of the Stockholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Owned Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or the Owned Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Stockholder’s Schedule 13D or 13G filed with the SEC, if applicable); (d) the Stockholder beneficially owns and has the sole power to vote or direct the voting of the Owned Shares, including all of the Stockholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Stockholder and over which the Stockholder, directly or indirectly, has sole voting and dispositive authority; (e) the Stockholder beneficially owns the Stockholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, or under applicable federal or state securities laws, or disclosed on the Stockholder’s Schedule 13D or 13G filed with the SEC, if applicable); (f) there is no legal action pending or threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder; and (g) the Stockholder does not have any agreements, arrangements or understandings of any kind with the Company or any other person (i) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (ii) that would conflict with, restrict, limit, violate or interfere with the performance of any of the Stockholder’s covenants and obligations hereunder. The Stockholder agrees that the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, delaying or adversely affecting in any material respect the performance by the Stockholder of the Stockholder’s obligations under this Agreement; provided, that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

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6.

Publicity. The Stockholder hereby (a) authorizes the Company and Parent to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, the Proxy Statement, or any other filing with any Governmental Entity made in connection with the Merger, the Stockholder’s identity and ownership of the Stockholder’s Owned Shares, the nature of the Stockholder’s obligations under this Agreement and such other information that the Company or Parent reasonably determines is required in connection with such disclosure and (b) agrees to promptly provide to the Company and Parent any information that the Company or Parent may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Stockholder that is so published or disclosed. The Stockholder shall not be permitted to make any public statement to the effect that Stockholder does not, or that other stockholders of the Company should not, support the Merger Agreement or the transactions contemplated thereby.

7.

Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.

(a)

To the fullest extent permitted by applicable law, the Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect, any rights of appraisal or rights to dissent in connection with the Merger or the other transactions contemplated by the Merger Agreement that the Stockholder may have with respect to the Owned Shares under applicable law.

(b)

The Stockholder hereby agrees not to commence or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any proceeding, claim or action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries, successors, directors or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), or (ii) to the fullest extent permitted under applicable law, alleging a breach of any duty of the Board of Directors of the Company or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

9.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Owned Shares or any legal or beneficial interest in or voting or other control over any of the Owned Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholder, subject to the agreements of the parties hereto set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties hereto.

10.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party hereto would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their

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specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any provision contained in this Agreement, in addition to any other remedy to which the other parties hereto may be entitled whether at law or in equity (including monetary damages), each other party hereto shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law. Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party hereto in any such action or proceeding will be effective if notice is given in accordance with Section 13.

13.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (provided, that no transmission error is received), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Stockholder, to his, her or its address set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice) and if to Parent or the Company, as applicable, in accordance with Section 9.3 of the Merger Agreement.

14.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

15.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Parent and the Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.

Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER

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PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH HERETO PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Stockholder in the Stockholder’s capacity as a stockholder of the Company, and, to the extent the Stockholder serves as a member of the board of directors or as an officer of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in the Stockholder’s capacity as a director or officer and not as a stockholder.

18.

Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

19.

Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

20.

Spousal Consent. If a Stockholder is a married individual and any of its Owned Shares constitutes community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, such Stockholder shall deliver to Parent, concurrently herewith, a duly executed consent of such Stockholder’s spouse, in the form attached hereto as Schedule B.

[Signature pages follow]

A-A-6

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

FULTON FINANCIAL CORPORATION

By:
Name:
Title:

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

By:
Name:
Address:

[Signature Page to Voting Agreement]

SCHEDULE A

Existing Share Information

Name of Stockholder	Existing Shares

SCHEDULE B

SPOUSAL CONSENT

The undersigned represents that the undersigned is the spouse of the Stockholder and that the undersigned is familiar with the terms of the Voting Agreement (the “Agreement”), entered into as of November 24, 2025, by and between Fulton Financial Corporation, a Pennsylvania corporation, and the undersigned’s spouse listed on Schedule A to the Agreement. The undersigned hereby agrees that the interest of the undersigned’s spouse in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement and by any amendment, modification, waiver or termination signed by the undersigned’s spouse. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of the Agreement shall be irrevocably bound by the terms of the Agreement, and that the Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes the undersigned’s spouse to amend, modify or terminate the Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by the undersigned’s spouse shall be binding on the community property interest of undersigned in all property which is the subject of the Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

Dated:____________________, 2025
Name:

Exhibit B

Form of Bank Merger Agreement

EXHIBIT B

FORM OF

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”), dated as of [●] [●], 202[●], is made by and between Fulton Bank, N.A., a national banking association (“Parent Bank”), and Blue Foundry Bank, a New Jersey-chartered nonmember stock savings bank (“Company Bank”). Each of Parent Bank and Company Bank may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, Parent Bank is a national banking association duly organized and validly existing under the laws of the United States, with its main office located at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604, and having branch offices at the locations set forth on Schedule I. As of the date hereof, all the issued and outstanding capital stock of Parent Bank is owned directly by Fulton Financial Corporation, a Pennsylvania corporation (“Parent”);

WHEREAS, Company Bank is a New Jersey-chartered nonmember stock savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey, with its principal office located at 19 Park Ave, Rutherford, New Jersey 07070, and having branch offices at the locations set forth on Schedule II. As of the date hereof, all the issued and outstanding capital stock of Company Bank is owned directly by Blue Foundry Bancorp, a Delaware corporation (“Company”);

WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger, dated as of November 24, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Company Bank with and into Parent Bank (the “Bank Merger”), with Parent Bank continuing as the surviving bank (the “Surviving Bank”);

WHEREAS, the Board of Directors of Parent Bank has deemed the Bank Merger advisable and in the best interests of Parent Bank, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, the Board of Directors of Company Bank has deemed the Bank Merger advisable and in the best interests of Company Bank, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the laws of the State of New Jersey; and

WHEREAS, the sole shareholder of Parent Bank and the sole stockholder of Company Bank have approved this Agreement, the Bank Merger and the principal terms thereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Act, Company Bank shall be merged with and into Parent Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215c). At the Effective Time, the separate existence of Company Bank shall cease, and Parent Bank, as the Surviving Bank, shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger, all in accordance with the provisions of the Act. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Company Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Parent Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02 Closing. The closing of the Bank Merger will take place by electronic exchange of documents following the Merger or at such other time and date as is specified by Parent, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party or Parties entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Section 1.04 Articles of Association and Bylaws of the Surviving Bank. The national bank charter, articles of association and bylaws of Parent Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “Fulton Bank, N.A.” and the main office of the Surviving Bank shall be at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania.

Section 1.06 Directors and Officers of the Surviving Bank. As of the Effective Time, the directors and officers of the Surviving Bank shall be the persons serving as directors and officers, respectively, of Parent Bank immediately prior to the Effective Time.

Section 1.07 Tax Treatment. It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on Company Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

A-B-3

Section 2.02 Effect on Parent Bank Capital Stock. Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

CAPITAL STOCK

Section 3.01 The amount of capital stock of the Surviving Bank after the Effective Time shall be $[●], divided into [●] shares of common stock, each of $2.50 par value and [●] shares of class Series A preferred stock, each of $2.50 par value. At the Effective Time, the Surviving Bank shall have a surplus of approximately $[●], undivided profits, including capital reserves, of approximately $[●] and accumulated other comprehensive income of approximately $[●], adjusted, however, for normal and merger-related earnings and expenses between [●] [●], 202[●] and the Effective Time.

ARTICLE IV

COVENANTS

Section 4.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a. The approval of the OCC under 12 U.S.C. § 215c and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c. No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d. This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of Parent Bank and the sole stockholder of Company Bank.

A-B-4

ARTICLE VI

TERMINATION AND AMENDMENT

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the Parties. This Agreement will terminate automatically without any action by the Parties upon the termination of the Merger Agreement as therein provided.

Section 6.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Representations and Warranties. Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof.

Section 7.02 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent Bank, to:

Fulton Bank, N.A.

One Penn Square

Lancaster, Pennsylvania 17602

Attention: Curtis J. Myers; Natasha Luddington

E-mail: Cmyers@fult.com; NLuddington@fult.com

With a copy (which shall not constitute notice) to:

Holland & Knight LLP

1801 California Street, Suite 5000

Denver, Colorado 80202

Attention: Shawn M. Turner

E-mail: shawn.turner@hklaw.com

If to Company Bank, to:

Blue Foundry Bank

19 Park Avenue

Rutherford. New Jersey 07070

Attention: James D. Nesci

E-mail: jnesci@bluefoundrybank.com

A-B-5

With a copy (which shall not constitute notice) to:

Luse Gorman PC

5335 Wisconsin Avenue NW, #780

Washington, D.C. 20015

Attention: John Gorman; Marc Levy

E-mail: jgorman@luselaw.com; mlevy@luselaw.com

Section 7.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 7.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 7.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 7.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 7.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 7.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 7.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

A-B-6

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

FULTON BANK, N.A.

By: [●]
Title: [●]

BLUE FOUNDRY BANK

By: [●]
Title: [●]

[Signature Page to Bank Merger Agreement]

SCHEDULE I

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County
Fulton Bank	285	1111 South Broad	1111 South Broad St		Philadelphia	PA	19147	215-861-1101	Philadelphia

Fulton Bank	300	1601 Market Street	1601 Market St		Philadelphia	PA	19103	215-563-3600	Philadelphia

Fulton Bank	288	1722 South Broad	1722 South Broad St		Philadelphia	PA	19145	215-389-2316	Philadelphia

Fulton Bank	241	25th Street	2405 Nazareth Rd		Easton	PA	18045	610-258-7201	Northampton

Fulton Bank	304	Abington	1408 Old York Rd		Abington	PA	19001	215-885-0748	Montgomery, PA

Fulton Bank	287	Allegheny	2646 East Allegheny Ave		Philadelphia	PA	19134	215-427-3333	Philadelphia

Fulton Bank	058	Allentown	20 North Main St		Allentown	NJ	08501	609-259-9600	Monmouth

Fulton Bank	095	Alloway	48 South Greenwich Rd	PO Box 289	Alloway	NJ	08001	856-935-5300	Salem

Fulton Bank	19	Arundel Preserve	7692 Dorchester Blvd		Hanover	MD	21076	410-799-6680	Anne Arundel

Fulton Bank	275	Barnegat	870 West Bay Ave		Barnegat	NJ	08005	609-660-8800	Ocean

Fulton Bank	298	Bear	100 Eden Circle		Bear	DE	19701	302-595-0315	New Castle

Fulton Bank	263	Beaver Springs	19639 Route 522		Beaver Springs	PA	17812	570-658-4700	Snyder

Fulton Bank	099	Beckett	22 Village Center Dr		Logan Township	NJ	08085	856-467-3400	Gloucester

Fulton Bank	076	Bellmawr	301 West Browning Rd		Bellmawr	NJ	08031	856-933-5201	Camden

Fulton Bank	309	Bensalem	2734 Street Rd		Bensalem	PA	19020	215-645-9533	Bucks

Fulton Bank	319	Berlin	220 North Route 73		West Berlin	NJ	08091	856-767-6016	Camden

Fulton Bank	273	Bloomsburg	37 West Main St		Bloomsburg	PA	17815	570-784-1144	Columbia

Fulton Bank	225	Bonney Road	4429 Bonney Rd	Suite 100	Virginia Beach	VA	23462	757-463-2265	Virginia Beach (City)

Fulton Bank	093	Bordentown	5500 K. Johnson Blvd		Bordentown	NJ	08505	609-424-0010	Burlington

Fulton Bank	279	Brewerytown	2700 West Girard Ave		Philadelphia	PA	19130	215-430-6607	Philadelphia

Fulton Bank	253	Brookside Road	1995 Brookside Rd		Macungie	PA	18062	610-366-6460	Lehigh

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	311	Broomall	1998 Sproul Rd		Broomal	PA	19008	610-492-9268	Delaware

Fulton Bank	215	Cape Horn	3191 Cape Horn Rd		Red Lion	PA	17356	717-771-4301	York

Fulton Bank	100	Carneys Point	221 Shell Rd		Carneys Point	NJ	08069	856-299-9200	Salem

Fulton Bank	212	Cedar Crest	1764 Quentin Rd		Lebanon	PA	17042	717-274-6542	Lebanon
Fulton Bank	313	Cherry Hill	399 Route 70 East		Cherry Hill	NJ	08034	856-216-8470	Camden

Fulton Bank	318	Cherry Hill Mall	475 Haddonfield Rd		Cherry Hill	NJ	08002	856-532-0669	Camden

Fulton Bank	245	Chestnut Street	1137 Chestnut St		Emmaus	PA	18049	610-967-1964	Lehigh

Fulton Bank	259	City Line Plaza	2005 City Line Rd		Bethlehem	PA	18017	610-332-7680	Lehigh

Fulton Bank	078	Clayton	35 North Delsea Dr		Clayton	NJ	08312	856-863-4551	Gloucester

Fulton Bank	211	Cleona	433 West Penn Ave		Cleona	PA	17042	717-274-6537	Lebanon

Fulton Bank	33	Clinton	7810 Old Branch Ave		Clinton	MD	20735	301-868-1215	Prince Georges

Fulton Bank	149	Cocalico	2350 North Reading Rd	Suite 14	Denver	PA	17517	717-336-4888	Lancaster

Fulton Bank	187	Cocoa Avenue	1212 Cocoa Ave		Hershey	PA	17033	717-533-4351	Dauphin

Fulton Bank	126	Columbia Avenue	2099 Columbia Ave		Lancaster	PA	17603	717-291-2691	Lancaster

Fulton Bank	10	Cross Keys	96 Village Sq		Baltimore	MD	21210	410-433-1990	Baltimore (City)

Fulton Bank	328	Deptford	1750 Deptford Center Rd		Deptford	NJ	08096	856-537-9413	Gloucester

Fulton Bank	257	Downtown Bethlehem	1 East Broad St		Bethlehem	PA	18018	610-814-6071	Northampton

Fulton Bank	30	Downtown Columbia	11000 Broken Land Pkwy	Suite 118	Columbia	MD	21044	410-730-5000	Howard

Fulton Bank	30	Downtown Columbia (Drive-Thru) (same cost center as FC)	10520 Little Patuxent Pkwy		Columbia	MD	21044	410-730-0710	Howard

Fulton Bank	38	Downtown Elkton	130 North St		Elkton	MD	21921	410-398-3900	Cecil

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	129	Downtown Harrisburg	200 North 3rd St		Harrisburg	PA	17101	717-255-7651	Dauphin

Fulton Bank	209	Downtown Lebanon	555 Willow St	PO Box 1285	Lebanon	PA	17042	717-274-6900	Lebanon

Fulton Bank	214	Downtown York	30 South George St		York	PA	17401	717-771-4224	York

Fulton Bank	178	Doylestown	379 North Main St		Doylestown	PA	18901	215-345-5100	Bucks

Fulton Bank	290	Drexel Hill	1270 Township Line Rd		Drexel Hill	PA	19026	610-853-2505	Delaware

Fulton Bank	21	Dual Highway	1640 Dual Hwy		Hagerstown	MD	21740	301-791-8526	Washington

Fulton Bank	119	East Petersburg	5998 Main St		East Petersburg	PA	17520	717-581-3200	Lancaster

Fulton Bank	237	Easton	360 Northampton St		Easton	PA	18042	610-250-2350	Northampton

Fulton Bank	050	Edison	1943 Oak Tree Rd		Edison	NJ	08820	732-494-8444	Middlesex
Fulton Bank	089	Egg Harbor Township	4004 English Creek Ave		Egg Harbor Township	NJ	08234	609-484-0523	Atlantic

Fulton Bank	151	Elizabethtown	1641 South Market St		Elizabethtown	PA	17022	717-367-3800	Lancaster

Fulton Bank	5	Ellicott City	9151 Baltimore National Pike		Ellicott City	MD	21042	410-418-8500	Howard

Fulton Bank	102	Elmer	25 North Main St	PO Box 560	Elmer	NJ	08318	856-358-8121	Salem

Fulton Bank	121	Ephrata	130 North Reading Rd		Ephrata	PA	17522	717-738-4224	Lancaster

Fulton Bank	173	Exeter	4001 Perkiomen Ave		Reading	PA	19606	610-779-6737	Berks

Fulton Bank	235	Exton	155 East Swedesford Rd		Exton	PA	19341	610-363-1830	Chester

Fulton Bank	16	Fairgrounds Plaza	67 W Aylesbury Rd		Timonium	MD	21093	410-560-1667	Baltimore

Fulton Bank	307	Fairless Hills	599 South Oxford Valley Rd		Fairless Hills	PA	19030	215-377-9080	Bucks

Fulton Bank	308	Feasterville	305 East Street Rd		Feasterville	PA	19053	215-876-6722	Bucks

Fulton Bank	284	Federal Hill	1100 Light St	Suite A	Baltimore	MD	21230	410-649-7509	Baltimore (City)

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	35	Federal Plaza	12266 Rockville Pike	Suite G	Rockville	MD	20852	301-770-6625	Montgomery, MD

Fulton Bank	052	Flemington	194 Route 31 North		Flemington	NJ	08822	908-806-2265	Hunterdon

Fulton Bank	240	Forks Township	1945 Sullivan Trail		Easton	PA	18040	610-250-1218	Northampton

Fulton Bank	060	Freehold	2 Village Center Dr		Freehold	NJ	07728	732-845-1000	Monmouth

Fulton Bank	081	Galloway	215 East Jimmie Leeds Rd		Galloway	NJ	08205	609-404-7950	Atlantic

Fulton Bank	122	Gap	5360 Lincoln Hwy	Bldg # 30	Gap	PA	17527	717-442-4165	Lancaster

Fulton Bank	160	Georgetown	21035 Dupont Blvd	Mailing address: PO Box 520 Georgetown, DE 19947	Georgetown	DE	19947	302-855-2406	Sussex

Fulton Bank	316	Glassboro	100 William Dalton Drive		Glassboro	NJ	08028	856-582-0520	Gloucester

Fulton Bank	321	Gloucester Township	1400 Blackwood Clementon Rd		Clementon	NJ	08021	856-545-9591	Camden

Fulton Bank	135	Granite Run	451 Granite Run Dr		Lancaster	PA	17601	717-581-3211	Lancaster

Fulton Bank	297	Grant Avenue	1650 Grant Ave		Philadelphia	PA	19115	215-268-1968	Philadelphia

Fulton Bank	31	Greenbelt	7505 Greenway Center Dr		Greenbelt	MD	20770	301-220-0733	Prince Georges

Fulton Bank	138	Greenfield	528 Greenfield Rd		Lancaster	PA	17601	717-291-2714	Lancaster

Fulton Bank	152	Guthriesville	1267 Horseshoe Pike		Downingtown	PA	19335	610-873-4740	Chester

Fulton Bank	105	Hackettstown	901 High St, Route 517		Hackettstown	NJ	07840	908-850-1159	Warren
Fulton Bank	314	Haddonfield	30 Kings Hwy East		Haddonfield	NJ	08033	856-857-9600	Camden

Fulton Bank	170	Hamburg	100 South Third St		Hamburg	PA	19526	610-562-3804	Berks

Fulton Bank	065	Hamilton Square	2460 Whitehorse-Hamilton Square Rd		Hamilton Square	NJ	08690	609-584-5840	Mercer

Fulton Bank	254	Hamilton Street	1928 Hamilton St		Allentown	PA	18104	610-366-6470	Lehigh

Fulton Bank	232	Hanbury Village	217 Hanbury Rd East		Chesapeake	VA	23322	757-482-2114	Chesapeake (City)

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	166	Hanover	61 Wilson Ave		Hanover	PA	17331	717-632-3290	York

Fulton Bank	234	Herndon	625 Elden St		Herndon	VA	20170	703-318-8881	Fairfax

Fulton Bank	044	Hillsborough	601 Route 206 North		Hillsborough	NJ	08844	908-281-4009	Somerset

Fulton Bank	229	Hilltop	1616 Laskin Rd		Virginia Beach	VA	23451	757-228-7548	Virginia Beach (City)

Fulton Bank	261	Hummels Wharf	1255 North Susquehanna Trail	PO Box 241	Hummels Wharf	PA	17831	570-743-7786	Snyder

Fulton Bank	132	Hummelstown	119 West Main St		Hummelstown	PA	17036	717-255-7671	Dauphin

Fulton Bank	062	Jackson	139 Manhattan St		Jackson	NJ	08527	732-905-8800	Ocean

Fulton Bank	194	Jennersville	861 West Baltimore Pike		West Grove	PA	19390	610-869-4464	Chester

Fulton Bank	064	Kennedy Boulevard	205 East Kennedy Blvd		Lakewood	NJ	08701	732-942-8484	Ocean

Fulton Bank	193	Kennett Square	501 Schoolhouse Rd		Kennett Square	PA	19348	610-444-4977	Chester

Fulton Bank	233	Landstown Commons	3545 Dam Neck Rd		Virginia Beach	VA	23453	757-468-1498	Virginia Beach (City)

Fulton Bank	161	Laurel	30204 Sussex Highway	Mailing address: PO Box 9 Laurel, DE 19956	Laurel	DE	19956	302-875-2136	Sussex

Fulton Bank	130	Leola	65 West Main St		Leola	PA	17540	717-656-2551	Lancaster

Fulton Bank	165	Lewes	34346 Carpenters Way		Lewes	DE	19958	302-644-4900	Sussex

Fulton Bank	264	Lewisburg	70 International Dr		Lewisburg	PA	17837	570-524-2216	Union

Fulton Bank	188	Lititz North	2 Copperfield Circle		Lititz	PA	17543	717-626-1888	Lancaster

Fulton Bank	139	Lititz South	1060 Lititz Pike		Lititz	PA	17543	717-291-2770	Lancaster

Fulton Bank	24	Long Meadow	1585 Potomac Ave		Hagerstown	MD	21742	301-791-8529	Washington

Fulton Bank	324	Lumberton	1544 Route 38		Lumberton	NJ	08048	609-534-7184	Burlington
Fulton Bank	269	Mahoning Township	1113 Bloom Road		Danville	PA	17821	570-275-7944	Montour

Fulton Bank	092	Manahawkin	324 Route 72 West		Manahawkin	NJ	08050	609-597-6771	Ocean

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	231	Manassas	9012 Church St		Manassas	VA	20110	703-330-0246	Manassas (City)

Fulton Bank	123	Manheim	1 Market Square		Manheim	PA	17545	717-665-2231	Lancaster

Fulton Bank	131	Manor Shopping Center	1216 Millersville Pike		Lancaster	PA	17603	717-291-2721	Lancaster

Fulton Bank	073	Mantua	200 Bridgeton Pike		Mantua	NJ	08051	856-468-7700	Gloucester

Fulton Bank	048	Manville	40 North Main St		Manville	NJ	08835	908-541-0404	Somerset

Fulton Bank	317	Marlton	780 Route 70 West		Marlton	NJ	08053	856-983-0586	Burlington

Fulton Bank	302	Mayfair	7300 Frankford Ave		Philadelphia	PA	19136	215-708-9490	Philadelphia

Fulton Bank	322	Medford	2 Skeet Rd		Medford	NJ	08055	609-678-4300	Burlington

Fulton Bank	306	Media	448 East Baltimore Ave		Media	PA	19063	610-565-3906	Delaware

Fulton Bank	218	Memory Lane	185 Memory Lane		York	PA	17402	717-771-4313	York

Fulton Bank	260	Middleburg	227 East Main St		Middleburg	PA	17842	570-837-1881	Snyder

Fulton Bank	159	Middletown	468 West Main St		Middletown	DE	19709	302-378-4575	New Castle

Fulton Bank	267	Mill Street	630 Mill St	Mailing Address: PO Box 279 Danville, PA 17821	Danville	PA	17821	570-275-3740	Montour

Fulton Bank	157	Millcreek	3812 Kirkwood Highway		Wilmington	DE	19808	302-571-1600	New Castle

Fulton Bank	164	Millsboro	28581 Dupont Blvd		Millsboro	DE	19966	302-934-3700	Sussex

Fulton Bank	181	Montgomeryville	710 Upper State Rd		North Wales	PA	19454	215-412-3400	Montgomery, PA

Fulton Bank	320	Moorestown	230 Marter Ave		Moorestown	NJ	08057	856-533-4475	Burlington

Fulton Bank	111	Mountain Avenue	176 Mountain Ave		Hackettstown	NJ	07840	908-979-4050	Warren

Fulton Bank	120	Mountville	305 Highland Dr		Mountville	PA	17554	717-285-4528	Lancaster

Fulton Bank	262	Mt Pleasant Mills	8413 Route 104		Mt. Pleasant Mills	PA	17853	570-539-8804	Snyder

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	171	Muhlenberg	3045-16 North Fifth Street Highway		Reading	PA	19605	610-921-3108	Berks
Fulton Bank	210	Myerstown	200 West Lincoln Ave		Myerstown	PA	17067	717-866-6571	Lebanon

Fulton Bank	071	National Park	207 North Grove Ave		National Park	NJ	08063	856-853-7300	Gloucester

Fulton Bank	247	Nazareth	4025 Jandy Blvd		Nazareth	PA	18064	610-746-1713	Northampton

Fulton Bank	107	Netcong	9 Ledgewood Ave		Netcong	NJ	07857	973-347-1443	Morris

Fulton Bank	147	New Holland	696 East Main St		New Holland	PA	17557	717-354-6800	Lancaster

Fulton Bank	156	Newark	287 East Main St	Suite 105	Newark	DE	19711	302-737-7766	New Castle

Fulton Bank	222	Newberrytown	2220 Old Trail Rd		Etters	PA	17319	717-932-9528	York

Fulton Bank	202	North Atherton	2017 North Atherton St		State College	PA	16803	814-272-0166	Centre

Fulton Bank	155	North Wilmington	800 Foulk Rd		Wilmington	DE	19803	302-407-3291	New Castle

Fulton Bank	281	North Wolfe Street	929 North Wolfe St		Baltimore	MD	21205	410-649-3150	Baltimore (City)

Fulton Bank	327	Northfield	331 Tilton Rd	Suite 18	Northfield	NJ	08225	609-833-9137	Atlantic

Fulton Bank	283	Northwood Commons	4101 Loch Raven Blvd		Baltimore	MD	21218	410-843-9052	Baltimore (City)

Fulton Bank	162	Ocean View	60 Atlantic Ave		Ocean View	DE	19970	302-539-8031	Sussex

Fulton Bank	293	Oregon Avenue	1834 West Oregon Ave		Philadelphia	PA	19145	215-755-7740	Philadelphia

Fulton Bank	128	Oregon Pike	481 Royer Dr		Lancaster	PA	17601	717-581-3207	Lancaster

Fulton Bank	108	Oxford - NJ	157 Route 31 South		Oxford	NJ	07863	908-453-3116	Warren

Fulton Bank	145	Oxford Commons - PA	300 Commons Dr		Oxford	PA	19363	610-932-2100	Chester

Fulton Bank	227	Oyster Point	601 Thimble Shoals Blvd	Suite 101	Newport News	VA	23606	757-596-9122	Newport News (City)

Fulton Bank	238	Palmer	4001 William Penn Hwy		Easton	PA	18045	610-250-9282	Northampton

Fulton Bank	208	Palmyra	901 East Main St		Palmyra	PA	17078	717-838-5483	Lebanon

Fulton Bank	230	Parham & Broad	8215 West Broad St		Richmond	VA	23294	804-726-3630	Henrico

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	144	Parkesburg	100 West First Ave		Parkesburg	PA	19365	610-857-5005	Chester

Fulton Bank	077	Paulsboro	653 West Broad St		Paulsboro	NJ	08066	856-423-8822	Gloucester

Fulton Bank	118	Penn Square	One Penn Square		Lancaster	PA	17602	717-291-2499	Lancaster

Fulton Bank	294	Pennsport	238 Moore St, #A		Philadelphia	PA	19148	215-755-2781	Philadelphia
Fulton Bank	101	Pennsville	125 South Broadway		Pennsville	NJ	08070	856-678-3133	Salem

Fulton Bank	206	Pine Grove	55 South Tulpehocken St		Pine Grove	PA	17963	570-345-2151	Schuylkill

Fulton Bank	070	Pitman	101 North Broadway		Pitman	NJ	08071	856-582-0900	Gloucester

Fulton Bank	305	Plymouth Meeting	423 West Germantown Pike		Plymouth Meeting	PA	19462	484-530-5080	Montgomery, PA

Fulton Bank	172	Pottstown	799 State St	Pottstown Plaza	Pottstown	PA	19464	610-970-9935	Montgomery, PA

Fulton Bank	134	Progress Avenue	200 Nationwide Dr		Harrisburg	PA	17110	717-255-7691	Dauphin

Fulton Bank	141	Quarryville	200 Townsedge Dr		Quarryville	PA	17566	717-786-2727	Lancaster

Fulton Bank	168	Reading	210 North Fifth St		Reading	PA	19601	610-898-8360	Berks

Fulton Bank	163	Rehoboth Beach	20281 Coastal Highway		Rehoboth Beach	DE	19971	302-227-0330	Sussex

Fulton Bank	14	River Hill	6030 Daybreak Circle		Clarksville	MD	21029	410-531-7000	Howard

Fulton Bank	14	River Hill (Drive-Thru) (same cost center as FC)	6005 Daybreak Circle		Clarksville	MD	21029	410-423-8249	Howard

Fulton Bank	112	Rockaway	272 Route 46 East		Rockaway	NJ	07866	973-586-0630	Morris

Fulton Bank	103	Rosenhayn	755 Morton Ave		Bridgeton	NJ	08302	856-455-3500	Cumberland

Fulton Bank	258	Saucon Valley	3060 Center Valley Pkwy	Suite 839	Center Valley	PA	18034	610-332-9012	Lehigh

Fulton Bank	203	Schaefferstown	1374 Heidelberg Ave	PO Box 326	Schaefferstown	PA	17088	717-949-6506	Lebanon

Fulton Bank	299	Scott’s Addition	3210 West Broad St		Richmond	VA	23230	804-583-4225	Richmond City

Fulton Bank	271	Shamokin	100 West Independence St		Shamokin	PA	17872	570-644-0861	Northumberland

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	323	Sicklerville	610 Cross Keys Rd		Sicklerville	NJ	08081	856-885-2400	Camden

Fulton Bank	140	Silver Spring Commons	6520 Carlisle Pike	Suite 600	Mechanicsburg	PA	17050	717-255-7695	Cumberland

Fulton Bank	133	Skyline View	7799 Allentown Blvd	Suite 300	Harrisburg	PA	17112	717-255-7681	Dauphin

Fulton Bank	325	Somers Point	199 New Rd		Somers Point	NJ	08244	609-365-3365	Atlantic

Fulton Bank	043	Somerville	103 West End Ave		Somerville	NJ	08876	908-704-1188	Somerset

Fulton Bank	043	Somerville (Drive-Thru) (same cost center as FC)	50 West End Ave		Somerville	NJ	08876	908-575-7300	Somerset

Fulton Bank	125	South Duke Street	860 South Duke St		Lancaster	PA	17602	717-291-2681	Lancaster

Fulton Bank	28	South End Shopping Center	1107 East Maryland Ave		Hagerstown	MD	21740	240-382-6381	Washington
Fulton Bank	054	South Plainfield	4900 Hadley Center Dr		South Plainfield	NJ	07080	908-561-9160	Middlesex

Fulton Bank	217	South Queen Street	2057 South Queen St		York	PA	17403	717-771-4319	York

Fulton Bank	180	Southampton	736 Street Rd		Southampton	PA	18966	215-322-5400	Bucks

Fulton Bank	296	Spring Garden	2133 Spring Garden St		Philadelphia	PA	19130	215-665-9363	Philadelphia

Fulton Bank	169	Spring Towne Center	2677A Shillington Rd		Sinking Spring	PA	19608	610-678-6881	Berks

Fulton Bank	228	Stony Point	9030 Stony Point Pkwy	Suite 150	Richmond	VA	23235	804-565-4400	Richmond City

Fulton Bank	097	Swedesboro	179 Kings Highway		Woolwich Township	NJ	08085	856-467-0505	Gloucester

Fulton Bank	251	Tilghman Street	4127 Tilghman St		Allentown	PA	18104	610-366-6400	Lehigh

Fulton Bank	201	Trindle Road	3344 Trindle Rd		Camp Hill	PA	17011	717-737-2937	Cumberland

Fulton Bank	143	Union Square	3821 Union Deposit Rd		Harrisburg	PA	17109	717-255-7670	Dauphin

Fulton Bank	286	University Place	4101 Market St	Suite 130	Philadelphia	PA	19104	215-252-9980	Philadelphia

Affiliate	Financial Center #	Financial Center	Address1	Address2	City	State	Zip	Phone	County

Fulton Bank	312	Voorhees	101 Laurel Oak Rd		Voorhees	NJ	08043	856-784-7097	Camden

Fulton Bank	184	Warminster	603 York Rd		Warminster	PA	18974	215-441-5200	Bucks

Fulton Bank	051	Warren	34 Mountain Blvd		Warren	NJ	07059	908-757-9444	Somerset

Fulton Bank	315	Washington Township	401 Ganttown Rd		Sewell	NJ	08080	856-589-0204	Gloucester

Fulton Bank	198	West Chester	116 West Market St		West Chester	PA	19382	610-918-8810	Chester

Fulton Bank	197	West Goshen	1201 West Chester Pike		West Chester	PA	19382	610-692-2614	Chester

Fulton Bank	027	West Side	830 West Franklin St		Hagerstown	MD	21740	301-791-8513	Washington

Fulton Bank	219	Westgate	1500 Kenneth Rd		York	PA	17408	717-771-4354	York

Fulton Bank	41	Westview Corner	5211 Presidents Ct		Frederick	MD	21703	301-228-2450	Frederick

Fulton Bank	083	Williamstown	315 South Black Horse Pike		Williamstown	NJ	08094	856-740-0996	Gloucester

Fulton Bank	136	Willow Valley	2430 Willow Street Pike		Lancaster	PA	17602	717-291-2536	Lancaster

Fulton Bank	250	Wind Gap	856 South Broadway		Wind Gap	PA	18091	610-863-7800	Northampton

Fulton Bank	057	Windsor	1386 US 130 & Main St		Windsor	NJ	08561	609-426-1000	Mercer
Fulton Bank	207	Womelsdorf	2400 Conrad Weiser Pkwy		Womelsdorf	PA	19567	610-589-4542	Berks

Fulton Bank	069	Woodbury	100 Park Ave		Woodbury	NJ	08096	856-845-0700	Gloucester

Fulton Bank	094	Woodstown	1 South Main St		Woodstown	NJ	08098	856-769-0040	Salem

Fulton Bank	303	Wynnewood	35 East Wynnewood Rd		Wynnewood	PA	19096	610-642-3549	Montgomery, PA

Fulton Bank	174	Wyomissing	2100 Van Reed Rd		West Lawn	PA	19609	610-376-4404	Berks

Fulton Bank	282	Yard 56	5715 Eastern Ave		Baltimore	MD	21224	410-843-2040	Baltimore (City)

Fulton Bank	179	Yardley	101 Floral Vale Blvd		Yardley	PA	19067	215-579-6100	Bucks

SCHEDULE II

Name	Street Address	City	County	State	Zip Code
Main Office Branch	19 Park Ave	Rutherford	Bergen	NJ	07070
Mahwah Branch	4 E Ramapo Ave	Mahwah	Bergen	NJ	07430
753 Ridge Road Branch	753 Ridge Rd	Lyndhurst	Bergen	NJ	07071
280 Union Ave Branch	280 Union Ave	Rutherford	Bergen	NJ	07070
250 West Passaic Branch	250 W Passaic St	Rochelle Park	Bergen	NJ	07662
319 Franklin Ave Branch	319 Franklin Ave	Wyckoff	Bergen	NJ	07481
Hillsdale Branch	440 Hillsdale Ave	Hillsdale	Bergen	NJ	07642
Glen Rock Branch	217 Rock Rd	Glen Rock	Bergen	NJ	07452
East Ridgewood Branch	235 E Ridgewood Ave	Ridgewood	Bergen	NJ	07450
Hackensack Branch	150 River St	Hackensack	Bergen	NJ	07601
Glen Ridge Branch	222 Ridgewood Ave	Glen Ridge	Essex	NJ	07028
Montgomery Street Branch	123 Montgomery St	Jersey City	Hudson	NJ	07302
Hoboken Branch	334 Washington St	Hoboken	Hudson	NJ	07030
Dunellen Branch	100 S Washington Ave	Dunellen	Middlesex	NJ	08812
60 Beaverbrook Road Branch	60 Beaverbrook Rd	Lincoln Park	Morris	NJ	07035
Florham Park Branch	209 Ridgedale Ave	Florham Park	Morris	NJ	07932
Montville Branch	448 Main Rd	Towaco	Morris	NJ	07082
Chatham Branch	453 Main St	Chatham	Morris	NJ	07928
Clifton Branch	102 Kingsland Rd	Clifton	Passaic	NJ	07014
Union Branch	1011b Morris Ave	Union	Union	NJ	07083

ANNEX B

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020 P 212 466-7800 | TF 800 635-6851 Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

November 23, 2025

Board of Directors

Blue Foundry Bancorp

19 Park Avenue

Rutherford, NJ 07070

Ladies and Gentlemen:

Blue Foundry Bancorp (“Company”) and Fulton Financial Corporation (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Parent with Parent as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than certain shares specified in the Agreement) shall become and be converted into the right to receive 0.650 (the “Exchange Ratio”) of a share of Parent Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 21, 2025; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary, Blue Foundry Bank, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent and its banking subsidiaries that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Company of a certain amount of Company Common Stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Company; (v) publicly available mean analyst net income estimates for Parent for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Parent for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards and the repurchase by Parent of a certain amount of shares of outstanding Parent Common Stock prior to Closing, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for credit losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Company for the years ending December 31, 2025 and December 31, 2026 with estimated annual long-term balance sheet and income statement growth assumptions for the fiscal years ending December 31, 2027 through December 31, 2029 and certain assumptions relating to the repurchase by Company of a certain amount of Company Common Stock in the quarter ending December 31, 2025 and the year ending December 31, 2026, as provided by the senior management of Company. In addition, Piper Sandler used publicly available mean analyst net income estimates for Parent for the quarter ending December 31, 2025 and the years ending December 31, 2026 and December 31, 2027 as well as an estimated long-term annual net income growth rate for the years ending December 31, 2028 and December 31, 2029 and estimated dividends per share for Parent for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards and the repurchase by Parent of a certain amount of shares of outstanding Parent Common Stock prior to Closing, as provided by the senior management of Parent. With respect to the foregoing information, the senior management of Company confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time, or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become due and payable to us upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler did not provide any other investment banking services to Company in the two years preceding the date hereof. In the two years preceding the date hereof, Piper Sandler provided investment banking services to Parent. In summary, Piper Sandler acted as financial advisor to Parent in connection with Parent’s acquisition of Republic First Bancorp, which transaction closed in April 2024 and for which Piper Sandler received approximately $4.0 million in compensation, as well as underwriter in connection with the offer and sale of Parent Common Stock in April 2024 for which Piper Sandler received approximately $7.3 million in compensation. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company and Parent for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement to be mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 1741 of the Pennsylvania Business Corporation Law (the “PBCL”), provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Article V of Fulton’s bylaws, provides that we, to the fullest extent permitted under law, will indemnify any person made, or threatened to be made, a party to or otherwise involved in (as a witness or otherwise) an action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether by or in right of Fulton or otherwise asserted) by reason of the fact that the person: (i) is or was a director or officer of Fulton or (ii) while a director or officer of Fulton Financial, either (A) serves or served as a director, officer, partner, member, trustee, employee or agent of any subsidiary of Fulton or other related enterprise at the request of Fulton or in connection with a related employee benefit plan of Fulton Financial, any subsidiary of Fulton or any such enterprise or (B) serves or served as a director, officer, partner, member, trustee, employee or agent of any other unrelated enterprise (including any charitable organization) in furtherance of the interests of, and at the specific written request of Fulton or in connection with a related employee plan of such enterprise. Fulton’s indemnification may include, but not be limited to any expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in defending or responding to any such pending or threatened action, suit or proceeding (including any incurred in connection with any actions brought by or in the right of Fulton).

Article V of Fulton’s bylaws, as amended, provides that it may purchase and maintain insurance providing indemnification for its directors and officers, among others. Fulton also maintains directors’ and officers’ insurance providing indemnification for its directors and officers for some liabilities.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Fulton’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article V of the bylaws of Fulton.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 24, 2025, by and between Fulton Financial Corporation and Blue Foundry Bancorp (attached as Annex A to the proxy statement/prospectus forming a part of this registration statement on Form S-4).*

3.1	Articles of Incorporation, as amended and restated, of Fulton Financial Corporation (incorporated by reference to Exhibit 3.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated June 24, 2011).

3.2	Bylaws, as amended and restated, of Fulton Financial Corporation (incorporated by reference to Exhibit 3.1 of Fulton Financial Corporation’s Current Report on Form 8-K, dated May 14, 2021).

3.3	Statement with Respect to Shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A of Fulton Financial Corporation, dated October 23, 2020, filed with the Pennsylvania Department of State (Incorporated by reference to Exhibit 3.1 of the Fulton Financial Corporation Current Report on Form 8-K filed on October 29, 2020).

3.4	Stock Certificate (Incorporated by reference as Exhibit 4.1 of Fulton Financial Corporation’s Registration Statement on Form S-4 filed on April 21, 2022).

4.1	Pursuant to paragraph (b)(4)(iii) of Item 601 Regulation S-K, Fulton Financial Corporation will furnish to the Securities and Exchange Commission upon request copies of long-term debt instruments.

5.1	Opinion of Holland & Knight LLP as to validity of the securities being registered.

8.1	Opinion of Holland & Knight LLP regarding certain U.S. income tax aspects of the merger.

8.2	Opinion of Luse Gorman, PC regarding certain U.S. income tax aspects of the merger.

21.1	Subsidiaries of Fulton Financial Corporation (incorporated by reference to Exhibit 21 of Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025).

23.1	Consent of KPMG LLP with respect to Fulton Financial Corporation

23.2	Consent of KPMG LLP with respect to Blue Foundry Bancorp

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.4	Consent of Holland & Knight LLP (included in Exhibit 8.1).

23.5	Consent of Luse Gorman, PC (included in Exhibit 8.2).

24.1+	Power of Attorney of Directors and Officers of Fulton Financial Corporation (included on the signature page to this registration statement on Form S-4).

99.1	Consent of Piper Sandler & Co.

99.2	Form of Proxy Card for Special Meeting of Blue Foundry Bancorp.

99.3	Voting Agreement, dated as of November 24, 2025, by and among Fulton Financial Corporation and the stockholders listed on Schedule A thereto (incorporated by reference to Exhibit 2.1 of Fulton Financial Corporation’s Current Report on Form 8-K, filed with the SEC on November 25, 2025).

107+	Filing Fee Table.

+	Previously filed.
*

Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Fulton hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that Fulton may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Fulton Financial Corporation, the registrant, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in Lancaster, Pennsylvania, on December 22, 2025.

FULTON FINANCIAL CORPORATION

By:	/s/ Curtis J. Myers
Curtis J. Myers, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on December 22, 2025.

Signature	Title

/s/ Curtis J. Myers Curtis J. Myers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Anthony L. Cossetti* Anthony L. Cossetti	Executive Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Richard S. Kraemer* Richard S. Kraemer	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jennifer Craighead Carey* Jennifer Craighead Carey	Director

/s/ Lisa Crutchfield* Lisa Crutchfield	Director

/s/ Denise L. Devine* Denise L. Devine	Director

/s/ George K. Martin* George K. Martin	Director

/s/ James R. Moxley III* James R. Moxley III	Director

/s/ Antoinette M. Pergolin* Antoinette M. Pergolin	Director

/s/ Michael F. Shirk* Michael F. Shirk	Director

Signature	Title

/s/ Scott A. Snyder* Scott A. Snyder	Director

/s/ Ronald H. Spair* Ronald H. Spair	Director

/s/ E. Philip Wenger* E. Philip Wenger	Director

*By:	/s/ Natasha Luddington
Attorney in Fact